As filed with the Securities and Exchange Commission on November 17, 2003
Registration No. 333-110017

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

EMC Corporation

(Exact name of registrant as specified in its charter)

Massachusetts	3572	04-2680009
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

176 South Street

Hopkinton, Massachusetts 01748
(508) 435-1000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Paul T. Dacier, Esq.

Senior Vice President and General Counsel
EMC Corporation
176 South Street
Hopkinton, Massachusetts 01748
(508) 435-1000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Margaret A. Brown, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Beacon Street Boston, Massachusetts 02108 Telephone: (617) 573-4800 Facsimile: (617) 573-4822	David J. Segre, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300 Facsimile: (650) 493-6811

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective time of this Registration Statement and the effective time of the merger of Elite Merger Corporation, a wholly-owned subsidiary of EMC Corporation, with and into Documentum, Inc.

         If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT/ PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OF WHICH THIS PROXY STATEMENT/ PROSPECTUS IS A PART IS EFFECTIVE. THIS PROXY STATEMENT/ PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THIS PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION.

Subject to completion

DOCUMENTUM, INC.

6801 Koll Center Parkway
Pleasanton, California 94566

Dear Stockholders of Documentum, Inc.:

      You are cordially invited to attend a Special Meeting of Stockholders of Documentum, Inc., which will be held on December 18, 2003 beginning at 10:00 a.m. local time at Documentum’s corporate headquarters, 6801 Koll Center Parkway, Pleasanton, California 94566. At the special meeting Documentum stockholders will be asked to approve and adopt the merger agreement that Documentum has entered into with EMC Corporation and Elite Merger Corporation, a wholly-owned subsidiary of EMC, pursuant to which Documentum will become a wholly-owned subsidiary of EMC.

      After careful consideration, the board of directors of Documentum has unanimously determined that the proposed merger is advisable, fair to and in the best interests of, Documentum and its stockholders and unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement and the merger. Under the merger agreement, you will receive 2.175 shares of EMC common stock for each share of Documentum common stock that you own. EMC common stock is listed on the New York Stock Exchange under the trading symbol “EMC,” and on November 14, 2003, EMC common stock closed at a price of $13.74 per share. Upon completion of the merger, Documentum stockholders will own approximately 4.6% of EMC’s outstanding common stock.

      Only stockholders who hold shares of Documentum common stock at the close of business on November 17, 2003 will be entitled to vote at the special meeting. Details of the business to be conducted at the special meeting are given in the attached Notice of Special Meeting of Stockholders and in the balance of this proxy statement/ prospectus. In particular, you should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 26 of the proxy statement/prospectus.

      It is important that your shares be represented and voted at the special meeting. Documentum cannot complete the proposed merger unless the merger is approved and the merger agreement is adopted by the affirmative vote of holders of a majority of the shares of Documentum common stock outstanding on the close of business on the record date. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly return the accompanying proxy in the enclosed postage paid envelope. Alternatively, you may vote your shares electronically through the internet at http://www.eproxyvote.com/dctm or by phone at (877) PRX-VOTE ((877) 779-8683). Returning the proxy or voting electronically does not deprive you of your right to attend our special meeting. If you decide to attend our special meeting and wish to change your proxy vote, you may do so by voting in person at the meeting.

      The proxy statement/ prospectus attached to this letter provides you with detailed information about the proposed merger and related matters and we encourage you to read it, including the annexes, carefully. If the merger is completed, you will be sent written instructions for exchanging your certificates of Documentum common stock for EMC common stock. Please do not send your certificates in until you have received these instructions.

      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Documentum. We look forward to seeing you at the special meeting.

Sincerely,

David G. DeWalt
President and Chief Executive Officer

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      This proxy statement/prospectus is dated November 18, 2003 and is first being mailed to Documentum stockholders on or about November 19, 2003.

DOCUMENTUM, INC.

6801 Koll Center Parkway
Pleasanton, California 94566

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On December 18, 2003

To the Stockholders of Documentum, Inc.:

      Notice Is Hereby Given that a Special Meeting of Stockholders of Documentum, Inc., a Delaware corporation, will be held on December 18, 2003, beginning at 10:00 a.m. local time at Documentum’s corporate headquarters, 6801 Koll Center Parkway, Pleasanton, CA 94566 for the purpose of considering and voting on the following matters:

1. To consider and vote upon a proposal to adopt the merger agreement by and among Documentum, EMC Corporation and Elite Merger Corporation, a wholly-owned subsidiary of EMC Corporation, and approve the merger pursuant thereto in which Documentum will become a wholly-owned subsidiary of EMC upon the conversion of each outstanding share of Documentum common stock into the right to receive 2.175 shares of EMC common stock; and

2. To act upon such other matters as may properly come before the special meeting or any postponement or adjournment thereof.

      The merger and the merger agreement are more fully described in the balance of this proxy statement/ prospectus accompanying and forming a part of this Notice. Please give your careful consideration to all of the information in this proxy statement/ prospectus. You should not send any certificates representing Documentum common stock with your proxy. As of the date of this notice, Documentum’s board of directors knows of no other business to be conducted at the special meeting.

      Documentum’s board of directors has fixed the close of business on November 17, 2003 as the record date for the determination of Documentum stockholders entitled to notice of, and to vote at, the special meeting and at any continuation, postponement or adjournment of the special meeting.

By Order of the Board of Directors

Sayed Darwish, Esq.
Vice President, General Counsel and Secretary

Pleasanton, California

November 18, 2003

      All Documentum stockholders are cordially invited to attend the special meeting. Whether or not you expect to attend the special meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible (a return addressed envelope, postage prepaid, is enclosed for this purpose) or vote electronically through the internet at http://www.eproxyvote.com/dctm or by phone at (877) PRX-VOTE ((877) 779-8683) in order to ensure your representation at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

ADDITIONAL INFORMATION

      This proxy statement/ prospectus incorporates important business and financial information about EMC Corporation and Documentum, Inc. from other documents that are not included in, or delivered with, the proxy statement/ prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/ prospectus by requesting them in writing, by telephone or over the internet from the appropriate company at one of the following addresses:

EMC Corporation Investor Relations 176 South Street Hopkinton, MA 01748 Tel: (508) 435-1000 email: emc ir@emc.com	Documentum, Inc. Investor Relations 6801 Koll Center Parkway Pleasanton, CA 94566 Tel: (925) 600-6800 email: inv.rel@documentum.com

      If you would like to request documents, the applicable company must receive their request by December 11, 2003 (which is five business days prior to the date of the special meeting) in order to ensure that you receive them prior to the special meeting.

      See “Where You Can Find More Information” that begins on page 80.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
ADDITIONAL INFORMATION
PROXY STATEMENT/PROSPECTUS TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS
The Companies
SUMMARY HISTORICAL FINANCIAL DATA
COMPARATIVE PER SHARE MARKET DATA
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
UNAUDITED COMPARATIVE PER SHARE DATA
RISK FACTORS
THE SPECIAL MEETING OF DOCUMENTUM STOCKHOLDERS
THE MERGER
THE MERGER AGREEMENT
COMPARISON OF RIGHTS OF EMC STOCKHOLDERS AND DOCUMENTUM STOCKHOLDERS
FUTURE STOCKHOLDER PROPOSALS
OTHER MATTERS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX
Ex-5.1 Opinion of Paul T. Dacier
Ex-23.5 Consent of PricewaterhouseCoopers LLP
Ex-23.6 Consent of KPMG LLP
Ex-23.7 Consent of PricewaterhouseCoopers San Jose
Ex-99.1 Form of Proxy of Documentum, Inc.

PROXY STATEMENT/ PROSPECTUS

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen in the merger?

A:	In the merger, the merger subsidiary, Elite Merger Corporation, which is a wholly-owned subsidiary of EMC, will merge with and into Documentum with Documentum continuing after the merger as the surviving corporation and a wholly-owned subsidiary of EMC.

Q:	As a holder of Documentum common stock, what will I receive in the merger?

A:	If the merger is completed, Documentum stockholders will receive 2.175 shares of EMC common stock for each share of Documentum common stock that they own. Documentum stockholders will receive a cash payment for any fractional share of EMC common stock to which they would otherwise be entitled. For example, a Documentum stockholder owning 100 shares of Documentum common stock will receive 217 shares of EMC common stock and a cash payment equal to the value of one half of one share of EMC common stock. Following the merger, Documentum stockholders are expected to own in the aggregate approximately 4.6% of the outstanding shares of EMC common stock.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage prepaid envelope or by voting electronically through the internet at http://www.eproxyvote.com/dctm or by phone at (877) PRX-VOTE ((877) 779-8683) as soon as possible so that your shares may be represented at the special meeting. You may also attend the special meeting and vote in person. If your shares are held in “street name” by your broker, you should follow the directions provided to you by your broker. Your broker will vote your shares only if you provide instructions on how you would like your shares to be voted.

Q:	What vote is required to approve and adopt the merger agreement and the merger?

A:	The affirmative vote of the majority of the outstanding shares of Documentum common stock as of the record date is required to approve and adopt the merger agreement and the merger.

Q:	What if I do not vote?

A:	It is very important for you to vote. If you do not submit a proxy or instruct your broker how to vote your shares, and you do not vote in person at the special meeting, the effect will be the same as if you voted “AGAINST” the approval and adoption of the merger agreement and the merger. If you submit a signed proxy without specifying the manner in which you would like your shares to be voted, your shares will be voted “FOR” the approval and adoption of the merger agreement and the merger. However, if your shares are held in “street name” and you do not instruct your broker how to vote your shares, your broker will leave your shares unvoted (a broker non-vote), which will have the same effect as voting against the approval and adoption of the merger agreement and the merger. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. This ensures that your shares will be voted at the special meeting.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may change your vote at any time before the vote takes place at the special meeting. To change your vote, you may either submit a later dated proxy card by mail, through the internet at http://www.eproxyvote.com/dctm or by telephone at (877) PRX-VOTE ((877) 779-8683), or send a written notice stating that you would like to revoke your proxy. You may also change your vote by attending the special meeting and voting in person. However, if you elect to vote in person at the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the meeting a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange Documentum stock certificates for shares of EMC common stock. Please do not send in your stock certificates with your proxy.

Q:	As a holder of options to purchase Documentum common stock, what will I receive in the merger?

A:	When the merger is completed, each outstanding Documentum stock option other than options granted under the Documentum 1995 Non-Employee Directors’ Stock Option Plan will be assumed by EMC and will be deemed to constitute an option to purchase that number of shares of EMC common stock equal to the product of 2.175, the exchange ratio, multiplied by the number of shares of Documentum common stock underlying the option, rounded down to the nearest whole share. The exercise price for each outstanding Documentum option will also be adjusted to give effect to the exchange ratio by dividing the exercise price per share of each such option by the exchange ratio and rounding up to the nearest whole cent. Each option granted under the Documentum 1995 Non-Employee Directors’ Stock Option Plan will, pursuant to the terms of the plan, accelerate immediately prior to the merger and, unless exercised, will be cancelled in the merger.

Q.	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We anticipate completing the merger shortly after the Documentum stockholders have approved the merger proposal. We currently anticipate that the merger will be completed in the last quarter of 2003.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card, you should contact our proxy solicitor, The Proxy Advisory Group of Strategic Stock Surveillance, LLC, at its toll free number, (866)657-8728.

SUMMARY OF THIS PROXY STATEMENT/ PROSPECTUS

      This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which we refer for a more complete understanding of the merger agreement and the merger. This summary and the balance of this proxy statement/prospectus contain forward-looking statements about events that are not certain to occur as described or at all, and you should not place undue reliance on those statements. Please carefully read “Cautionary Statement Regarding Forward-Looking Information” on page 83 of this proxy statement/prospectus.

The Companies

EMC Corporation

176 South Street
Hopkinton, Massachusetts 01748
Telephone: (508)435-1000
Facsimile: (508)497-6961
http://www.emc.com

      EMC Corporation and its subsidiaries design, manufacture, market and support a wide range of networked storage platforms, software and related services. EMC products and services are designed to enable organizations of all types and sizes to manage, protect and share their information in the most efficient and cost-effective manner possible.

      EMC Automated Networked Storage solutions unify storage networking technologies, systems and software to meet EMC’s customers’ storage requirements in Storage Area Network (SAN), Networked Attached Storage (NAS), Content Addressed Storage (CAS) and direct attached storage environments. These technologies enable EMC’s customers to manage many different types of information, including transactional, file-based and fixed-content data. As a result, EMC’s customers are able to reduce costs, improve business continuity, increase operational flexibility and productively manage their entire storage infrastructures.

      The customers for EMC’s products are located worldwide and represent a cross-section of industries and government agencies. EMC’s customers use EMC products and services in conjunction with a variety of computing platforms, storage systems and software applications that support key business processes, including transaction processing, enterprise resource planning, customer relationship management, data warehousing, electronic commerce and web hosting. EMC solutions enable customers to consolidate, network and generate value from their digital information across heterogeneous storage systems, switches, hubs, servers and software.

      Effective as of October 20, 2003, EMC acquired LEGATO Systems, Inc. LEGATO develops, markets and supports storage software products and services worldwide. LEGATO’s solutions protect and manage information, assure the availability of applications and provide immediate access to business-critical information in distributed open systems environments. Information management within an enterprise includes the protection, recovery and archiving of data, the management of performance and operation of applications, the optimization of storage devices and media including disk and tape, and the capture, organization and immediate access to content and messages. A subsidiary of LEGATO, OTG Software, Inc., is a provider of data management and collaboration solutions that virtualize storage for any type of data while providing easy and transparent access. EMC markets these products under the XtenderSolutions brand.

      EMC was incorporated in Massachusetts in 1979.

      You should not consider the information on EMC’s website to be a part of this proxy statement/prospectus.

Elite Merger Corporation

176 South Street
Hopkinton, Massachusetts 01748
Telephone: (508) 435-1000
Facsimile: (508) 497-6961

      Elite Merger Corporation is a Delaware corporation formed by EMC on October 10, 2003 for the sole purpose of effecting the merger. This is the only business of Elite Merger Corporation.

Documentum, Inc.

6801 Koll Center Parkway
Pleasanton, California 94566
Telephone: (925) 600-6800
Facsimile: (925) 600-6850
http://www.documentum.com

      With a single platform, Documentum enables people to collaboratively create, manage, deliver and archive unstructured content that drives critical business operations.

      Documentum provides enterprise content management (ECM) solutions that enable organizations to unite teams, content and associated business processes. Documentum’s integrated set of content, compliance and collaboration solutions support the way people work, from initial discussion and planning through design, production, marketing, sales, service and corporate administration. This business-critical content includes everything from documents and discussions to email, web pages, records and rich media. The Documentum platform makes it possible for companies to distribute all of this content in multiple languages, across internal and external systems, applications and user communities. As a result, Documentum’s customers are able to harness corporate knowledge, accelerate their time to market, increase customer satisfaction, enhance supply chain efficiencies and reduce operating costs, thereby improving their overall competitive advantage.

      Documentum was incorporated in Delaware in 1990.

      You should not consider the information on Documentum’s website to be a part of this proxy statement/prospectus.

The Merger (see page 33)

      Under the merger agreement, Elite Merger Corporation, a wholly-owned subsidiary of EMC, will merge with and into Documentum with Documentum surviving the merger as a wholly-owned subsidiary of EMC. The merger will result in each share of Documentum common stock being converted into 2.175 shares of EMC common stock. The merger agreement is attached to this proxy statement/prospectus as Annex A. Stockholders of Documentum are encouraged to carefully read the merger agreement in its entirety.

Recommendation of Documentum’s Board of Directors (see page 39)

      Documentum’s board of directors has unanimously determined that the merger is advisable, fair to and in the best interests of, Documentum’s stockholders and that Documentum enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and that the terms of the merger agreement, including the consideration to be paid to Documentum’s stockholders, are fair to and in the best interest of Documentum’s stockholders. Documentum’s board of directors unanimously recommends that Documentum’s stockholders vote “FOR” the merger proposal.

Opinion of Documentum’s Financial Advisor (see page 39)

      In connection with the proposed merger, Documentum’s financial advisor, Morgan Stanley & Co. Incorporated, delivered a written opinion to the Documentum board of directors as to the fairness, from a financial point of view, of the exchange ratio of 2.175 provided for in the merger agreement to the holders of shares of Documentum common stock. The full text of Morgan Stanley’s written opinion, dated October 13, 2003, is attached to this proxy statement/prospectus as Annex B. We encourage you to read the entire opinion carefully for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

Stockholder Vote Required (see page 30)

      The affirmative vote of the holders of a majority of the shares of Documentum common stock outstanding as of the record date is required to approve and adopt the merger agreement and the merger.

Interests of Documentum’s Directors and Officers in the Merger (see page 50)

      In addition to their interests as stockholders, some of the directors and officers of Documentum have interests in the merger that are different from, or in addition to, your interests. Options granted under the Documentum 1995 Non-Employee Directors’ Stock Option Plan (the “Directors Plan”) will, pursuant to the terms of the plan, accelerate immediately prior to the merger and may be exercised prior to the merger. In addition, certain officers of Documentum are eligible to receive certain retention payments and additional vesting credit for their options. These benefits are to be paid in connection with continued employment up to and following the merger and/or upon an individual’s termination of employment following the merger pursuant to retention agreements with Documentum entered into by the applicable officers in connection with the merger. Additionally, under specified circumstances, EMC will indemnify the officers and directors of Documentum for events occurring before the merger.

Completion and Effectiveness of the Merger (see page 53)

      The merger will be consummated when all of the conditions to the closing of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when EMC and Documentum cause a duly executed and delivered certificate of merger of the merger subsidiary and Documentum to be filed with the Secretary of State of the State of Delaware, which the parties believe will occur as soon as practicable after the stockholders of Documentum have approved the merger at the special meeting and all other conditions to the closing have been satisfied or waived in accordance with the merger agreement. EMC and Documentum currently anticipate that the merger will be completed in the last quarter of 2003.

Material U.S. Federal Income Tax Considerations (see page 54)

      EMC and Documentum intend that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for U.S. federal income tax purposes, in which case holders of Documentum common stock whose shares of Documentum common stock are exchanged in the merger for shares of EMC common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of EMC common stock.

      The discussion of material U.S. federal income tax consequences of the merger contained in this proxy statement/prospectus is intended to provide only a general summary and is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any foreign, state or local taxes. EMC and Documentum strongly urge each holder of

Documentum common stock to consult his or her tax advisor to determine the particular U.S. federal, state, or local or foreign income or other tax consequences to that stockholder of the merger.

      It is a condition to the completion of the merger that EMC receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP and Documentum receive a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither EMC nor Documentum intends to waive this closing condition; however, in the event that either EMC or Documentum waives receipt of such written opinion from its counsel, EMC and Documentum will amend and recirculate this proxy statement/prospectus to the Documentum stockholders and resolicit their proxies.

Accounting Treatment (see page 56)

      EMC will account for the merger under the purchase method of accounting for business combinations.

Regulatory Filings and Approvals (see page 56)

      The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the HSR Act). However, we are not permitted to complete the merger until the applicable waiting periods under the HSR Act have expired or been terminated. The Department of Justice or the Federal Trade Commission, as well as a state or a private person, may challenge the merger at any time before or after its completion. Antitrust filings and approvals are also required under the laws of other applicable jurisdictions, some of which prevent some transactions from being consummated until required information and materials are furnished to the relevant authorities and applicable waiting periods expire or approvals are obtained. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such approvals may be delayed or may not be obtained.

Dissenters’ and Appraisal Rights (see page 57)

      Under Delaware law, you are not entitled to exercise dissenters’ or appraisal rights as a result of the merger or to demand payment for your shares of Documentum common stock.

Risk Factors (see page 26)

      See “Risk Factors” for a discussion of certain factors you should carefully consider before deciding how to vote your shares of Documentum common stock at the special meeting.

No Solicitation by Documentum (see page 61)

      Except in connection with certain unsolicited third-party superior proposals, the merger agreement prohibits Documentum from soliciting, and prohibits Documentum from participating in discussions with third parties or taking other actions related to, alternative transactions to the transaction with EMC.

Treatment of Documentum Stock Options (see page 63)

      When the merger is completed, each outstanding Documentum stock option other than options granted under the Directors Plan will be assumed by EMC and will be deemed to constitute an option to purchase that number of shares of EMC common stock equal to the product of 2.175, the exchange ratio, multiplied by the number of shares of Documentum common stock underlying such option, rounded down to the nearest whole share. The exercise price for each outstanding Documentum option will also be adjusted to give effect to the exchange ratio by dividing the exercise price for such option by 2.175 and rounding up to the nearest whole cent. Options granted under the Directors Plan will accelerate and fully vest immediately prior to the effective time of the merger and, if not exercised prior to the merger, will be cancelled.

Conditions to Completion of the Merger (see page 64)

      The respective obligations of Documentum and EMC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of Documentum common stock;

•	all waiting periods under the HSR Act and the antitrust laws of other jurisdictions applicable to the consummation of the merger must have expired or been terminated, and any consents and approvals under antitrust laws of other jurisdictions applicable to the consummation of the merger must be received;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

•	no law, regulation or order shall be enacted or issued which has the effect of making the merger illegal;

•	no governmental action or proceeding shall be pending or threatened which has the effect of prohibiting or limiting EMC’s ownership of Documentum upon completion of the merger, except for actions or proceedings that would not reasonably be expected to result in a material adverse effect;

•	the shares of EMC common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•	each party must have received an opinion of counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Code.

      In addition, each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party set forth in the merger agreement must be true and correct without giving effect to any qualification as to materiality or material adverse effect, except where any failure to be true and correct would not have a material adverse effect on such other party, in each case as of the date of the merger agreement and as of the date the merger is to be completed; and

•	the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement.

Termination of the Merger Agreement (see page 66)

      EMC and Documentum can mutually agree to terminate the merger agreement without completing the merger. In addition, EMC and Documentum can each terminate the merger agreement under certain circumstances as set forth in the merger agreement and summarized below in this proxy statement/ prospectus.

Termination Fee and Expenses (see page 67)

      If the merger agreement is terminated, Documentum would be required, under certain circumstances generally involving the acquisition of Documentum by another company, to pay EMC a termination fee equal to $55,000,000.

      EMC and Documentum, in general, will bear their own expenses in connection with the merger. However, Documentum has agreed to reimburse EMC for its reasonable expenses in connection with the merger, up to $2,500,000, including reasonable fees and expenses of EMC’s attorneys, accountants and financial advisors, if the merger agreement is terminated under certain circumstances, and EMC has agreed to reimburse Documentum for its reasonable expenses in connection with the merger, up to $2,500,000, including reasonable fees and expenses of Documentum’s accountants and financial advisors, if the merger agreement is terminated under certain other circumstances, in each case, as set forth in the merger agreement and described below in this proxy statement/prospectus.

Retention Arrangements (see page 50)

      Approximately 100 employees of Documentum (including senior executives of Documentum) have entered into or will be eligible to receive retention benefits pursuant to a retention plan adopted by Documentum in connection with the merger. The receipt by the participants of benefits under these retention agreements is conditioned upon the occurrence of the merger. In addition, the retention agreements provide for the waiver by the officers of Documentum of their participation in the Documentum Change in Control Benefit Plan, pursuant to which the officers might otherwise have been entitled to benefits in connection with the merger.

SUMMARY HISTORICAL FINANCIAL DATA

      The following tables present summary historical financial data of EMC, summary historical financial data of LEGATO, which EMC acquired on October 20, 2003, and summary historical financial data of Documentum.

      The summary historical financial data of EMC has been derived from the audited historical consolidated financial statements and related notes of EMC for each of the fiscal years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements for the nine months ended September 30, 2003 and September 30, 2002. The summary historical financial data of LEGATO has been derived from the audited historical consolidated financial statements and related notes of LEGATO for each of the years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements for the nine months ended September 30, 2002; the summary historical financial data of LEGATO for the nine months ended September 30, 2003 has been derived from the unaudited consolidated financial statements of LEGATO for the six months ended June 30, 2003 and from information provided by LEGATO for the three months ended September 30, 2003. The summary historical financial data of Documentum has been derived from the audited historical consolidated financial statements and related notes of Documentum for each of the years in the five-year period ended December 31, 2002 and the unaudited consolidated financial statements for the nine months ended September 30, 2003 and September 30, 2002. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for EMC, LEGATO and Documentum, as well as the financial statements included in LEGATO’s Current Report on Form 8-K dated July 24, 2003, which have been incorporated by reference into this proxy statement/prospectus.

EMC CORPORATION(1)

(in thousands, except per share amounts)

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002	2001	2000	1999	1998	2003	2002

Summary of Operations:
Revenue	$5,438,352	$7,090,633	$8,872,816	$6,715,610	$5,436,158	$4,374,298	$3,948,954
Operating income (loss)(2)	(493,831)	(697,841)	2,256,903	1,241,094	834,267	193,198	(351,346)
Net income (loss)(2)	(118,706)	(507,712)	1,782,075	1,010,570	653,978	276,011	(54,790)
Net income (loss) per weighted average share, basic(2)(3)	$(0.05)	$(0.23)	$0.82	$0.49	$0.32	$0.13	$(0.02)
Net income (loss) per weighted average share, diluted(2)(3)	$(0.05)	$(0.23)	$0.79	$0.46	$0.30	$0.12	$(0.02)
Weighted average shares, basic(3)	2,206,294	2,211,273	2,164,180	2,061,101	2,030,742	2,186,679	2,210,956
Weighted average shares, diluted(3)	2,206,294	2,211,273	2,245,203	2,219,065	2,188,430	2,208,230	2,210,956
Balance Sheet Data:
Working capital	$2,175,598	$2,743,828	$3,986,404	$2,922,481	$2,825,000	$2,027,056	$2,001,622
Total assets	9,590,447	9,889,635	10,537,799	7,064,701	5,600,459	10,055,668	9,673,406
Long-term obligations(4)	6,963	17,202	14,457	686,609	751,646	2,831	8,151
Stockholders’ equity	$7,226,002	$7,600,820	$8,177,209	$4,951,786	$3,728,990	$7,457,990	$7,434,160

(1)	The summary historical financial data for all periods presented include the effects of the acquisition of Data General on October 12, 1999, which was accounted for as a pooling-of-interests.

(2)	For the year ended December 31, 2002, EMC incurred net restructuring costs and other special items totaling approximately $100.0 million pre-tax ($82.0 million after-tax). The pre-tax amounts consist of $91.0 million included in operating loss and $9.0 million included in other expense, net. For the year ended December 31, 2001, EMC incurred restructuring costs and other special charges totaling approximately $825.0 million pre-tax ($675.0 million after-tax). The pre-tax amounts consist of $719.0 million included in operating loss and $106.0 million included in other expense, net. For the year ended December 31, 1999, EMC incurred restructuring, merger and other special charges totaling approximately $224.0 million pre-tax ($170.0 million after-tax). All pre-tax amounts were included in operating income. For the year ended December 31, 1998, EMC incurred restructuring, merger and other special charges totaling approximately $135.0 million (pre and after-tax), all of which were included in operating income. For the nine months ended September 30, 2003, EMC incurred restructuring costs and other special charges totaling approximately $26.0 million pre-tax ($18.0 million after-tax). All pre-tax amounts were included in operating income. For the nine months ended September 30, 2002, EMC recognized a reduction in its restructuring and other special charges totaling approximately $58.0 million pre-tax ($35.0 million after-tax). All pre-tax amounts were included in operating income. See Note C to EMC’s Consolidated Financial Statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(3)	All share and per share amounts have been restated to reflect the stock splits effective May 28, 1999 and June 2, 2000 for all periods presented.

(4)	Includes long-term debt and capital leases, excluding current portion.

LEGATO Systems, Inc.

(in thousands, except per share amounts)

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002	2001	2000	1999	1998(3)	2003(4)	2002

Summary of Operations:
Revenue	$261,894	$242,601	$231,395	$228,567	$167,907	$230,847	$185,276
Gross profit	207,581	188,168	183,784	195,789	142,657	189,451	144,826
Income (loss) from operations	(153,639)	(124,713)	(51,413)	2,991	27,815	(7,469)	(139,776)
Net income (loss)(1)	(228,763)	(81,495)	(35,249)	2,704	19,869	(8,808)	(218,754)
Net income (loss) per weighted average share, basic (2)	(2.16)	(0.92)	(0.41)	0.03	0.26	(0.08)	(2.13)
Net income (loss) per weighted average share, diluted (2)	(2.16)	(0.92)	(0.41)	0.03	0.24	(0.08)	(2.13)
Balance Sheet Data:
Cash, cash equivalents and investments	$70,044	$145,695	$165,145	$169,928	$125,972	$52,287	$45,318
Working capital (deficiencies)	(20,082)	167,281	161,762	152,514	119,717	(614)	(18,918)
Total assets	479,716	355,261	414,864	422,894	207,224	448,419	464,695
Stockholders’ equity	327,794	259,959	322,334	337,745	158,529	330,696	335,127

(1)	Net loss for the year ended December 31, 2002 includes a provision for a valuation allowance against net deferred tax assets of $124.3 million, a litigation settlement charge of $67.0 million, restructuring charges of $11.7 million and a write-off of in-process research and development of $33.2 million. Net loss for the year ended December 31, 2001 includes restructuring charges of $9.4 million and impairment of intangible of $48.9 million. Net loss for the nine months ended September 30, 2003 includes restructuring charges of $3.5 million. Net loss for the nine months ended September 30, 2002 includes a provision for a valuation allowance against net deferred tax assets of $119.2 million, a litigation settlement charge of $67.0 million and a write-off of in-process research and development of $33.2 million.

(2)	See Note 2 of Notes to Consolidated Financial Statements contained in LEGATO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(3)	The summary historical financial data for the year-ended December 31, 1998 was derived by combining LEGATO’s financial data for the year ended December 31, 1998 with FullTime’s financial data for the twelve-months ended December 31, 1998. The acquisition of FullTime was accounted for as a pooling-of-interests.

(4)	The summary historical financial data for the nine months ended September 30, 2003 is derived from LEGATO’s unaudited consolidated financial statements for the six months ended June 30, 2003 set forth in LEGATO’s quarterly report on Form 10-Q and from financial information provided by LEGATO for the three months ended September 30, 2003. See Notes to Unaudited Pro Forma Condensed Combined Financial Information in this proxy statement/prospectus.

Documentum, Inc.

(in thousands, except per share amounts)

						Nine Months Ended
	Year Ended December 31,					September 30,

	2002	2001	2000	1999	1998	2003	2002

Summary of Operations:
Revenue	$226,907	$188,007	$199,337	$127,964	$123,829	$208,680	$160,897
Gross profit	165,726	129,632	151,244	90,349	93,966	149,343	117,142
Income (loss) from operations	510	(37,081)	8,022	(16,518)	(21,688)	(6,274)	(351)
Net income (loss)(1)	(1,244)	(38,293)	8,739	(8,412)	(23,524)	(3,503)	(158)
Net income (loss) per basic common share(2)(3)	(0.03)	(1.01)	0.25	(0.25)	(0.73)	(0.07)	—
Net income (loss) per diluted common share(2)(3)	(0.03)	(1.01)	0.22	(0.25)	(0.73)	(0.07)	—
Balance Sheet Data:
Cash, cash equivalents and investments(4)	$253,125	$86,262	$103,135	$82,544	$100,443	$283,314	$234,187
Working capital(4)	217,870	80,464	105,041	76,760	97,544	263,822	169,587
Total assets(4)	492,109	215,890	218,460	169,002	156,195	505,967	353,017
Convertible subordinated debt	125,000	—	—	—	—	125,000	125,000
Stockholders’ equity	255,235	138,931	149,290	110,979	116,813	276,189	152,275

(1)	Net loss for the year ended December 31, 2002 includes amortization of non-technology related intangibles of $0.4 million, restructuring charges of $1.0 million and a write-off of in-process research and development of $4.7 million. Net loss for the year ended December 31, 2001 includes restructuring charges of $6.3 million and permanent impairment of investment of $2.0 million. Net loss for the year ended December 31, 1998 includes a write off of in-process research and development of $34.6 million and acquisition related costs of $2.2 million. Net loss for the nine months ended September 30, 2003 includes restructuring charges of $12.0 million. Net loss for the nine months ended September 30, 2002 includes restructuring charges of $1.0 million.

(2)	See Note 2 and 10 of Notes to Consolidated Financial Statements contained in Documentum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for an explanation of shares used in computing net income (loss) per basic and diluted shares.

(3)	For comparative purposes, the earnings per share results and shares used to calculate such results for all periods have been revised to reflect a two-for-one stock split that occurred on November 14, 2000.

(4)	Certain prior year balances have been reclassified to conform to current period presentation.

COMPARATIVE PER SHARE MARKET DATA

      Shares of EMC common stock are traded on the New York Stock Exchange under the symbol “EMC” and shares of Documentum common stock are traded on the Nasdaq National Market under the symbol “DCTM.” The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of EMC and Documentum common stock, respectively, as adjusted for all stock splits, as reported on the New York Stock Exchange and the Nasdaq National Market.

	EMC		Documentum

	High	Low	High	Low

2001:
First Quarter	$81.75	$28.15	$55.75	$9.75
Second Quarter	$45.90	$25.10	$18.49	$5.88
Third Quarter	$31.95	$10.30	$16.75	$7.86
Fourth Quarter	$18.50	$10.66	$22.39	$8.30
2002:
First Quarter	$17.97	$10.60	$27.18	$17.25
Second Quarter	$12.25	$5.90	$25.40	$8.67
Third Quarter	$9.40	$4.45	$17.00	$10.07
Fourth Quarter	$7.70	$3.67	$20.15	$9.55
2003:
First Quarter	$8.59	$5.98	$18.84	$12.00
Second Quarter	$11.45	$7.19	$23.40	$12.90
Third Quarter	$13.96	$9.61	$23.10	$15.55
Fourth Quarter (through November 14, 2003)	$14.66	$12.60	$30.78	$20.88

      The following table sets forth the closing sales prices of the common stock of EMC and Documentum on the last trading day before the public announcement of the execution and delivery of the merger agreement, the first trading day following completion of the acquisition of LEGATO by EMC, a recent date prior to the mailing of this proxy statement/prospectus and on a pro forma equivalent share basis which is based on the closing price for shares of EMC common stock multiplied by 2.175, the exchange ratio.

			Pro Forma
	EMC	Documentum	Equivalent

Closing price on October 13, 2003	$14.45	$24.42	$31.43
Closing price on October 21, 2003	$13.50	$28.95	$29.36
Closing price on November 14, 2003	$13.74	$29.61	$29.88

      Because the market price of EMC common stock that you will receive in connection with the acquisition of Documentum may increase or decrease before the vote on the merger agreement at the special meeting, you are urged to obtain current market quotations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      The statements contained in this section may be deemed to be forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements are typically identified by the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and similar expressions. These forward-looking statements are based largely on management’s expectations and are subject to a number of uncertainties. Actual results could differ materially from these forward-looking statements. Neither EMC nor Documentum undertake any obligation to update publicly or revise any forward-looking statements. For a more complete discussion of the risks and uncertainties which may affect such forward-looking statements, please refer to the section entitled “Cautionary Statement Concerning Forward-Looking Statements” on page 83.

      On October 20, 2003, EMC completed the acquisition of LEGATO. The unaudited pro forma condensed combined financial information gives effect to the acquisition of both Documentum and LEGATO by EMC (collectively, the “transactions”). For purposes of the statements of operations, the pro forma financial information is presented based upon the transactions occurring as of January 1, 2002. For purposes of the balance sheet, the pro forma financial information is presented based upon the transactions occurring as of September 30, 2003.

      Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets of an acquired entity based on their fair values as of the consummation of the transaction. A final determination of these fair values will include management’s consideration of a final valuation prepared by an independent valuation specialist. This final valuation will be based on the actual net tangible and intangible assets of the acquired entity that exist as of the date of the transaction.

      Upon the closing of the transactions, EMC may incur integration related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned with Documentum or LEGATO and would be expensed if these costs relate to facilities or workforce previously aligned with EMC.

      Because this unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates of fair values and does not include liabilities as discussed above, the actual amounts recorded as of the completion of the transactions may differ materially from the information presented in this unaudited pro forma condensed combined financial information. In addition to the receipt of the final valuation, the impact of ongoing integration activities, the timing of completion of the transaction and other changes in Documentum’s and LEGATO’s net tangible and intangible assets that occur prior to completion of the transaction could cause material differences in the information presented.

      The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of EMC, Documentum and LEGATO incorporated by reference into this proxy statement/prospectus and the summary historical financial data included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the consolidated results of operations or financial condition of EMC that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of EMC.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2003
(Unaudited)
(In thousands, except per share amounts)

	Historical
				Pro Forma		Pro Forma
	EMC	LEGATO	Documentum	Adjustments		Combined

Revenue:
Net sales	$3,321,700	$107,332	$103,125	$—		$3,532,157
Services	1,052,598	123,515	105,555	—		1,281,668

	4,374,298	230,847	208,680	—		4,813,825
Costs and expenses:
Cost of sales	1,932,660	6,028	15,137	16,190	(5)	1,981,573
				11,558	(22)
Cost of services	524,618	35,368	44,200	2,501	(4)	609,297
				2,272	(21)
				338	(37)
Research and development	530,060	55,582	34,479	3,350	(4)	625,912
				1,935	(21)
				506	(37)
Selling, general and administrative	1,167,977	129,710	107,338	5,859	(4)	1,443,867
				7,887	(5)
				4,906	(21)
				14,768	(22)
				5,422	(37)
Restructuring and other special charges	25,785	3,543	12,024	—		41,352
Amortization of acquired intangibles	—	8,085	1,776	(8,085	)(3)	—
				(1,776	)(20)

	4,181,100	238,316	214,954	67,631		4,702,001

Operating income (loss)	193,198	(7,469)	(6,274)	(67,631)		111,824
Investment income	149,796	—	4,020	(405	)(6)	152,736
				(675	)(23)
Interest expense	(2,711)	—	(4,793)	287	(24)	(7,217)
Other expense, net	(9,826)	(310)	(393)	—		(10,529)

Income (loss) before taxes	330,457	(7,779)	(7,440)	(68,424)		246,814
Income tax provision (benefit)	54,446	1,029	(3,937)	(7,474	)(8)	29,795
				(14,269	)(25)

Net income (loss)	$276,011	$(8,808)	$(3,503)	$(46,681)		$217,019

Net income (loss) per weighted average share, basic	$0.13	$(0.08)	$(0.07)			$0.09

Net income (loss) per weighted average share, diluted	$0.12	$(0.08)	$(0.07)			$0.09

Weighted average shares, basic	2,186,679	117,090	49,143			2,404,037	(9)(26)

Weighted average shares, diluted	2,208,230	117,090	49,143			2,440,888	(9)(26)

See accompanying notes to unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2002
(Unaudited)
(In thousands, except per share amounts)

	Historical
						Pro Forma		Pro Forma
	EMC	LEGATO	OTG(1)	Documentum	eRoom(19)	Adjustments		Combined

Revenue:
Net sales	$4,219,156	$132,501	$6,715	$117,074	$18,751	$194	(2)	$4,494,391
Services	1,219,196	129,393	8,395	109,833	15,398	(1,083	)(2)	1,481,132

	5,438,352	261,894	15,110	226,907	34,149	(889)		5,975,523
Costs and expenses:
Cost of sales	2,614,482	9,524	2,817	10,200	1,036	22,032	(5)	2,674,980
						(521	)(3)
						15,410	(22)
Cost of services	705,028	44,789	3,192	50,981	5,255	3,523	(4)	818,403
						5,241	(21)
						394	(37)
Research and development	781,457	69,243	8,559	37,959	6,645	4,580	(4)	914,153
						4,694	(21)
						1,016	(37)
Selling, general and administrative	1,680,814	171,040	27,970	121,060	23,070	8,466	(4)	2,076,193
						6,480	(5)
						(71	)(2)
						11,632	(21)
						19,690	(22)
						(330)	(36)
						6,372	(37)
Restructuring and other special charges	150,402	11,749	—	1,043	—	—		163,194
Amortization of acquired intangibles	—	8,988	75	429	—	(9,063	)(3)	—
						(429	)(20)
Litigation settlement	—	67,000	—	—	—	—		67,000
In-process research and development	—	33,200	—	4,725	—	—		37,925

	5,932,183	415,533	42,613	226,397	36,006	99,116		6,751,848

Operating income (loss)	(493,831)	(153,639)	(27,503)	510	(1,857)	(100,005)		(776,325)
Investment income	256,153	—	—	5,809	—	(558	)(6)	260,474
						(930	)(23)
Interest expense	(11,415)	—	—	(5,639)	—	288	(24)	(16,766)
Other income (expense), net	(47,394)	2,615	122	(443)	170	(1,305	)(7)	(46,235)

Income (loss) before taxes	(296,487)	(151,024)	(27,381)	237	(1,687)	(102,510)		(578,852)
Income tax provision (benefit)	(177,781)	77,739	(1,280)	1,481	—	(10,019	)(8)	(131,958)
						(22,098	)(25)

Net loss	$(118,706)	$(228,763)	$(26,101)	$(1,244)	$(1,687)	$(70,393)		$(446,894)

Net loss per weighted average share, basic	$(0.05)	$(2.16)		$(0.03)				$(0.18)

Net loss per weighted average share, diluted	$(0.05)	$(2.16)		$(0.03)				$(0.18)

Weighted average shares, basic	2,206,294	106,077		40,145				2,423,652	(9)(26)

Weighted average shares, diluted	2,206,294	106,077		40,145				2,423,652	(9)(26)

See accompanying notes to unaudited pro forma condensed combined financial information.

PRO FORMA CONDENSED COMBINED BALANCE SHEET

September 30, 2003
(Unaudited)
(In thousands)

	Historical
				Pro Forma		Pro Forma
	EMC	LEGATO	Documentum	Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$1,606,769	$52,287	$111,625	$(18,000	)(15)	$1,722,681
				(30,000	)(32)
Short-term investments	1,007,053	—	171,689	—		1,178,742
Accounts and notes receivable	722,334	51,159	51,225	—		824,718
Inventories	525,763	—	—	—		525,763
Deferred income taxes	238,572	—	—	—		238,572
Other current assets	105,544	10,072	27,428	—		143,044

Total current assets	4,206,035	113,518	361,967	(48,000)		4,633,520
Long-term investments	3,577,585	—	—	—		3,577,585
Property, plant and equipment, net	1,564,999	37,122	18,488	—		1,620,609
Goodwill, net	217,130	270,709	90,145	1,010,453	(10)	2,664,597
				1,437,014	(27)
				(270,709	)(11)
				(90,145	)(28)
Intangible and other assets, net	437,086	27,070	35,367	161,000	(10)	869,656
				(22,501	)(11)
				251,000	(27)
				(15,136	)(28)
				(4,230	)(17)
Deferred income taxes	52,833	—	—	78,000	(12)	58,748
				(72,085	)(29)

Total assets	$10,055,668	$448,419	$505,967	$2,414,661		$13,424,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$2,178,979	$114,132	$98,145	$(6,346	)(18)	$2,380,421
				(4,489	)(34)
Deferred revenue—non-current	351,851	3,591	—	(359	)(18)	355,083
Long-term convertible debt	—	—	125,000	1,366	(35)	126,366
Other non-current liabilities	66,848	—	6,633	—		73,481
Stockholders’ equity:
Common stock and additional paid-in capital	3,685,552	637,256	337,573	694,534	(13)	6,838,967
				1,454,168	(30)
				29,884	(35)
Retained earnings (accumulated deficit)	4,346,060	(308,247)	(61,817)	308,247	(13)	4,298,060
				(21,000	)(16)
				61,817	(30)
				(27,000	)(33)
Deferred compensation	(4,381)	(207)	(3,446)	207	(13)	(78,422)
				3,446	(30)
				(39,376	)(14)
				(34,665	)(31)
Accumulated other comprehensive income (loss)	(87,613)	1,894	3,879	(1,894	)(13)	(87,613)
				(3,879	)(30)
Treasury stock, at cost	(481,628)	—	—	—		(481,628)

Total stockholders’ equity	7,457,990	330,696	276,189	2,424,489		10,489,364

Total liabilities and stockholders’ equity	$10,055,668	$448,419	$505,967	$2,414,661		$13,424,715

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      On October 20, 2003, EMC completed the acquisition of LEGATO. For purposes of the unaudited pro forma condensed combined financial information, the acquisition of both LEGATO and Documentum are presented. In 2002, LEGATO acquired OTG Software, Inc. In 2002, Documentum acquired eRoom Technology, Inc. The unaudited pro forma condensed combined financial information gives effect to these acquisitions.

      The financial information for the nine months ended September 30, 2003 for EMC and Documentum is derived from the quarterly reports of Form 10-Q for each of EMC and Documentum for the period ended September 30, 2003. The financial information for LEGATO for the nine months ended September 30, 2003 is derived from LEGATO’s quarterly report on Form 10-Q for the period ended June 30, 2003 and from the following information provided by LEGATO for the three months ended September 30, 2003 (in thousands, except per share amounts):

Three Months
Ended
September 30,
2003

Revenue:
Product	$38,099
Service and support	42,109

Total revenue	80,208

Cost of revenue:
Product	2,050
Service and support	11,840

Total cost of revenue	13,890

Gross profit	66,318

Operating expenses:
Selling, general and administrative	46,942
Research and development	18,456
Amortization of intangibles	2,695

Total operating expenses	68,093

Loss from operations	(1,775)
Interest and other income, net	587

Loss before taxes	(1,188)
Income tax provision	618

Net loss	$(1,806)

Net loss per weighted average share, basic and diluted	$(0.02)

Weighted average shares, basic and diluted	118,064

      The following are the pro forma adjustments pertaining to the acquisition of LEGATO.

(1)	On May 14, 2002, LEGATO acquired all the outstanding common stock of OTG Software, Inc. OTG provided data management and collaboration solutions that virtualize storage for any type of data, including files, messages and databases. The pro forma condensed combined financial information gives effect to LEGATO’s acquisition of OTG as if it were effective January 1, 2002.

(2)	Represents adjustments to conform OTG’s accounting policies to LEGATO’s accounting policies.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

(3)	Represents the reversal of intangible amortization expense resulting from acquisitions consummated by LEGATO or OTG.

(4)	Represents the amortization of deferred stock option compensation expense for unvested stock options exchanged in the acquisition of LEGATO by EMC. The deferred compensation is being amortized over the remaining vesting period of the assumed options. The amortization expense has been recorded in the expense category associated with the payroll classification of the grantee.

(5)	Represents the amortization of intangible assets established as part of the purchase price allocation in connection with the acquisition of LEGATO. Intangible assets are amortized based upon the pattern in which the economic benefits of the intangible assets are consumed over the following number of years:

Customer relationships	8 years
Developed technology	5 years
Tradenames and trademarks	5 years
Non-competition agreements	2 years

(6)	Represents the reduction in investment income resulting from cash payments for estimated transaction fees incurred in connection with EMC’s acquisition of LEGATO.

(7)	LEGATO’s acquisition of OTG was paid through a combination of the issuance of both LEGATO’s common stock and cash. The adjustment represents the reduction in investment income had the cash payments been made as of January 1, 2002.

(8)	Represents the pro forma tax effect of the acquisition of LEGATO based upon the statutory income tax rate.

(9)	The unaudited pro forma condensed combined financial information gives effect to the issuance of EMC common stock, based upon an exchange ratio of 0.9 of a share of EMC common stock for each outstanding share of LEGATO common stock. The average market price per share of EMC common stock of $11.18 is based on an average of the closing prices for a range of trading days (July 3, 2003 through July 10, 2003) around the announcement date (July 8, 2003) of the transaction. Stock options of LEGATO were also exchanged based upon the same exchange ratio. The calculation of the average basic weighted shares gives effect to the elimination of LEGATO’s outstanding shares and the issuance of shares of EMC’s common stock in the transaction. The calculation of the average diluted weighted shares gives effect to the elimination of LEGATO’s outstanding shares, the issuance of shares of EMC’s common stock in the transaction and the dilutive effect of the EMC stock options issued in exchange for LEGATO’s stock options.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

(10)	The following represents a preliminary estimate of the purchase price of the LEGATO transaction (dollar amounts in the table are in thousands, except per share amounts):

EMC average market price per share	$11.18
Exchange ratio	.90

Equivalent per share consideration	$10.06
Shares of common stock of LEGATO outstanding not owned by EMC	118,317

Fair market value of EMC common stock issued	1,190,269
EMC’s pre-existing investment in LEGATO	4,230
Fair value of LEGATO stock options	141,521
Estimated transaction costs	18,000

Total purchase price	$1,354,020

The average market price per share of EMC common stock of $11.18 is based on an average of the closing prices for a range of trading days (July 3, 2003 through July 10, 2003) around the announcement date (July 8, 2003) of the LEGATO transaction.

The fair value of the LEGATO’s stock options issued was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $10.06, volatility of 60%; risk-free interest rate ranging from 1.2% to 3.41%; and an expected life ranging from one to seven years.

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of September 30, 2003 (table in thousands):

Cash and equivalents	$52,287
Accounts and notes receivable	51,159
Other current assets	10,072
Property, plant and equipment	37,122
Intangible assets:
Customer relationships	86,000
Developed technology	71,000
Tradenames and trademarks	3,000
Non-competition agreements	1,000

Total intangible assets	161,000
Goodwill	1,010,453
Other non-current assets	4,569
In-process research and development	21,000
Deferred compensation	39,376
Deferred income taxes	78,000
Current liabilities	(107,786)
Deferred revenue non-current	(3,232)

Total	$1,354,020

The total estimated purchase price is allocated to the net tangible and intangible assets of LEGATO based on their fair values as of the completion of the transaction. Independent valuation specialists will conduct a valuation in order to assist management of EMC in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in the unaudited pro forma condensed combined financial information. A final determination of these fair values will include management’s consideration

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of LEGATO that exist as of the date of completion of the transaction.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the merger, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $21.0 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as a charge against income in the period the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction and completion of an appraisal. For every incremental $1.0 million increase to the amount allocated to in-process research and development expense, there will be a $1.0 million decrease to net income. Additionally, goodwill and retained earnings will also each decrease by $1.0 million.

Consideration allocated to other intangible assets will be amortized over the asset’s estimated useful life. Assuming a useful life of five years, straight-line amortization and a domestic tax rate of 38%, for every additional $5.0 million allocated to intangible assets, the net income would be reduced annually by $620,000. The amount of intangible assets, estimated useful life and amortization methodology are subject to the completion of an appraisal. Additionally, for every additional $5.0 million allocated to intangible assets, goodwill will decrease by $3.1 million, intangible assets will increase by $5.0 million and non-current deferred income tax assets will decrease by $1.9 million.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from the transaction is not amortized, but will be subject to an impairment test at least annually (more frequently if certain indicators are present). In the event that goodwill is impaired, EMC will incur an impairment charge for the amount of impairment during the fiscal quarter in which the determination is made that goodwill is impaired.

In connection with the closing of the transaction, EMC has and will incur integration related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned to LEGATO and would be expensed if these costs relate to facilities or workforce previously aligned with EMC.

The amount allocated to deferred income taxes consists of $135.0 million of a deferred tax asset and $57.0 million of a deferred tax liability. The deferred tax asset represents a portion of LEGATO’s deferred tax assets that had been offset by a valuation allowance in LEGATO’s historic financial statements. EMC believes that this portion of LEGATO’s deferred tax assets will be realized post acquisition. The deferred tax liability represents the tax effect of the book and tax basis differences attributable to the fair value adjustments.

(11)	Represents the reversal of LEGATO’s goodwill and other intangible assets recorded in connection with previous acquisitions.

(12)	Represents the establishment of deferred income taxes associated with the intangible assets acquired, reversal of deferred income taxes previously established by LEGATO in connection

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

with its acquisitions and the allocation of the purchase price to LEGATO’s deferred tax assets. LEGATO’s deferred tax assets had been offset by a valuation allowance in the historic financial statements of LEGATO.

(13)	Represents the elimination of LEGATO’s equity accounts and the issuance of the consideration paid in the transaction.

(14)	Represents deferred compensation associated with the intrinsic value of unvested stock options exchanged in the LEGATO transaction. The amount of the deferred compensation was based on the portion of the intrinsic value of the EMC stock options issued that relates to the future vesting period.

(15)	Represents the payment for the estimated transaction costs incurred to consummate the LEGATO transaction.

(16)	Represents the expensing of the preliminary estimate of in-process research and development associated with the LEGATO transaction. Due to the tax free nature of the transaction, no tax benefit has been recognized.

(17)	Represents the elimination of EMC’s investment in LEGATO.

(18)	Represents the adjustment of LEGATO’s deferred revenue to its estimated fair market value.

The following are the pro forma adjustments pertaining to the acquisition of Documentum.

(19)	On December 10, 2002, Documentum acquired all the outstanding stock of eRoom Technology, Inc. eRoom is a provider of business collaboration software products. The pro forma condensed combined financial information gives effect to Documentum’s acquisition of eRoom as if it were effective January 1, 2002.

(20)	Represents the reversal of intangible amortization expense as originally recorded by Documentum.

(21)	Represents the amortization of deferred stock option compensation expense for unvested stock options exchanged in the acquisition of Documentum by EMC. The deferred compensation is being amortized over the remaining vesting period of the assumed options. The amortization expense has been recorded in the expense category associated with the payroll classification of the grantee.

(22)	Represents the amortization of intangible assets established as part of the purchase price allocation in connection with the acquisition of Documentum. Intangible assets are amortized based upon the pattern in which the economic benefits of the intangible assets are consumed over the following number of years:

Customer relationships	12 years
Developed technology	4 years
Tradenames and trademarks	4 years
Non-competition agreements	3 years

(23)	Represents the reduction in investment income resulting from cash payments for estimated transactions fees incurred in connection with EMC’s acquisition of Documentum.

(24)	Represents the accretion of interest on Documentum’s convertible debt to its face value. As a result of the fair value of the debt being in excess of the face value, the accretion results in interest income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

(25)	Represents the pro forma tax effect of the acquisition of Documentum based upon the statutory income tax rate.

(26)	The unaudited pro forma condensed combined financial information gives effect to the issuance of EMC common stock, based upon an exchange ratio of 2.175 shares of EMC common stock for each outstanding share of Documentum common stock. The average market price per share of EMC common stock of $13.69 is based on an average of the closing prices for a range of trading days (October 10, 2003 through October 16, 2003) around the announcement date (October 14, 2003) of the transaction. Stock options of Documentum will also be exchanged based upon the same exchange ratio. The calculation of the average basic weighted shares gives effect to the elimination of Documentum’s outstanding shares and the issuance of EMC’s shares in the transaction. The calculation of the average diluted weighted shares gives effect to the elimination of Documentum’s outstanding shares, the issuance of EMC’s shares in the transaction and the dilutive effect of the EMC stock options issued in exchange for Documentum’s stock options.

(27)	The following represents a preliminary estimate of the purchase price (dollar amounts in the table are in thousands, except per share amounts):

EMC average market price per share	$13.69
Exchange ratio	2.175

Equivalent per share consideration	$29.78
Shares of common stock of Documentum outstanding	50,976

Fair market value of EMC common stock issued	1,518,065
Fair value of Documentum stock options	273,676
Estimated transaction costs	30,000

Total purchase price	$1,821,741

The average market price per share of EMC common stock of $13.69 is based on an average of the closing prices for a range of trading days (October 10, 2003 through October 16, 2003) around the announcement date (October 14, 2003) of the Documentum transaction.

The fair value of the Documentum’s stock options issued was determined using the Black-Scholes option pricing model with the following assumptions: stock price of $29.77, volatility of 60%; risk-free interest rate ranging from 1.30% to 3.71%; and an expected life ranging from one month to seven years.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

The estimated purchase price has been allocated to the acquired tangible and intangible assets and liabilities based on their estimated fair values as of September 30, 2003 (table in thousands):

Cash and equivalents	$111,625
Short-term investments	171,689
Accounts and notes receivable	51,225
Other current assets	27,428
Property, plant and equipment	18,488
Intangible assets:
Customer relationships	171,000
Developed technology	62,000
Tradenames and trademarks	17,000
Non-competition agreements	1,000

Total intangible assets	251,000
Goodwill	1,437,014
Other non-current assets	20,231
In-process research and development	27,000
Deferred compensation	34,665
Deferred income taxes	(72,085)
Current liabilities	(93,656)
Long-term convertible debt	(126,366)
Other non-current liabilities	(6,633)
Additional paid-in capital	(29,884)

Total	$1,821,741

The total estimated purchase price is allocated to the net tangible and intangible assets of Documentum based on their fair values as of the completion of the transaction. Independent valuation specialists will conduct a valuation in order to assist management of EMC in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in this unaudited pro forma condensed combined financial information. A final determination of these fair values will include management’s consideration of a final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Documentum that exist as of the date of completion of the transaction.

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. The preliminary estimate of in-process research and development is $27.0 million. Because this expense is directly attributable to the acquisition and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as a charge against income in the period the transaction occurs. The amount of in-process research and development is subject to change and will be finalized upon consummation of the transaction. For every incremental $1.0 million increase to the amount allocated to in-process research and development expense, there will be a $1.0 million decrease to net income. Additionally, goodwill and retained earnings will also each decrease by $1.0 million.

Consideration allocated to other intangible assets will be amortized over the asset’s estimated useful life. Assuming a useful life of five years, straight-line amortization and a domestic tax rate of 38%, for every additional $5.0 million allocated to intangible assets, the net income would be reduced annually by $620,000. The amount of intangible assets, estimated useful life

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

and amortization methodology are subject to the completion of an appraisal. Additionally, for every additional $5.0 million allocated to intangible assets, goodwill will decrease by $3.1 million, intangible assets will increase by $5.0 million and non-current deferred income tax assets will decrease by $1.9 million.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from the transaction is not amortized, but will be subject to an impairment test at least annually (more frequently if certain indicators are present). In the event that goodwill is impaired, EMC will incur an impairment charge for the amount of impairment during the fiscal quarter in which the determination is made that goodwill is impaired.

Upon the closing of the transaction, EMC may incur integration related expenses not reflected in the pro forma financial information. These may include the elimination of duplicative facilities, operational realignment expenses and related workforce reductions. Such costs would generally be recognized as a liability assumed as of the acquisition date resulting in additional goodwill if these costs relate to facilities or workforce previously aligned to Documentum and would be expensed if these costs relate to facilities or workforce previously aligned with EMC.

(28)	Represents the reversal of Documentum’s goodwill and other intangible assets recorded in connection with previous acquisitions.

(29)	Represents the reversal of the deferred income taxes associated with Documentum’s intangible assets from its prior acquisitions and the establishment of deferred income taxes associated with the intangible assets acquired.

(30)	Represents the elimination of Documentum’s equity accounts and the issuance of the consideration paid in the transaction.

(31)	Represents deferred compensation associated with the intrinsic value of unvested stock options exchanged in the Documentum transaction. The amount of the deferred compensation was based on the portion of the intrinsic value of the EMC stock options issued that relates to the future vesting period.

(32)	Represents the payment for the estimated transaction costs incurred to consummate the Documentum transaction.

(33)	Represents the expensing of the preliminary estimate of in-process research and development associated with the Documentum transaction. Due to the tax free nature of the transaction, no tax benefit has been recognized.

(34)	Represents the adjustment of Documentum’s deferred revenue to its estimated fair market value.

(35)	Represents the adjustment of Documentum’s convertible debt to its estimated fair market value. The fair value in excess of the face value has been allocated to both the debt component and the conversion component. The conversion component has been classified within additional paid-in capital.

(36)	Represents the adjustment for depreciation expense to reflect acquired assets to their fair market value.

(37)	Represents the adjustment for retention arrangements for Documentum personnel.

UNAUDITED COMPARATIVE PER SHARE DATA

      Presented below is per share data regarding the income and book value of EMC and Documentum on both a historical and a per share equivalent unaudited pro forma basis. The pro forma information includes the acquisition of LEGATO by EMC. The unaudited pro forma consolidated per share information is derived from the unaudited pro forma combined consolidated financial information included elsewhere in this proxy statement/ prospectus. You should read the information below in conjunction with the financial statements and accompanying notes of each of EMC and Documentum incorporated by reference herein and with the unaudited pro forma combined financial information included herein. The Documentum equivalent pro forma per share data is calculated by multiplying the pro forma EMC per share amounts by the exchange ratio of 2.175 for each share of Documentum common stock.

		Nine Months
		Ended
	Year Ended	September 30,
	December 31, 2002	2003

EMC Historical Per Common Share:
Net income (loss) per common share — basic	$(0.05)	$0.13
Net income (loss) per common share — diluted	(0.05)	0.12
Book value per share	3.31	3.41
Cash dividends	—	—
Documentum Historical Per Common Share:
Net loss per common share — basic and diluted	$(0.03)	$(0.07)
Book value per share	5.31	5.51
Cash dividends	—	—
Pro Forma Consolidated Per Common Share:
Net income (loss) per EMC share — basic and diluted	$(0.18)	$0.09
Net income (loss) per equivalent Documentum share — basic and diluted	(0.39)	0.20
Book value per EMC share		4.37
Book value per equivalent Documentum share		9.50
Cash dividends		—

RISK FACTORS

      Before you vote for approval and adoption of the merger agreement and the merger, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this document, including the section entitled “Cautionary Statement Regarding Forward-Looking Information.” The risks and uncertainties described below are not the only ones facing EMC and Documentum. Additional risks and uncertainties not presently known to either EMC or Documentum or that we believe are now immaterial may also impair EMC’s business, Documentum’s business or the anticipated results of the transaction. If any of the following risks actually occur, EMC’s business, financial condition or results of operations could be materially adversely affected, the value of EMC’s common stock could decline and you may lose all or part of your investment.

Risks Associated with the Merger

The anticipated benefits of combining EMC and Documentum may not be realized.

      EMC and Documentum entered into the merger agreement with the expectation that the merger will result in various benefits including, among other things, benefits relating to enhanced revenues, technology, human resources, cost savings and operating efficiencies. There can be no assurance that EMC and Documentum will realize any of these benefits or that the merger will not result in the deterioration or loss of significant business of the combined company. Costs incurred and liabilities assumed in connection with the merger, including pending and threatened disputes and litigation, could have a material adverse effect on the combined company’s business, financial condition and operating results.

EMC may have difficulty and incur substantial costs in integrating Documentum.

      Integrating EMC and Documentum will be a complex, time-consuming and expensive process, particularly in the context of the integration by EMC of LEGATO, which EMC acquired on October 20, 2003. Before the merger, EMC and Documentum operated independently, each with its own business, products, customers, employees, culture and systems.

      The combined company may face substantial difficulties, costs and delays in integrating EMC and Documentum. These factors may include:

•	potential difficulty in leveraging the value of the separate technologies of the combined company;

•	perceived adverse changes in product offerings available to customers or customer service standards, whether or not these changes do, in fact, occur;

•	costs and delays in implementing common systems and procedures and costs and delays caused by communication difficulties;

•	charges to earnings resulting from the application of purchase accounting to the transaction;

•	the geographic distance between EMC’s and Documentum’s primary sites of operations;

•	diversion of management resources from the business of the combined company;

•	potential incompatibility of business cultures;

•	potential losses of key employees due to perceived uncertainty in career opportunities, compensation levels and benefits;

•	the retention of existing customers of each company;

•	reduction or loss of customer orders due to the potential for market confusion, hesitation and delay;

•	retaining and integrating management and other key employees of the combined company; and

•	coordinating infrastructure operations in a rapid and efficient manner.

      After the merger, EMC and Documentum may seek to combine certain operations and functions using common information and communication systems; operating procedures; financial controls; and human resource practices, including training, professional development and benefit programs. EMC and Documentum may be unsuccessful in implementing the integration of these systems and processes.

      Any one or all of these factors may cause increased operating costs, worse than anticipated financial performance or the loss of customers and employees. Many of these factors are also outside the control of either company. The failure to timely and efficiently integrate EMC and Documentum could have a material adverse effect on the combined company’s business, financial condition and operating results.

The value of the shares of EMC common stock that Documentum stockholders receive in the merger will vary as a result of the fixed exchange ratio and fluctuations in the price of EMC’s common stock.

      At the effective time of the merger, each outstanding share of Documentum common stock will be converted into 2.175 shares of EMC common stock. The ratio at which the shares will be converted is fixed and any changes in the price of EMC common stock will affect the value of the consideration that Documentum stockholders receive in the merger such that if the price of EMC common stock declines prior to completion of the merger, the value of the merger consideration to be received by Documentum stockholders will decrease. Stock price variations could be the result of changes in the business, operations or prospects of EMC, Documentum or the combined company, market assessments of the likelihood that the merger will be consummated within the anticipated time or at all, general market and economic conditions and other factors both within and beyond the control of EMC or Documentum. Recent market prices of EMC common stock and Documentum common stock are set forth on page 12 under the heading “Comparative Per Share Market Data.”

      We encourage Documentum stockholders to obtain current market quotations for EMC common stock and Documentum common stock. The price of EMC common stock and Documentum common stock at the effective time of the merger may vary from their respective prices on the date of this proxy statement/ prospectus. The historical prices of EMC’s common stock and Documentum’s common stock included in this proxy statement/prospectus are not indicative of their respective prices on the date the merger is effective. The future market prices of EMC common stock and Documentum common stock cannot be guaranteed or predicted.

EMC may pursue additional acquisitions in the future.

      EMC may, as part of its business strategy, pursue additional acquisitions of companies or businesses. Any acquisition strategy is subject to inherent risk and EMC cannot guarantee that it will be able to complete any acquisition, including the ability to identify potential partners, successfully negotiate economically beneficial terms, successfully integrate such business, retain its key employees and achieve the anticipated revenue, cost benefits or synergies. For example, EMC recently completed its acquisition of LEGATO, and we cannot guarantee that the integration of LEGATO will be successful. Additionally, EMC may issue additional shares in connection with any future acquisition which could dilute the holdings of EMC common stock by former Documentum stockholders.

The merger may result in a loss of customers, partners and suppliers.

      Some customers, including end users, resellers and original equipment manufacturers, may seek alternative sources of product and/or service after the announcement of the merger due to, among other reasons, a desire not to do business with the combined company or perceived concerns that the combined company may not continue to support and develop certain product lines. The combined company could experience some customer attrition by reason of announcement of the merger or after the merger. Difficulties in combining operations could also result in the loss of partners and suppliers and potential disputes or litigation with customers, partners, suppliers, resellers or others. There can be no assurance that any steps by management to counter such potential increased customer, partner or supplier attrition will be effective. Failure by management to control attrition could have a material adverse effect on the combined company’s business, financial condition and operating results.

The combined company will depend on key personnel, the loss of whom could harm its business.

      The successful integration of Documentum with EMC after the merger will depend in part on the retention of personnel critical to the business and operations of the combined company. In connection with the execution of the merger agreement, key employees of Documentum entered into retention agreements with Documentum. However, the combined company may be unable to retain Documentum personnel that are critical to the success of the combined companies, resulting in disruption of operations, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.

      The loss of the services of any member of the combined company’s management team, or of any other key employee, could divert management’s time and attention, increase the combined company’s expenses and adversely affect its ability to conduct its business efficiently. The combined company’s future success also depends on the combined company’s continuing ability to attract, retain and motivate highly skilled employees. Competition for employees in the combined company’s industry is intense. The combined company may be unable to retain the combined company’s key employees or attract, assimilate or retain other highly qualified employees in the future.

Substantial expenses will be incurred and payments made even if the merger is not completed.

      The merger may not be completed. Whether or not the merger is completed, EMC and Documentum will incur substantial expenses in pursuing the merger. In addition, if the merger is terminated under specified circumstances, Documentum may be required to pay EMC a termination fee under the merger agreement in the amount of $55,000,000, plus expenses. This termination fee could discourage other potential acquirors from seeking to enter into a business combination with Documentum. Under certain circumstances, if the merger is not completed, EMC or Documentum may be required to pay the other party’s fees and expenses, up to $2,500,000. See “The Merger Agreement — Termination Fee and Expenses” on page 67.

Failure to complete the merger could cause EMC’s or Documentum’s stock price to decline.

      If the merger is not completed for any reason, EMC’s or Documentum’s stock price may decline to the extent that the current market price reflects a market assumption that the merger will be completed or the market’s perceptions as to the reason why the merger was not consummated. In addition, if the merger is not completed, EMC’s or Documentum’s stock price may decline because costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

If the conditions to the merger are not met, the merger will not occur.

      Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. EMC and Documentum cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, and EMC and Documentum each may lose some or all of the intended benefits of the merger. See “The Merger Agreement — Conditions to Closing” on page 64.

EMC and Documentum may waive one or more of the conditions to the merger without resoliciting stockholder approval for the merger.

      Each of the conditions to EMC’s and Documentum’s obligations to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of EMC and Documentum if the condition is a condition to both EMC’s and Documentum’s obligation to consummate the merger, or by the party for which such condition is a condition of its obligation to consummate the merger. The boards of directors of EMC and Documentum will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is necessary. However, EMC and Documentum generally do not expect any such waiver to be significant enough to require resolicitation of stockholders. In the event that the board of directors of Documentum determines any such waiver is not significant enough to require resolicitation of stockholders, it will have the discretion to complete the merger without seeking further stockholder approval. See “The Merger Agreement — Conditions to Closing” on page 64.

Some directors and officers of Documentum have interests that differ from those of Documentum stockholders in recommending that Documentum stockholders vote in favor of approval and adoption of the merger agreement and the merger.

      Some of the directors and officers of Documentum who recommend that Documentum stockholders vote in favor of the merger agreement and the merger have certain interests in the merger that differ from those of Documentum stockholders generally because they have retention arrangements that will be triggered in connection with the merger. The receipt of compensation or other benefits in the merger, including retention benefits, the vesting of stock options or the continuation of indemnification arrangements for current directors and officers of Documentum following completion of the merger, may influence directors in making their recommendation that you vote in favor of the merger agreement and officers in supporting the merger. For more information about these interests, please see “Interests of Documentum Directors and Officers in the Merger” on page 50.

Risks Related to EMC’s Business

      For risks related to EMC’s business, please see “Factors That May Affect Future Results” contained in EMC’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and incorporated by reference into this proxy statement/ prospectus.

Risks Related to Documentum’s Business

      For risks related to Documentum’s business, please see “Risk Factors” contained in Documentum’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 and incorporated by reference into this proxy statement/ prospectus.

THE SPECIAL MEETING OF DOCUMENTUM STOCKHOLDERS

      This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by Documentum’s board of directors in connection with a special meeting of Documentum’s stockholders. The purpose of the special meeting is for you to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of October 13, 2003, by and among EMC, Elite Merger Corporation, a wholly-owned subsidiary of EMC, and Documentum. A copy of the merger agreement is attached to this proxy statement/ prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus.

      This proxy statement/ prospectus is first being furnished to the stockholders of Documentum on or about November 19, 2003.

Date, Time and Place of the Special Meeting

      The special meeting of the stockholders of Documentum is scheduled to be held as follows:

December 18, 2003

10:00 a.m., local time
6801 Koll Center Parkway
Pleasanton, California

Purpose of the Special Meeting

      At the special meeting, Documentum will ask you to vote upon a proposal to adopt and approve the merger agreement and the merger.

      If the stockholders of Documentum approve and adopt the merger agreement and the merger, Elite Merger Corporation, a wholly-owned subsidiary of EMC, will merge with and into Documentum, and Documentum will survive the merger as a wholly-owned subsidiary of EMC. Subsequent to the completion of the merger, EMC may determine to merge Documentum, as the surviving corporation and a wholly-owned subsidiary of EMC, with and into EMC, whereby the separate existence of Documentum will cease.

      After careful consideration, Documentum’s board of directors has unanimously approved the merger agreement and determined that the merger is advisable, fair to and in the best interests of, Documentum’s stockholders and unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and the merger.

Stockholder Record Date for the Special Meeting

      Documentum’s board of directors has fixed the close of business on November 17, 2003 as the record date for determining which Documentum stockholders are entitled to notice of and to vote at the Documentum special meeting. On the record date, there were 51,331,919 shares of Documentum common stock outstanding, held by approximately 327 holders of record.

Vote of Documentum Stockholders Required for Approval of Merger

      A majority of the shares of Documentum common stock outstanding and entitled to vote at the special meeting as of the record date must be represented, either in person or by proxy, to constitute a quorum at the special meeting. If a quorum is not present in person or represented by proxy, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. The affirmative vote of the holders of a majority of the shares of Documentum common stock issued and outstanding is necessary to adopt and approve the merger agreement and the merger. At the special meeting, each share of Documentum common stock is entitled to one vote on all matters properly submitted to the Documentum stockholders.

      The directors and executive officers of Documentum beneficially owned approximately 9.8% of the outstanding shares of Documentum common stock, including options exercisable within 60 days, as of the record date, and each of them has indicated their intention to vote for adoption and approval of the merger agreement and the merger.

Voting of Proxies

      If you vote your shares of Documentum common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope or by electronic voting through the internet at http://www.eproxyvote.com/dctm, or by phone at (877) PRX-VOTE ((877) 779-8683), your shares, unless your proxy is revoked, will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of Documentum common stock will be voted “FOR” adoption and approval of the merger agreement and the merger.

      You are urged to mark the box on the proxy card following the instructions included on your proxy card to indicate how to vote your shares. To vote by telephone or via the internet, please follow the instructions included on your proxy card. If you vote by telephone or submit your votes via the internet you do not need to complete and mail your proxy cards. Votes by telephone or submitted via the internet must be received by 11:59 p.m., Eastern Time, on December 17, 2003. Voting by telephone or submitting your vote via the internet will not affect your right to vote in person should you decide to attend the special meeting.

      If a properly executed proxy is returned and the stockholder has abstained from voting, the Documentum common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the merger proposal.

      If your shares are held in an account at a brokerage firm or bank, you must instruct such institution on how to vote your shares. Shares held in “street name” by a broker or bank present or represented at the special meeting will be considered present at the meeting for purposes of determining the presence of a quorum. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. If you do not instruct your broker, bank or other nominee, they will not be able to vote your shares (a broker non-vote).

      Because adoption and approval of the merger agreement and the merger requires the affirmative vote of at least a majority of Documentum’s common stock outstanding as of the record date, abstentions, failures to vote and broker non-votes will have the effect of a vote “AGAINST” the proposal to adopt and approve the merger agreement and the merger at the special meeting.

      Documentum does not expect that any matter other than the adoption and approval of the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

      You may revoke your proxy at any time before it is voted by:

•	filing a written notice of revocation with the Secretary of Documentum, Inc. at Documentum’s principal executive offices at 6801 Koll Center Parkway, Pleasanton, California 94566;

•	granting a duly executed subsequently dated proxy, including by telephone or submitting a subsequently dated proxy via the internet; or

•	if you are a holder of record, appearing in person and voting at the special meeting. If you hold your shares in “street name” through a broker, bank or other custodian you must get a proxy from them to vote your shares in person at the special meeting.

      Your attendance at the special meeting will not by itself revoke your proxy.

Solicitation of Proxies

      Documentum and EMC will each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. Documentum will also request banks, brokers and other custodians to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Documentum. No additional compensation will be paid to directors, officers or employees for those solicitation efforts. Documentum has also retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies. The Proxy Advisory Group of Strategic Stock Surveillance, LLC will receive a fee for such services of approximately $15,000, including out-of-pocket expenses, which will be paid by Documentum. Except as described above, neither Documentum nor EMC presently intends to solicit proxies other than by mail.

Householding of Special Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement/ prospectus or annual report may have been sent to multiple stockholders in your household. Documentum will promptly deliver a separate copy of the proxy statement/ prospectus or its annual report to you if you write or call Documentum at the following address or phone number: Documentum, Inc., 6801 Koll Center Parkway, Pleasanton, California 94566, Telephone: (925) 600-6800. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Documentum, as applicable, at the above address and phone number.

      The matters to be considered at the special meeting are of great importance to the stockholders of Documentum. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid and addressed envelope or to follow the instructions on the proxy card and submit your proxy via the internet or by telephone (or, in the case of shares of Documentum held for you by a broker, to give voting instructions to your broker).

      You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of your Documentum stock certificates will be mailed to you as soon as practicable after completion of the merger.

THE MERGER

      This section of the proxy statement/ prospectus describes material aspects of the proposed merger. While EMC and Documentum believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/ prospectus, including merger agreement and other annexes, carefully for a more complete understanding of the merger.

General Description of the Merger

      At the effective time, Elite Merger Corporation, a wholly-owned subsidiary of EMC, will merge with and into Documentum. Documentum will be the surviving corporation and will continue as a wholly-owned subsidiary of EMC. As a result of the merger, each share of Documentum common stock outstanding at the effective time will be converted automatically into the right to receive 2.175 shares of EMC common stock, with cash paid in lieu of any fractional share.

      Based on the number of shares of Documentum common stock and EMC common stock outstanding as of the record date and the exchange ratio, approximately 109 million shares of EMC common stock will be issuable pursuant to the merger agreement, representing approximately 4.6% of the EMC common stock outstanding immediately after the merger. Based on shares of Documentum common stock underlying its outstanding stock options as of the record date and the exchange ratio, options to purchase approximately 35,000,000 additional shares of EMC common stock will be assumed by EMC in the merger and options to purchase an additional 2,000,000 shares will be issued in connection with the merger. This assumes that none of Documentum’s stock options are exercised between the record date and the effective time.

Background to the Merger

      EMC and Documentum have been familiar with each other’s businesses for several years and have, from time to time, engaged in discussions regarding possible business arrangements, including strategic partnering transactions and technology transfers. The companies have also had various alliance agreements and joint selling strategies in place since at least April 2002.

      EMC continually evaluates strategic opportunities and business scenarios as a part of its ongoing evaluation of the market and opportunities to strengthen its business. EMC senior management and the Mergers and Acquisitions Committee (the “EMC M&A Committee”) of the board of directors of EMC regularly review, evaluate, meet and discuss various strategic opportunities. The EMC M&A Committee met regularly over the course of the time period covered below and discussed, among numerous other matters, potential business arrangements with Documentum.

      Beginning in May 2003, David DeWalt, President and Chief Executive Officer of Documentum, along with other members of Documentum’s senior management, in periodic consultation with members of Documentum’s board of directors, began to explore various possible strategic alternatives, including strategic alternatives for acquisitions of, or by, Documentum, to improve long-term stockholder value.

      From May through October 13, 2003, Documentum’s senior management, with the assistance of Morgan Stanley, which had been retained by Documentum to serve as a financial advisor to assist Documentum in its review of its strategic alternatives, had a number of informal discussions and meetings with representatives of certain other companies to assess the feasibility of potential strategic alternatives for Documentum.

      On July 8, 2003, at a special meeting of Documentum’s board of directors, the directors discussed various potential combinations, strategic alternatives for acquisitions of, or by, Documentum and business development opportunities.

      On July 11, 2003, Mr. DeWalt, Robert Tarkoff, Executive Vice President and Chief Strategy Officer of Documentum, Joseph Tucci, President and Chief Executive Officer of EMC, and Tom Heiser, Vice

President of EMC, discussed by telephone opportunities for the companies to work together, including through strategic alliances.

      On July 16, 2003, Michael Cody, Vice President, Corporate Development of EMC, met with Mr. Tarkoff in Boston to discuss in general terms further opportunities for the companies to work together, including through strategic alliances.

      On July 18, 2003, at a strategic planning session of Documentum’s board of directors, the directors and senior management discussed various upstream and downstream strategic combination alternatives.

      On September 4, 2003, Mark Lewis, Executive Vice President, Open Software Operations of EMC, and Mr. Cody met with Mr. Tarkoff and Howard Shao, Executive Vice President, Chief Technology Officer and founder of Documentum, to assess a variety of product strategies for the two companies through their existing alliance arrangements.

      On September 8, 2003, Messrs. Tucci and DeWalt met in San Francisco and discussed various matters relating to a potential strategic transaction.

      On September 10, 2003, at a regularly scheduled meeting of the Documentum board of directors, the directors discussed various potential business combinations, including a business combination with EMC. Documentum’s board of directors authorized Documentum’s senior management to continue discussions with a number of potential strategic combination partners and to provide the board of directors with further information at subsequent meetings.

      On September 11, 2003 Michael Pehl, a member of the Documentum board of directors, and Mr. Tucci discussed by telephone various matters relating to a potential strategic combination of the two companies.

      On September 12, 2003, Messrs. Tucci and DeWalt discussed by telephone various matters concerning a potential transaction, including timing, structure and the levels of interest of each party.

      On September 26, 2003, EMC and Documentum entered into a non-disclosure agreement in order to facilitate further discussions between the parties. Later that day, members of senior management of EMC, including David Goulden, Executive Vice President, Global Marketing and Business Development, Mr. Lewis, Paul Dacier, Senior Vice President and General Counsel, Erez Ofer, Executive Vice President, Technology Strategy, Mr. Cody and Mark Link, Vice President and Chief Accounting Officer, met with members of senior management of Documentum, including Mr. DeWalt, Mr. Tarkoff, Mark Garrett, Executive Vice President and Chief Financial Officer, Sayed Darwish, Vice President, General Counsel and Secretary of Documentum, and Mr. Shao, as well as representatives of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Documentum, in Walnut Creek, California. During this meeting, EMC made a presentation to Documentum describing EMC’s business and operations and Documentum made a presentation to EMC regarding its business and operations. The parties also discussed the strategic rationale for a potential business combination and began to assess Documentum’s interest in pursuing a possible strategic transaction with EMC. EMC and Documentum also discussed the feasibility, possible terms and timing of, and the process involved with, a possible business combination transaction. Additionally, Documentum, together with its legal and financial advisors, conducted a due diligence review of EMC.

      Following the September 26, 2003 meeting, EMC commenced a due diligence evaluation of Documentum using publicly available information about Documentum and including an analysis of a possible business combination with Documentum. During this time, EMC reviewed certain strategic, financial and other aspects of a possible business combination with Documentum and requested that Lehman Brothers assist in this effort and act as EMC’s financial advisor in connection with a possible business combination with Documentum. Lehman Brothers and EMC subsequently executed an engagement letter.

      During September through October 13, 2003, representatives of EMC and Documentum had additional discussion regarding various matters relating to a potential transaction.

      During this time, EMC also engaged various third parties to assist EMC with its financial and technical due diligence review of Documentum.

      On September 29, 2003, Mr. Cody met with Mr. Tarkoff at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California to discuss the due diligence process, and EMC and its representatives continued their financial, legal, technical and other due diligence on Documentum’s business and operations and Documentum, and its financial and legal advisors conducted due diligence review of EMC’s business and operations. During the period from September 29, 2003 through October 13, 2003, representatives of both EMC and Documentum, along with their respective financial and legal advisors, engaged in numerous discussions regarding Documentum’s business and operations and discussed various due diligence issues in connection with a potential business combination transaction.

      On September 29, 2003, members of EMC’s senior management met with the EMC M&A Committee to discuss the opportunity to pursue a transaction with Documentum. The EMC M&A Committee reviewed the business and operations of Documentum, the relative merits and risks of the potential transaction, as well as various strategic, financial and legal considerations concerning the potential transaction.

      On October 1, 2003, members of EMC’s senior management again met with the EMC M&A Committee to provide an update on discussions with Documentum with respect to the potential transaction. Also on that day Mr. Cody met with Mr. Tarkoff and Mr. Goulden met with Mr. DeWalt, in each case to discuss the status of discussions between the parties and other matters related to a possible business combination.

      On October 2, 2003, at a special meeting of Documentum’s board of directors, Mr. DeWalt briefed the Documentum board of directors regarding the status of discussions with respect to Documentum’s various alternatives, including the parameters of the potential strategic business combination with EMC. The Documentum board of directors discussed these alternatives and also discussed various acquisition opportunities that Documentum might independently pursue. After discussion, the Documentum board of directors authorized management to continue to pursue discussions with EMC and other parties and instructed management to provide the Documentum board of directors with further information at subsequent meetings.

      On October 5, 2003, EMC circulated a draft merger agreement to Documentum and its legal and financial advisors.

      On October 6, 2003, members of EMC’s senior management met with the EMC M&A Committee to provide an update on discussions and negotiations with Documentum with respect to the potential transaction. During this meeting, the EMC M&A Committee unanimously voted to strongly recommend the proposed transaction.

      Beginning October 8, 2003 and continuing through October 13, 2003, Mr. Cody and EMC’s legal and financial advisors met with Mr. Tarkoff and Documentum’s legal and financial advisors at the offices of Wilson Sonsini Goodrich & Rosati in Palo Alto, California and, subsequently, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to EMC, in Boston, Massachusetts, in order to discuss the terms of the proposed merger agreement and related issues. Separately, Mr. Goulden discussed and negotiated terms of various retention arrangements for certain key employees of Documentum, including Mr. DeWalt and other members of Documentum’s senior management. During this period, extensive negotiations regarding these matters ensued.

      On October 8, 2003, at a special meeting of the Documentum board of directors, Mr. DeWalt, along with Documentum’s legal and financial advisors, briefed the Documentum board of directors regarding the possibility of a merger transaction with EMC. The Documentum board of directors discussed the status of the terms of the proposed merger with EMC and the status of the due diligence process. The Documentum board of directors also discussed potential strategic combination alternatives to the merger proposal from EMC. Documentum’s board of directors also discussed a variety of valuation considerations regarding EMC.

      On October 10, 2003, the board of directors of EMC held a special meeting to discuss, among other things, the potential transaction with Documentum. In attendance at the meeting were all of the directors and certain members of EMC management, including Mr. Goulden, Mr. Dacier, Mr. Link and William J. Teuber, Jr., Executive Vice President and Chief Financial Officer. During the meeting, Mr. Tucci discussed the business and operations of Documentum. Mr. Goulden presented a review of the proposed transaction, including EMC’s strategy with respect to Documentum, and Messrs. Goulden and Dacier briefed the EMC board on the terms of the most recent draft of the merger agreement. The EMC board invited representatives of Lehman Brothers to present to the board. The board then discussed the strategic rationale for the proposed transaction and the terms of the merger agreement and asked questions of the EMC senior executives in attendance. Following these discussions, Mr. Goulden proposed that the EMC board approve the proposed transaction, subject to the final approval of the EMC M&A Committee, and delegate authority to the EMC M&A Committee to approve the final terms of the merger agreement and the exchange ratio to be included therein. The EMC board unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of EMC and its stockholders, and authorized and approved the merger agreement and the transactions contemplated thereby. The EMC board also delegated the authority to the EMC M&A Committee to authorize and approve any necessary or appropriate changes to the form of the merger agreement and to authorize certain officers of EMC to execute the merger agreement and consummate the transactions contemplated thereby, including the merger and the issuance of EMC common stock to Documentum stockholders pursuant to the merger agreement.

      From October 10 through October 13, 2003, members of the EMC M&A Committee and EMC’s senior management continued to consider the proposed business combination with Documentum. Among other things, the EMC M&A Committee reviewed certain financial and other terms of the proposed transaction with Documentum, including certain terms of the latest versions of the merger agreement, the disclosure schedules to the merger agreement provided by Documentum and the terms and conditions of the retention arrangements for certain Documentum key employees. Messrs. Goulden and Cody also provided the EMC M&A Committee with an update on certain financial aspects of the proposed transaction. On October 13, 2003, in accordance with the October 10, 2003 resolutions of the EMC board of directors, the EMC M&A Committee approved by unanimous written consent the merger agreement and the transactions contemplated thereby, including the merger and retention agreements, as being in the best interests of EMC and its stockholders, subject to Mr. Tucci’s final approval of the exchange ratio and terms of the merger agreement. Later that day, Mr. Tucci approved the exchange ratio and the final terms of the merger agreement.

      Also on October 13, 2003, Documentum’s board held a meeting and reviewed and analyzed the strategic, financial and legal considerations concerning the proposed transaction, the advisability of the transaction and the fairness of the exchange ratio proposed by EMC. Also present in person were representatives of Wilson Sonsini Goodrich & Rosati and Morgan Stanley. During the meeting, Morgan Stanley reviewed the financial terms of the transaction and valuation analyses of the proposed transaction. Wilson Sonsini Goodrich & Rosati then reviewed with the Documentum board its legal obligations, including its fiduciary duties, reviewed the terms of the most recent draft of the merger agreement, which had been previously distributed to the board, and discussed the terms of the new retention arrangements to be executed by various key employees of Documentum, including Mr. DeWalt, in order to inform the board of the interests of the executives in the merger. In addition, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, that, as of October 13, 2003, based upon and subject to the various considerations set forth in the opinion, the proposed exchange ratio of 2.175 pursuant to the merger agreement was fair from a financial point of view to the holders of Documentum common stock. The opinion is attached to this proxy statement/prospectus as Annex B. Additionally, the Documentum board of directors discussed the terms of the merger agreement and asked its financial and legal representatives various questions regarding the proposed merger. Members of Documentum’s management left the meeting at which time the non-management members of Documentum’s board of directors approved the retention arrangements, including the agreements with Documentum management. Following these discussions, the Documentum board of directors determined that the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Documentum and the Documentum stockholders and unanimously approved the merger, authorized the execution and delivery of the merger agreement and any related agreements, and recommended that Documentum stockholders approve and adopt the merger agreement and the merger.

      After the close of business on October 13, 2003, the parties executed the merger agreement and Documentum entered into retention arrangements with certain key executives of Documentum, including Mr. DeWalt.

Documentum’s Reasons for the Merger

      In the course of reaching its decision to approve the merger, the merger agreement and the related transactions, the Documentum board of directors considered the strategic fit, potential benefits and opportunities of Documentum and EMC as a combined company given the nature of the principal elements of Documentum’s and EMC’s business models. Additionally, the Documentum board of directors consulted with Documentum’s management, its outside legal and financial advisors, and considered, among others, the following business considerations:

•	Documentum’s content lifecycle management strategy is complementary to EMC’s Information Lifecycle Management (ILM) strategy, and the combined company significantly enhances joint product offerings and revenue opportunities;

•	EMC has one of the most comprehensive offerings as a leading software vendor in information storage, and together Documentum and EMC create an opportunity to further serve and reach new enterprise organizations by leveraging resources available from EMC;

•	EMC and Documentum share a common vision to extend the definition and value of ILM, and the combined companies would have substantially expanded resources to implement this in its business plans and operating objectives;

•	the combined companies would have the potential for increased revenue streams, margin expansion and expanded distribution channels;

•	customers faced with the challenge of leveraging content dispersed throughout the enterprise are demanding new approaches for cost-effectively managing this information, and the combined companies would have the potential to extend high capacity storage management solutions and enterprise content management solutions and services and offer these products and services to customers from a single-source for cost-effective solution for end-to-end management of enterprise information;

•	EMC and Documentum have a strong strategic product fit including storage infrastructure software, data management software and content management software; and

•	EMC and Documentum have similar cultures, customer base and commitments to customer satisfaction and Documentum would be able to execute on its business model within this complementary environment.

      The Documentum board of directors considered a number of additional factors relevant to the merger, including the following:

•	historical information concerning Documentum’s and EMC’s respective businesses, financial performance and condition, operations, technology, management and competitive position, including reports concerning results of operations during recent fiscal periods;

•	the financial condition, results of operations, businesses and strategic objectives of Documentum and EMC before and after giving effect to the merger and the merger’s effect on stockholder value;

•	the potential effect on stockholder value of Documentum continuing as an independent entity compared to the potential effect of a combination with EMC in light of the other possible strategic alternatives the Documentum board of directors examined;

•	the extensive arms-length negotiations between Documentum and EMC and the belief of the Documentum board of directors that the terms of the merger are in the best interests of Documentum’s stockholders;

•	current financial market conditions and historical market prices, volatility and trading information with respect to Documentum’s and EMC’s common stock;

•	the operating challenges, opportunities and prospects of Documentum as an independent company; and

•	the financial analysis presented by Documentum’s financial advisor, Morgan Stanley, to the Documentum board of directors and Morgan Stanley’s opinion as more fully described under the section entitled “Opinion of Documentum’s Financial Advisor” on page 39.

      The Documentum board of directors considered the structure of the merger and the terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations to complete the transaction, and considered, among others, the following factors:

•	the merger is structured and intended to qualify as a tax-deferred “reorganization” for U.S. federal income tax purposes so the consideration to be received by Documentum stockholders in the merger would not be subject to income tax until the disposition of the EMC common stock received by stockholders pursuant to the merger;

•	the fact that, under the merger agreement, each outstanding option outstanding under Documentum’s stock option plans (other than options granted under the Directors Plan) and employee stock purchase plan will be assumed by EMC;

•	the fact that, pursuant to the Directors Plan, options granted under the Directors Plan will accelerate and fully vest immediately, prior to the effective time of the merger and, if not exercised prior to the merger, will be cancelled;

•	the fact that, under the merger agreement, Documentum and its representatives may, in certain circumstances, furnish information to, or enter into discussions with, third parties making unsolicited superior acquisition proposals;

•	the fact that, under the merger agreement, the Documentum board of directors has the right, subject to providing prior notice to EMC, to withdraw or modify its recommendation in favor of the merger agreement if, prior to obtaining the requisite stockholder approval, Documentum receives a superior proposal and the Documentum board of directors determines, in good faith and after consultation with Documentum’s financial advisors, and after receiving the advice of its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations to Documentum’s stockholders under applicable law; and

•	the fact that, under the merger agreement, Documentum has certain obligations and restrictions, including a $55,000,000 termination fee payable by Documentum under specified circumstances, which would have an effect on Documentum’s ability to pursue or complete an alternative transaction.

      The Documentum board of directors also identified and considered a number of uncertainties, risks and restrictions in its deliberations concerning the merger, including:

•	the risk that the potential benefits of the merger might not be realized;

•	the possibility that the merger might not be consummated, even if approved by Documentum’s stockholders and the effect of the public announcement and pendency of the merger on Documentum’s sales, operating results, stock price, customers, supplies, employees, partners and other constituencies;

•	the fact that the merger consideration is based on a fixed exchange ratio, which means that the aggregate value of the transaction will fluctuate with the changes in EMC’s trading price in the public market;

•	the possibility that the trading price or value of EMC’s common stock may decrease in the future and the fixed exchange ratio under the merger agreement;

•	the risks of integrating the business of Documentum and EMC and the potential management, customer, supplier, partner and employee disruption that may be associated with the merger;

•	certain aspects of the merger agreement that affect Documentum’s ability to accept, or take other actions in connection with, any other third party proposal to acquire Documentum; and

•	various other applicable risks associated with the combined company and the merger, including those described under the section entitled “Risk Factors” beginning on page 26.

      The Documentum board of directors concluded, however, that overall, the risks, uncertainties, restrictions and potentially negative factors associated with the merger were outweighed by the potential benefits of the transaction, and that many of these risks could be managed or mitigated by Documentum or by the combined company or were unlikely to have a material impact on the merger or the combined company.

      The foregoing discussion of the information and factors considered by the Documentum board of directors is not meant to be exhaustive but includes the material factors considered by the Documentum board of directors in connection with its review and approval of the proposed merger and the transactions contemplated by the merger agreement and in recommending that Documentum stockholders vote “FOR” the adoption and approval of the merger agreement and the merger. In view of the variety of factors considered, both positive and negative, as well as the complexity of these matters, the Documentum board of directors did not find it practical to, and did not, quantify or otherwise assign relative weight to the specific factors considered, and individual members of Documentum’s board of directors may have given different weights to different factors. In making its determinations and recommendations, Documentum’s board of directors as a whole viewed its determinations and recommendations based on the totality of the information presented to and considered by it, including the interests of Documentum’s management in the merger, see “The Merger — Interests of Documentum Directors and Officers in the Merger” beginning on page 50.

      Based on the foregoing analysis, the Documentum board of directors determined that the merger agreement and the merger are advisable and in the best interests of Documentum and it stockholders and has unanimously recommended that Documentum stockholders vote “FOR” the adoption and approval of the merger agreement and the merger.

Recommendation of the Documentum Board of Directors

      After careful consideration, the Documentum board of directors, on October 13, 2003, unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of, Documentum and its stockholders and approved the merger agreement and the merger. The Documentum board of directors recommends that the stockholders of Documentum vote “FOR” the approval and adoption of the merger agreement and the merger.

      In considering the recommendation of the Documentum board of directors with respect to the merger agreement and the merger, the Documentum stockholders should be aware that some directors and officers of Documentum will receive benefits if the merger is completed which results in those persons having interests in the merger that are different from, or are in addition to, the interests of Documentum stockholders. See “Interests of Documentum Directors and Officers in the Merger” beginning on page 50.

Opinion of Documentum’s Financial Advisor

      Documentum retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with a possible merger, sale or other strategic business combination. Documentum’s board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of Documentum. At the meeting of the Documentum board of directors on October 13, 2003, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of October 13, 2003, based upon and subject to the various considerations set forth in the opinion, the exchange ratio of 2.175 pursuant to the merger agreement was fair from a financial point of view to holders of shares of Documentum common stock.

      The full text of the written opinion of Morgan Stanley, dated as of October 13, 2003, is attached to this proxy statement/prospectus as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. Morgan Stanley’s opinion is directed to Documentum’s board of directors and addresses only the fairness from a financial point of view of the exchange ratio of 2.175 pursuant to the merger agreement to holders of shares of Documentum common stock as of the date of the opinion. It does not address any other aspects of the merger and does not constitute a recommendation to any holder of Documentum common stock as to how to vote at the Documentum special meeting. The summary of the opinion of Morgan Stanley set forth in this document is qualified in its entirety by reference to the full text of the opinion.

      In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other information of Documentum and EMC, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Documentum, prepared by the management of Documentum;

•	reviewed certain financial projections prepared by the management of Documentum;

•	reviewed the pro forma impact of the merger on certain operational and financial metrics of the combined company, including the impact on revenue growth, operating margins, and pro forma earnings per share;

•	discussed the past and current operations and financial condition and the prospects of Documentum and EMC, including a review of publicly available projections from equity research analyst estimates, with senior executives of Documentum and EMC, respectively;

•	reviewed the reported prices and trading activity for the Documentum common stock and EMC common stock;

•	compared the financial performance of Documentum and EMC and the prices and trading activity of the Documentum common stock and EMC common stock with that of certain other publicly-traded companies comparable to Documentum and EMC, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

•	reviewed and discussed with the senior managements of Documentum and EMC their strategic rationales for the merger;

•	reviewed and discussed with the senior management of Documentum certain alternatives to the merger;

•	participated in discussions and negotiations among representatives of Documentum and EMC and their financial and legal advisors;

•	reviewed the draft merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

      In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Documentum. Morgan Stanley was not provided access to internal financial information or projections of EMC. In this regard, with the consent of Documentum’s board of directors, Morgan Stanley relied on publicly available information regarding EMC, including certain financial projections for EMC contained in certain publicly available securities analysts’ research reports. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement, including among other things, that the merger will be treated as a tax-free reorganization pursuant to the Code. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

      Morgan Stanley relied upon the assessment by the managements of Documentum and EMC of their ability to retain key employees of Documentum and EMC, respectively. Morgan Stanley also relied upon, without independent verification, the assessment by management of Documentum and EMC of: (i) the strategic rationale for the merger; (ii) the timing and risks associated with the integration of Documentum and EMC; and (iii) the validity of, and risks associated with, Documentum’s and EMC’s existing and future technologies, services or business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities or technology of Documentum and EMC, nor was it furnished with any such appraisals.

      The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated October 13, 2003. The various analyses summarized below were based on closing prices for common stock of EMC and Documentum as of October 10, 2003, the last full trading day preceding the day of the meeting of Documentum’s board of directors to consider and approve the merger with EMC. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

      On October 13, 2003, Documentum and EMC entered into a merger agreement whereby each holder of Documentum common stock would be entitled to receive 2.175 shares of EMC common stock for each share of Documentum common stock. Morgan Stanley calculated that as a result of the merger, Documentum’s stockholders would own approximately 5.6% of the combined company on a fully diluted basis (or approximately 5.4% of the combined company taking into account estimated changes in ownership that would result from EMC’s acquisition of LEGATO, referred to as the LEGATO acquisition). The LEGATO acquisition closed subsequent to the delivery of the opinion by Morgan Stanley.

Documentum, Inc.

      Trading Range Analysis. Morgan Stanley reviewed the range of closing prices of Documentum common stock for various periods ending on October 10, 2003. Morgan Stanley observed the following:

Period Ending October 10, 2003	Range of Closing Prices

Last 20 Trading Days	$20.75-$24.17
Last 30 Trading Days	$20.39-$24.17
Since July 2, 2003*	$15.80-$24.17
Last Twelve Months	$12.55-$24.17

*	The date Documentum announced preliminary results for second quarter of 2003

Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Documentum common stock was $31.52, which was higher than each of the ranges described above.

      Exchange Ratio and Price Premium Analyses. Morgan Stanley reviewed the ratios of the closing prices of Documentum common stock divided by the corresponding closing prices of EMC common stock over various periods ending October 10, 2003. The ratios are referred to as average exchange ratios. Morgan Stanley examined the premiums represented by the exchange ratio of 2.175 pursuant to the merger agreement over these period average exchange ratios, and found them to be as follows:

			Transaction Exchange
	Average		Ratio (2.175)
	Exchange		Premium to Average
Period (Ending October 10, 2003)	Ratio		Exchange Ratio

October 10, 2003	1.598	x	36%
Last 5 Trading Days	1.685		29
Last 10 Trading Days	1.681		29
Last 20 Trading Days	1.656		31
Last 30 Trading Days	1.630		33
Last 60 Trading Days	1.619		34
Last 90 Trading Days	1.699		28

Morgan Stanley noted that the range of average exchange ratios for the last 90 trading days was 1.598 to 1.699. Morgan Stanley also noted that the exchange ratio of 2.175 pursuant to the merger agreement was higher than the ranges for each of the periods described above.

      Morgan Stanley also examined the implied value per share of Documentation implied by the prices of EMC common stock over various periods (referred to as implied prices) and the exchange ratio of 2.175 pursuant to the merger agreement:

	Average Implied	Implied Price
Period (Ending October 10, 2003)	Price	Range

October 10, 2003	$31.52	$31.52
Last 10 Trading Days	$29.34	$27.47-$31.52
Last 20 Trading Days	$29.12	$27.04-$31.52
Last 30 Trading Days	$29.02	$27.04-$31.52
Since August 6, 2003*	$27.72	$23.60-$31.52
Last 60 Trading Days	$26.53	$21.47-$31.52
Since July 8, 2003**	$26.17	$21.32-$31.52

*	The date Documentum announced preliminary results for the second quarter of 2003.

**	The date the LEGATO acquisition was announced.

      Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Documentum common stock was $31.52, which was within each of the ranges described above.

      Comparable Company Analysis. Morgan Stanley compared certain financial information of Documentum with publicly available consensus earnings estimates for other companies that shared similar business characteristics of Documentum. The companies used in this comparison included the following content management companies and enterprise software companies:

Content Management Companies:

•	BroadVision Inc.

•	FileNet Corp.

•	Interwoven Inc.

•	Ixos Software AG Plc

•	Open Text Corporation

•	Stellent Inc.

•	Verity Inc.

•	Vignette Corporation

Enterprise Software Companies:

•	Adobe Systems Incorporated

•	BEA Systems Inc.

•	International Business Machines Corporation

•	Mercury Interactive Corp.

•	Microsoft Corp.

•	Oracle Corporation

•	PeopleSoft Inc.

•	Symantec Corp.

•	Tibco Software Inc.

•	VERITAS Software Corp.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2004 revenues (based on publicly available estimates); and

•	the ratio of price to estimated earnings for calendar year 2004 (based on publicly available estimates).

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected the relevant financial multiples of the comparable companies and applied this range of multiples to the relevant Documentum financial statistic. For purposes of estimated calendar year 2004 revenues and earnings Morgan Stanley calculated a range of estimates by utilizing publicly available equity research estimates as a “Street Case” and estimates provided by Documentum’s management as “Management Plan”. Based on Documentum’s current outstanding shares and options and taking into account these two cases, Morgan Stanley estimated the implied value per Documentum share as of October 10, 2003 as follows:

	Documentum	Comparable	Implied Value
	Financial	Company Multiple	Per Share for
Calendar Year Financial Statistic	Statistic	Range	Documentum

Aggregate Value to Estimated 2004 Revenues	$314	2.0x-4.0x	$15.02-$25.29
Price to Estimated 2004 Earnings (Street Case)	$0.50	25.0x-45.0x	$12.46-$22.43
Price to Estimated 2004 Earnings (Management Plan)	$0.65	25.0x-45.0x	$16.14-$29.05

      Morgan Stanley noted that based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, the implied value per share of Documentum common stock was $31.52, which was higher than the implied value per share ranges described above.

      No company utilized in the comparable company analysis is identical to Documentum. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Documentum and EMC, such as the impact of competition on the businesses of Documentum and EMC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Documentum and EMC or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

      Indexed Price Performance. Morgan Stanley reviewed the share price performance of Documentum and indices composed of average stock prices of content management and enterprise software companies for the one year period ending October 10, 2003, and compared the performance of Documentum and these indices to the performance of the Nasdaq National Market during the same period. The content management index included the content management companies listed above, and the enterprise software index included the enterprise software companies listed above.

      Morgan Stanley noted the following:

% Price Change Since
Company/Index	October 10, 2002

Documentum	83%
Content management index	90
Enterprise software index	40
Nasdaq National Market	65

      Morgan Stanley noted that Documentum outperformed the Nasdaq National Market and the enterprise software index, and performed generally in line with the content management index during the period described above.

      Discounted Equity Value Analysis. Morgan Stanley calculated a range of present equity values per share for Documentum on a standalone basis. To calculate the discounted equity value, Morgan Stanley used the calendar year 2004 publicly available estimated revenues, and applied projected annual growth rates of 5% to 25%, a projected operating margins of 10% to 21%, and a tax rate of 27% to derive a range of calendar year 2005 earnings estimates. Morgan Stanley applied a discount rate ranging from 15-20% to these ranges of calendar year 2005 earnings estimates.

      The following table summarizes Morgan Stanley’s analysis:

Documentum Financial
	Statistic (Range of	Calendar Year 2004
	Calendar Year 2005	Price to Earnings		Implied Value Per
Financial Statistic	Earnings Estimates)	Multiple		Share of Documentum

2005 estimated calendar year earnings per share (5% growth rate; 10-13% margin)	$0.40-$0.52	25-45	x	$8.67-$20.47
2005 estimated calendar year earnings per share (15% growth rate; 12-17% margin)	$0.53-$0.76	25-45	x	$11.50-$29.58
2005 estimated calendar year earnings per share (25% growth rate; 15-21% margin)	$0.72-$1.02	25-45	x	$15.75-$39.92

      Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Documentum common stock was $31.52, which was within the range of the implied value per Documentum share ranges based on the discounted equity value analysis described above.

      Securities Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for Documentum common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of Documentum common stock. The range of analyst price targets for Documentum was $16.00 to $20.00. Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Documentum common stock was $31.52, which was above the range of equity analysts’ price targets.

      The public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for Documentum common stock and these estimates are subject to uncertainties, including the future financial performance of Documentum and future financial market conditions.

      Analysis of Precedent Transactions. Morgan Stanley compared publicly available statistics for eight selected technology sector transactions in which the target company was publicly traded and transaction values were greater than $500 million. The following is a list of these transactions:

Selected Precedent Transactions (Target/ Acquiror)

J.D. Edwards & Company/ PeopleSoft, Inc.

Precise Software Solutions Ltd./ VERITAS Software Corporation
Rational Software Corporation/ International Business Machines Corporation
Lending Tree, Inc./ InterActiveCorp.
LEGATO Systems, Inc./ EMC
Square Co., Ltd./ Enix Corporation
Allen Telecom, Inc./ Andrew Corporation
Overture Services Inc./ Yahoo! Inc.

      For each transaction noted above Morgan Stanley noted the following financial statistics: (1) aggregate value to estimated next twelve month revenues; (2) price to next twelve month estimated earnings per share; (3) implied premium to 1 trading day prior price; (4) implied premium to 30 trading day average price; (5) implied exchange ratio premium to 30 trading day average exchange ratio; and (6) implied exchange ratio premium to 60 trading day average exchange ratio. The following table summarizes Morgan Stanley’s analysis:

	Reference Range
	(Excluding EMC/	Implied Value	Documentum/ EMC
Precedent Transaction Financial Statistic	Documentum)	Per Share	Financial Statistic

Next Twelve Month (NTM) Aggregate Value to Revenues	2x-4x	$15.02-$25.29	5.3x
NTM Price to Earnings	30.0x-50.0x	$14.95-$24.92	63.2x
Premium to 1-day prior price	15.0%-40.0%	$26.63-$32.42	36%
Premium to 30-day average price	20.0%-35.0%	$26.09-$29.36	45%
Premium to 30-day average exchange ratio	15.0%-40.0%	$27.16-$33.07	33%
Premium to 60-day average exchange ratio	15.0%-40.0%	$26.97-$32.83	34%

      Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley noted that the implied value per share of Documentum common stock was $31.52. This implied value per share was above the range based on NTM aggregate value to revenue and NTM price to earnings basis to Documentum. Morgan Stanley also noted that this implied value per share was within the ranges for the following statistics to Documentum — premium to 1 trading day prior price, premium to 30 trading day average price, premium to 30 trading day average exchange ratio and premium to 60 trading day average exchange ratio.

      Morgan Stanley also analyzed financial statistics for the LEGATO acquisition and applied these statistics to relevant Documentum financial statistics. Morgan Stanley noted the following financial statistics for the LEGATO acquisition: (1) implied premium to 1 trading day prior price; (2) price to 2004 estimated revenues based on Street Case; (3) price to 2004 estimated earning per share based on Street Case; (4) price to 2004 estimated revenues based on Management Plan; and (5) price to 2004 estimated earning per share based on Management Plan. The following table summarizes Morgan Stanley’s analysis:

	LEGATO/EMC	Documentum Implied
Financial Statistic	Financial Statistic	Value Per Share

Premium to 1-day prior price	16.1%	$26.89
2004 Estimated Revenues (Street Case)	3.5x	$22.80
2004 Estimated Earnings per Share (Street Case)	49.8x	$24.82
2004 Estimated Revenues (Management Plan)	3.5x	$24.62
2004 Estimated Earnings per Share (Management Plan)	49.8x	$32.15

      Morgan Stanley noted that, based on the LEGATO/ EMC statistics, the implied value per share range for Documentum is $22.80-$26.89 using the Street Case, and $24.62-$32.15 using the Management Plan. Based on EMC’s common stock price per share of $14.49 as of October 10, 2003 and the exchange ratio of 2.175 pursuant to the merger agreement, Morgan Stanley also noted that the implied value per share of Documentum common stock was $31.52, which was within the ranges based on Street Case and the Documentum Management Plan.

      No company or transaction utilized in the precedent transaction analysis of stock price premiums paid is identical to Documentum or EMC or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of Documentum and EMC, such as the impact of competition on the business of Documentum, EMC, or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Documentum, EMC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

      Relative Contribution Analysis. Morgan Stanley compared Documentum and EMC stockholders’ respective percentage ownership of the combined company to Documentum’s and EMC’s respective percentage contribution (and the implied ownership based on such contribution) to the combined company using revenues, operating income and net income based on publicly available equity research analysts’ estimates. The analysis did not take into account the incremental financial contribution or changes in ownership that would result from the LEGATO acquisition.

	Implied % Pro Forma
	Ownership by

	EMC	Documentum

Revenue
Calendar Year 2002 Actual	96.3%	3.7%
Calendar Year 2003 Estimated	95.8	4.2
Calendar Year 2004 Estimated	95.9	4.1
Operating Income
Calendar Year 2002 Actual	NM	NM
Calendar Year 2003 Estimated	94.0	6.0
Calendar Year 2004 Estimated	95.3	4.7
Net Income
Calendar Year 2002 Actual	NM	NM
Calendar Year 2003 Estimated	95.5	4.5
Calendar Year 2004 Estimated	95.9	4.1

Morgan Stanley noted that the implied pro forma Documentum ownership of the combined company (based on each of the operating metrics noted above) ranged from 3.7% to 6.0%. Based on Documentum’s current shares and options outstanding, Morgan Stanley calculated that the implied ownership of the combined company for the Documentum stockholders implied by the transaction was approximately 5.6%

on a fully diluted basis (without taking into account the changes in ownership that would result from the LEGATO acquisition), which was within the range of the analysis described above.

EMC Corporation

      Trading Range Analysis. Morgan Stanley reviewed the range of closing prices of EMC common stock for various periods ending on October 10, 2003. Morgan Stanley observed the following:

Period Ending October 10, 2003	Range of Closing Prices

Last 30 Trading Days	$12.43-$14.49
Since August 6, 2003*	$10.85-$14.49
Since July 8, 2003**	$9.80-$14.49
Last 90 Trading Days	$9.80-$14.49
Last Twelve Months	$4.16-$14.49

*	The date of EMC’s analyst day, including the announced expectation to meet its forecasts for third quarter of 2003.

**	The date the LEGATO acquisition was announced.

Morgan Stanley noted that the price per share of EMC common stock as of October 10, 2003 was $14.49, which was within the range of prices described above.

      Comparable Company Analysis. Morgan Stanley compared certain financial information of EMC with publicly available consensus earnings estimates for other companies that shared similar business characteristics of EMC. The following is a list of those companies:

•	Brocade Communications Systems, Inc.

•	Cisco Systems Inc.

•	Dell, Inc.

•	Emulex Corp.

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	McData Corporation

•	Network Appliance, Inc.

•	QLogic Corporation

•	Sun Microsystems, Inc.

For purposes of this analysis, Morgan Stanley analyzed the following statistics of each of these companies for comparison purposes:

•	the ratio of aggregate value, defined as market capitalization plus total debt less cash and cash equivalents, to estimated calendar year 2004 revenues (based on publicly available estimates); and

•	the ratio of price to estimated earnings for calendar year 2004 (based on publicly available estimates).

Morgan Stanley applied the relevant financial multiples of the comparable companies to publicly available consensus earnings estimates to EMC calendar year 2004 revenues (as of October 10, 2003). For purposes of estimated earnings (calendar year 2004), Morgan Stanley utilized publicly available equity research consensus earnings estimates. Based on EMC’s current outstanding shares and options, Morgan Stanley then estimated the implied value per EMC share as of October 10, 2003 as follows:

	EMC	Comparable Company	Implied Value Per
Calendar Year Financial Statistic	Financial Statistic	Multiple Range	Share for EMC

Aggregate Value to Estimated Revenues (Calendar Year 2004)	$6,765	2.0x-4.0x	$8.83-$14.76
Price to Estimated Earnings (2004)	$0.30	30.0x-50.0x	$9.06-$15.09

Morgan Stanley noted that the price per share of EMC common stock as of October 10, 2003 was $14.49, which was within the implied value per share range for each of the financial statistics described above.

      No company utilized in the comparable company analysis is identical to EMC. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Documentum and EMC, such as the impact of competition on the businesses of Documentum and EMC and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Documentum and EMC or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using peer group data.

      Indexed Price Performance. Morgan Stanley reviewed the share price performance of EMC and indices composed of stock average prices of selected storage systems and storage network/switching companies for the twelve-months ending October 10, 2003, and compared the performance of EMC and these indices to the performance of the Nasdaq National Market during the same period. The Systems index included the following companies:

•	Dell, Inc.

•	Hewlett-Packard Company

•	International Business Machines Corporation

•	Network Appliance, Inc

•	Sun Microsystems, Inc.

      The Network/ Switching index included the following companies:

•	Brocade Communications Systems, Inc.

•	Cisco Systems Inc.

•	Emulex Corp.

•	McData Corporation

•	QLogic Corp.

      Morgan Stanley noted the following:

% Price Change Since
Company/Index	October 10, 2002

EMC	248%
Systems Index	58
Network/ Switching Index	113
Nasdaq National Market	65

      Morgan Stanley noted that EMC’s share price had increased 248% over the last twelve months, which was above the range of each of indexes.

      Discounted Equity Value Analysis. Morgan Stanley calculated a range of implied present equity values per share for EMC on a standalone basis. To calculate the discounted equity value, Morgan Stanley used the range of calendar year 2005 publicly available consensus earnings estimates and applied a range of price to earnings multiples to these earnings estimates.

      Morgan Stanley applied an illustrative 15% discount rate. The following table summarizes Morgan Stanley’s analysis:

EMC
Financial Statistic
	(Range of	Calendar Year 2004		Implied Value
	Calendar Year 2005	Price to Earnings	Discount	Per Share of
Financial Statistic	Earnings Estimates)	Multiple	Rate	EMC

2005 estimated calendar year earnings per share	$0.35-$0.50	30.0x-45.0x	15%	$10.48-$15.72

      Morgan Stanley noted that the price per share of EMC common stock as of October 10, 2003 was $14.49, which was within the range of the discounted equity value analysis described above.

      Securities Research Analysts’ Price Targets. Morgan Stanley reviewed and analyzed future public market trading price targets for EMC common stock prepared and published by equity research analysts. These targets reflect each analyst’s estimate of the future public market trading price of EMC common stock. The range of analyst price targets for EMC was $8.00 to $16.00. Morgan Stanley noted that the price per share of EMC common stock as of July 10, 2003 was $14.49, which was within the analyst price target range described above.

      Morgan Stanley noted that the public market trading price targets published by the securities research analysts do not necessarily reflect current market trading prices for EMC common stock and these estimates are subject to uncertainties, including the future financial performance of EMC and future financial market conditions.

      In connection with the review of the merger by Documentum’s board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Documentum or EMC. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are beyond the control of Documentum or EMC. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

      Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness of the exchange ratio of 2.175 pursuant to the merger agreement from a financial point of view to holders of shares of Documentum common stock and in connection with the delivery of its opinion to Documentum’s board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of Documentum or EMC might actually trade.

      The exchange ratio of 2.175 pursuant to the merger agreement was determined through arm’s-length negotiations between Documentum and EMC and was approved by Documentum’s board of directors. Morgan Stanley provided advice to Documentum during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Documentum or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

      In addition, Morgan Stanley’s opinion and its presentation to Documentum’s board of directors was one of many factors taken into consideration by Documentum’s board of directors in deciding to approve the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Documentum’s board of directors with respect to the exchange ratio or of whether Documentum’s board of directors would have been willing to agree to a different exchange ratio.

      Documentum’s board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of Morgan Stanley’s trading and brokerage activities, Morgan Stanley or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers in the equity and other securities of Documentum, EMC or any other parties involved in the merger. In addition, from time to time Morgan Stanley has entered and may enter into agreements to purchase equipment, software and/or services from Documentum and EMC in connection with Morgan Stanley’s business.

      Under the terms of its engagement letter, Morgan Stanley provided Documentum financial advisory services and a financial opinion in connection with the merger, and Documentum agreed to pay Morgan Stanley a fee not to exceed $13,000,000, a substantial portion of which is payable upon consummation of the transaction. Documentum has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Documentum has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for EMC and have received fees in connection with such services.

Interests of Documentum Directors and Officers in the Merger

      In considering the recommendation of the Documentum board of directors, you should be aware that some directors and officers of Documentum have certain interests in the merger which are different from, or in addition to, your interest. The Documentum board of directors was aware of these potential interests and considered them. These potential interests include the following:

Retention Agreements

      In connection with the execution of the merger agreement approximately 100 employees of Documentum (including the executive officers of Documentum) have entered or will enter into retention agreements pursuant to a retention plan adopted by Documentum. The receipt by the participants of benefits under these retention agreements is conditioned upon the occurrence of the merger. In addition, the retention agreements provide for the waiver by officers of Documentum of their participation in the Documentum Change in Control Benefit Plan, pursuant to which they might otherwise have been entitled to benefits in connection with the merger (including a severance payment of up to two times annual salary and on-target bonus, up to twenty four months accelerated option vesting, up to 18 months of benefits continuation and outplacement assistance).

      The new retention agreements provide that the participants are eligible to receive retention payments if they remain employed by Documentum, EMC or one of their affiliates for specified periods of time (ranging from six to thirty months) following the merger. The payments are made in six month increments commencing on the date of the merger and are generally subject to the participant remaining employed for the six month period following the payment date or, if less than six months, through the end of such participant’s retention period). If a participant is terminated for “cause” during the retention period, or if the participant terminates employment without “good reason,” the participant forfeits his or her rights to additional installments of the retention payment and will be required to repay the last installment of the retention payment that he or she received. If, on the other hand, the participant’s employment is terminated without cause, or if the participant terminates his or her employment for good reason, the participant will be entitled to receive the remaining unpaid amount of the retention payment. The maximum aggregate amount of retention payments that may be earned by the Documentum employees participating in the retention plan is $35,000,000.

      In addition to the retention payments, each executive officer who participates in the retention plan (i) is entitled to an additional twelve months of vesting credit for purposes of his or her existing options as of the merger, and (ii) will have the opportunity to receive an additional twelve months of vesting credit for purposes of those options if performance goals for the Documentum Division of EMC are met within twenty four months following the effective time of the merger. Further, if a participating officer is terminated other than for cause during the retention period, or if the officer terminates employment for good reason, the officer will be entitled to receive outplacement services (at a cost not to exceed 25% of such officer’s base salary) and up to eighteen months of benefit continuation. If an officer is terminated without cause or for good reason during the retention period, he or she will be entitled to the performance based portion of the vesting credit described above.

      Pursuant to the retention arrangements, Mr. DeWalt will be appointed as president, Documentum Division of EMC Corporation and will be eligible to receive retention payments in the aggregate amount of $8,032,500 for a 30 month transition period, prepaid in six month increments of approximately 15%, 20%, 20%, 20% and 25%. Additionally, pursuant to the retention arrangements, six of the executive officers of Documentum (Messrs. Broido, executive vice president and General Manager, EMEA, DeCesare, executive vice president, worldwide field operations, Kolish, vice president, worldwide customer service, Milam, executive vice president and chief marketing officer, Shao, executive vice president, technology officer and founder of Documentum, and Tarkoff, executive vice president and chief strategy officer) will be eligible to receive retention payments equal to up to 3.75 times each executive officer’s annual salary and on-target bonus (the “Retention Payment Amount”) for a 30 month transition period, prepaid in six month increments of approximately 15%, 20%, 20%, 20% and 25%. Three additional executive officers of Documentum (Messrs. Darwish, vice president, general counsel and secretary, Gabbert, executive vice president, worldwide human resources, and Garrett, executive vice president and chief financial officer) will be eligible to receive retention payments equal to one half of the Retention Payment Amount for a 15 month transition period, prepaid in six month increments of approximately 20%, 35% and 45%. Mr. Beir, executive vice president, products of Documentum, will be eligible to receive retention payments equal to 25% of the Retention Payment Amount for a six month transition period, 100% of which will be paid at the six month anniversary of the closing of the merger. The aggregate amount of retention payments payable to these executive officers (other than Mr. DeWalt) is $11,984,375. In addition, the executive officers as a group, including Mr. DeWalt, will receive vesting credit with respect to approximately 907,832 of their existing options and will be eligible for additional vesting credits with respect to approximately 470,583 of their existing options in the event that certain performance goals of Documentum are met.

      For these purposes, “cause” means an officer’s (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that such officer has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of Documentum, (ii) material breach of any agreement entered into between such officer and Documentum that impairs Documentum’s interest therein, (iii) willful misconduct, significant failure of such officer to perform his or her duties, or gross neglect by such officer of his or her duties, or (iv) engagement in any activity that constitutes a material conflict of interest with Documentum. In order for an act, event or omission to constitute cause, (i) Documentum must provide the officer with notice and a reasonable description of the occurrence of the act, event or omission claimed to constitute cause and the provision of the cause definition relied upon in making such claim and (ii) such officer must have failed to remedy such act, event or omission within the ten day period following receipt of such notice, provided that such act, event or omission can be reasonably remedied.

      For these purposes, “good reason” means the occurrence of (i) a material adverse change in an officer’s title, duties or responsibilities from those associated with such officer’s position set forth in the retention agreement or the assignment to such officer of any duties or responsibilities which are materially less favorable than the duties or responsibilities associated with such position, (ii) a reduction in an officer’s base salary or annual salary and on-target bonus or any failure to pay such officer any compensation or benefits to which such officer is entitled within five days of the date due, (iii) Documentum requiring an officer to relocate to any place outside a 30-mile radius of such officer’s current work site, except for reasonably required travel on the business of the Documentum or its affiliates which is not materially greater than such travel requirements prior to the effective time of the merger, (iv) any material breach by Documentum of any material provision of the retention plan, or (v) the failure of Documentum to obtain an agreement from any successors and assigns to assume and agree to perform the obligations created under the retention plan. In order for an act, event or omission to constitute good reason for purposes of the retention plan, (i) an officer must provide Documentum with notice and a reasonable description of the occurrence of the act, event or omission claimed to constitute good reason and the provision of the good reason definition relied upon in making such claim and (ii) Documentum must have failed to remedy such act, event or omission within the ten day period following its receipt of such notice, provided that such act, event or omission can be reasonably remedied.

Acceleration of Options Under Documentum’s Directors Plan

      Options granted under the Directors Plan will accelerate and become fully exercisable immediately prior to the merger and, if not exercised, will be cancelled at the effective time of the merger. As a result, 15,000 options granted under the plan to each of Robert Adams, Gary Banks, John Hamm, Geoffrey Moore and Michael Pehl, at exercise prices per share ranging from $12.00 to $19.59, will accelerate.

Indemnification and Insurance

      The merger agreement provides that EMC will for a period of six years following the effective time of the merger indemnify to the fullest extent permitted by law the directors and officers of Documentum for acts or omissions occurring at or prior to the effective time of the merger that are based in whole or in part on the fact that such person was or is an officer or director of Documentum. EMC will also cause the surviving corporation to assume Documentum’s obligations under indemnification agreements with officers and directors in effect prior to October 13, 2003 and any indemnification provisions under Documentum’s charter and By-Laws as in effect immediately prior to the effective time of the merger.

      Also, for a period of six years after the effective time of the merger, Documentum or EMC will maintain in effect the current policies of directors’ and officers’ liability insurance covering those persons who are currently covered by Documentum’s directors’ and officers’ liability insurance policy or maintain substitute policies on comparable terms to those currently in effect, subject to certain limitations. See “The Merger Agreement – Indemnification and Insurance” beginning on page 68.

Stock Ownership

      As of November 14, 2003, directors and executive officers of Documentum held approximately 2.1% of the outstanding shares of common stock of Documentum entitled to vote at the special meeting.

EMC’s Reasons for the Merger

      EMC has identified a number of potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include:

•	extending EMC’s ability to reach more markets and more customers — including customers seeking enterprise content management solutions (including solutions for records management, digital asset management, collaboration, compliance and web content management);

•	enabling EMC to offer a more comprehensive set of information lifecycle management software and solutions, especially with respect to unstructured content;

•	enabling EMC to enhance its position in areas where EMC already has a presence by offering complementary Documentum products and services; and

•	joining with another market and technology leader in one of the fastest growing segments of the software market.

      After taking into account these and other factors, the EMC board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, EMC and its stockholders, and approved and authorized, subject to the final approval of the EMC M&A Committee, which final approval was obtained, the merger agreement and the transactions contemplated thereby, including the merger.

Completion and Effectiveness of the Merger

      We will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including the approval and adoption of the merger agreement and the merger by the stockholders of Documentum. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware.

      EMC and Documentum intend to complete the merger as soon as practicable after the stockholders of Documentum approve and adopt the merger agreement and the merger at the special meeting and all other closing conditions are satisfied. EMC and Documentum currently anticipate that the merger will be completed in the last quarter of 2003.

Structure of the Merger and Conversion of Documentum Common Stock

      In accordance with the merger agreement and Delaware law, Elite Merger Corporation, the merger subsidiary, a newly-formed and wholly-owned subsidiary of EMC, will be merged with and into Documentum. As a result of the merger, the separate corporate existence of the merger subsidiary will cease and Documentum will survive the merger as a wholly-owned subsidiary of EMC.

      Upon completion of the merger, each outstanding share of Documentum common stock, other than shares held by EMC or its subsidiaries or shares held by Documentum as treasury stock, will be converted into the right to receive 2.175 fully paid and nonassessable shares of EMC common stock. The number of shares of EMC common stock issuable in the merger will be proportionately adjusted for any additional future stock split, stock dividend or similar event with respect to Documentum common stock or EMC common stock effected between the date of the merger agreement and the completion of the merger.

      No certificate or scrip representing fractional shares of EMC common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of EMC common stock, based on the average closing price of EMC common stock reported by the New York Stock Exchange over the five consecutive trading days ending on the day before the effective time of the merger.

Exchange of Documentum Stock Certificates for EMC Stock Certificates

      When the merger is completed, the exchange agent will mail to you a letter of transmittal and instructions for use in surrendering your Documentum stock certificates in exchange for EMC stock certificates. When you deliver your Documentum stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Documentum stock certificates will be canceled and you will receive EMC stock certificates representing the number of full shares of EMC common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of EMC common stock which would have been otherwise issuable to you as a result of the merger.

      You should not submit your Documentum stock certificates for exchange unless and until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

      You are not entitled to receive any dividends or other distributions on EMC common stock until the merger is completed and you have surrendered your Documentum stock certificates in exchange for EMC stock certificates.

      If there is any dividend or other distribution on EMC common stock with a record date after the merger and a payment date prior to the date you surrender your Documentum stock certificates in exchange for EMC stock certificates, you will receive it with respect to the number of whole shares of EMC common stock issued to you promptly after they are issued. If there is a dividend or other distribution on EMC common stock with a record date after the merger and a payment date after the date you surrender your Documentum stock certificates in exchange for EMC stock certificates, you will receive it with respect to the number of whole shares of EMC common stock issued to you promptly after the payment date.

      EMC will only issue an EMC stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Documentum stock certificate is registered if you present the exchange agent with all the documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Conversion of Documentum Convertible Debt into EMC Convertible Debt

      At the effective time of the merger, each note issued by Documentum pursuant to the Indenture dated April 5, 2002 and convertible into Documentum common stock on the terms and conditions of the Indenture will be converted into a note convertible into the number of shares of EMC common stock equal to the number of shares of Documentum common stock into which the note was convertible immediately prior to the merger multiplied by the exchange ratio. The parties will enter into a supplemental indenture to effect this assumption.

Additional Option Issuances

      At the effective time of the merger, EMC will grant employees of the Company who are not participants in Documentum’s Change in Control Retention Plan additional options to purchase EMC common stock. See “The Merger Agreement — Documentum’s Employee Benefit Plans” on page 63.

Material U.S. Federal Income Tax Considerations

      The following is a discussion of the material U.S. federal income tax consequences of the merger to Documentum stockholders who exchange their shares of Documentum common stock for shares of EMC common stock in the merger. This discussion addresses only a Documentum stockholder who is a U.S. citizen or resident and holds Documentum common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Documentum stockholder in light of that stockholder’s individual circumstances or to a Documentum stockholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a mutual fund;

•	a tax-exempt organization;

•	a stockholder who is not a citizen or resident of the United States;

•	a pass-through entity or an investor in such an entity;

•	a dealer or broker in securities or foreign currencies;

•	a stockholder who holds individual retirement or other tax-deferred accounts;

•	a trader in securities who elects to apply a mark-to-market method of accounting;

•	a stockholder who holds Documentum common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	a stockholder who acquired his or her shares of Documentum common stock pursuant to the exercise of employee stock options or otherwise as compensation.

      The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/ prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service (the “IRS”). In addition, the discussion does not address any state, local or foreign tax consequences of the merger.

      Documentum stockholders are strongly urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

      EMC and Documentum each anticipate that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that EMC receive a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP and Documentum receive a written opinion from Wilson Sonsini Goodrich & Rosati, Professional Corporation, in each case dated as of the effective date of the merger, both to the effect that the merger will qualify as such a reorganization. EMC’s and Documentum’s conditions relating to these tax opinions are not waivable after receipt of Documentum stockholder approval without reapproval by Documentum stockholders (with appropriate disclosure), and neither EMC nor Documentum intends to waive this condition. The opinions will rely on assumptions, including assumptions regarding the absence of changes in existing facts and law and the completion of the merger in the manner contemplated by the merger agreement, and representations and covenants made by EMC, Elite Merger Corporation and Documentum, including those contained in representation letters of officers of EMC, Elite Merger Corporation and Documentum. If any of those representations, covenants or assumptions is inaccurate, counsel may not be able to render the required opinions and the tax consequences of the merger could differ from those discussed here. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

      The qualification of the merger as a reorganization within the meaning of Section 368(a) of the Code will have the following results for U.S. federal income tax purposes:

•	a Documentum stockholder whose shares of Documentum common stock are exchanged in the merger for shares of EMC common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of EMC common stock;

•	a Documentum stockholder’s tax basis in shares of EMC common stock received in the merger will equal (i) the tax basis of the Documentum common stock surrendered in the merger, less (ii) the portion of that tax basis allocable to a fractional share of EMC common stock for which cash is received, if any;

•	a Documentum stockholder’s holding period for shares of EMC common stock received in the merger will include the holding period for the shares of Documentum common stock surrendered in the merger; and

•	to the extent that a Documentum stockholder receives cash in lieu of a fractional share of EMC common stock, the stockholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The stockholder will recognize gain or loss equal to the difference between the cash received and the portion of the stockholder’s tax basis in the shares of Documentum common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for those shares of Documentum common stock is more than one year at the effective time of the merger.

Accounting Treatment of the Merger

      EMC intends to account for the merger under the purchase method of accounting for business combinations.

Regulatory Filings and Approvals

      United States Antitrust. The merger is subject to the requirements of the HSR Act which prevents some transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods end or expire. EMC and Documentum have each filed a Notification and Report Form with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The requirements of HSR Act will be satisfied if the merger is completed within one year from the termination of the waiting period.

      The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or ended, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

      Additional Filings. In addition, the parties will make any necessary filings in any other applicable jurisdictions, some of which may prevent some transactions from being completed until required information and materials are furnished to the relevant authorities and applicable waiting periods expire or approvals are obtained. If antitrust authorities request additional information or challenge the merger on antitrust grounds, such approvals may be delayed or may not be obtained.

Restrictions on Sales of Shares by Affiliates

      The shares of EMC common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and will be freely transferable under the Securities Act, except for shares of EMC common stock issued to any person who is deemed to be an “affiliate” of either EMC or Documentum at the time of the Documentum special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of either EMC or Documentum and may include some of either EMC’s or Documentum’s officers and directors, as well as their principal stockholders. Affiliates may not sell their shares of EMC common stock acquired in connection with the merger except pursuant to:

•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under paragraph(d) of Rule 145 under the Securities Act; or

•	any other applicable exemption under the Securities Act.

      EMC’s registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of EMC common stock to be received by affiliates in connection with the merger.

Dissenters’ and Appraisal Rights

      Under Delaware law, you are not entitled to exercise dissenters’ or appraisal rights as a result of the merger or to demand payment for your shares of Documentum common stock.

Delisting and Deregistration of Documentum Common Stock after the Merger

      If the merger is completed, Documentum common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Operations After the Merger

      Following the merger, EMC may integrate some or all of Documentum’s operations or continue Documentum’s operations as a wholly-owned subsidiary of EMC. The stockholders of Documentum will become stockholders of EMC, and their rights as stockholders will be governed by EMC’s Restated Articles of Organization and Restated By-Laws, each as amended and in effect from time to time, and the laws of the Commonwealth of Massachusetts. See “Comparison of Rights of EMC Stockholders and Documentum Stockholders” on page 70.

THE MERGER AGREEMENT

      The following summary highlights selected information from the merger agreement, the complete text of which is attached to this proxy statement/ prospectus as Annex A and is incorporated by reference into this proxy statement/ prospectus. This summary may not contain all the information that is important to you. EMC and Documentum urge you to read carefully the merger agreement in its entirety.

Effective Time

      Once all of the conditions to the merger contained in the merger agreement have been satisfied or waived EMC and Documentum will consummate the merger. The merger will become effective when a duly executed and delivered certificate of merger is filed with the Secretary of State of the State of Delaware. We currently anticipate that the merger will be completed in the last quarter of 2003; however, because the completion of the merger is subject to certain closing conditions, we cannot predict the exact timing.

Conversion and Exchange of Documentum Stock, Stock Options and Convertible Debt

      At the effective time, each issued and outstanding share of Documentum common stock will be automatically converted into the right to receive 2.175 shares of EMC common stock. This multiple is referred to in this proxy statement/ prospectus as the exchange ratio.

      No fractional shares of EMC common stock will be issued in the merger. Instead, fractional shares will be paid in cash, without interest, based on the average closing price for EMC common stock reported by the New York Stock Exchange over the five consecutive trading days ending on the day before the merger becomes effective.

      When the merger is completed, each outstanding Documentum stock option will be assumed by EMC and will be deemed to constitute an option to purchase that number of shares of EMC common stock equal to the product of 2.175 multiplied by the number of shares of Documentum common stock underlying such option, rounded down to the nearest whole share. The exercise price for each outstanding Documentum option will also be adjusted to give effect to the exchange ratio by dividing the exercise price of such option by the exchange ratio and rounding up to the nearest whole cent.

      At the effective time of the merger, each note issued by Documentum pursuant to the Indenture dated April 5, 2002 and convertible into Documentum common stock on the terms and conditions of the Indenture will be converted into a note convertible into the number of shares of EMC common stock equal to the number of shares of Documentum common stock into which the note was convertible immediately prior to the merger multiplied by the exchange ratio.

Exchange of Certificates

      As soon as practicable after the effective time, EquiServe Trust Company, NA, the exchange agent, will mail to each record holder of Documentum common stock a transmittal letter that will detail the procedures for record holders to exchange Documentum common stock certificates for EMC common stock certificates and to exchange any fractional share for cash. Transmittal letters will also be available following completion of the merger at the offices of the exchange agent at 150 Royall Street, Canton, Massachusetts 02021, Attention Corporate Actions. Additionally, after the effective time, holders of Documentum common stock certificates can exchange their stock certificates for certificates evidencing EMC common stock at the offices of the exchange agent. Do not surrender your certificate before the effective time and do not send them in with your proxy. After the effective time, transfers of Documentum common stock will not be registered on Documentum’s stock transfer books.

      No dividends or other distributions on the EMC common stock that are declared or made after the merger and have a record date after the merger will be paid to Documentum stockholders until they surrender their Documentum common stock certificates.

Representations and Warranties

      Documentum made a number of representations and warranties in the merger agreement relating to, among other things:

•	its corporate organization and similar corporate matters;

•	its subsidiaries;

•	its capitalization;

•	authorization, execution, delivery, performance by and enforceability of the merger agreement against Documentum;

•	the inapplicability of any state anti-takeover statutes to Documentum, the merger or the shares of Documentum common stock;

•	material contracts of Documentum;

•	the absence of a conflict with or violation of its amended and restated certificate of incorporation, its amended and restated By-Laws, applicable laws or material agreements by Documentum as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	compliance with applicable laws by Documentum;

•	permits and licenses held by Documentum;

•	its filings and reports with the Securities and Exchange Commission;

•	the absence of certain changes or events in its business since June 30, 2003;

•	the absence of undisclosed liabilities of Documentum;

•	the absence of undisclosed litigation or internal investigation involving Documentum;

•	its employee benefit plans and other labor matters;

•	its title to its real and personal properties;

•	the filing of tax returns and payment of taxes by Documentum;

•	environmental matters of Documentum;

•	intellectual property matters of Documentum;

•	insurance policies maintained by Documentum;

•	the inapplicability of its stockholder rights agreement to the merger and the other transactions contemplated by the merger agreement;

•	agreements that restrict or impair its business activities;

•	the accuracy of information supplied by Documentum in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

•	the absence of transactions between Documentum and related parties since December 31, 2002;

•	the absence of discussions with another party with respect to any acquisition proposal by such other party with respect to Documentum;

•	the receipt of an opinion by Documentum from its financial advisor that as of the date of the opinion the exchange ratio set forth in the merger agreement is fair, from a financial point of view, to the stockholders of Documentum; and

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger.

      EMC and the merger subsidiary made a number of representations and warranties in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	their capitalization;

•	authorization, execution, delivery, performance and enforceability of the merger agreement by EMC and the merger subsidiary;

•	the absence of a conflict with or violation of EMC’s restated articles of organization, as amended, merger subsidiary’s Certificate of incorporation, EMC’s amended and restated By-Laws and merger subsidiary’s By-Laws, or applicable laws by EMC or the merger subsidiary as a result of the merger;

•	governmental consents, approvals, orders and authorizations required in connection with the merger;

•	EMC’s filings and reports with the Securities and Exchange Commission;

•	the absence of certain changes or events in EMC’s business since June 30, 2003;

•	the absence of undisclosed liabilities of EMC;

•	the absence of undisclosed litigation involving EMC;

•	the accuracy of information supplied by EMC in connection with this proxy statement/ prospectus and the registration statement of which it is a part;

•	the payment of fees to finders and financial advisors in connection with the merger agreement and other expenses incurred in connection with the merger;

•	the ownership of the merger subsidiary and its lack of prior activity; and

•	the absence of any action by EMC that would prevent the transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Conduct of Business Before Completion of the Merger

      Documentum. Documentum agreed that until the termination of the merger agreement or completion of the merger, unless contemplated by the merger agreement or EMC consents in writing, Documentum will conduct its business and that of its subsidiaries, taken as a whole, in the ordinary course in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and will use all reasonable efforts to:

•	preserve substantially intact its business organization;

•	keep available the services of its current officers, employees and consultants; and

•	preserve its present relationships with customers, suppliers, distributors and others having significant business relations with them.

      Documentum also agreed that until the termination of the merger agreement or completion of the merger, unless contemplated by the merger agreement or EMC consents in writing, Documentum and its subsidiaries will conduct their businesses in compliance with specific restrictions relating, among other things, to the following:

•	the modification of Documentum’s certificate of incorporation or By-Laws or the organizational documents of any of Documentum’s subsidiaries;

•	the issuance, sale, pledge, disposition or encumbrance of equity securities of Documentum or its subsidiaries;

•	the sale, pledge, disposition or encumbrance of Documentum’s assets;

•	the issuance of dividends or other distributions;

•	the acquisition of assets or other entities;

•	the incurrence of indebtedness;

•	the entrance into or modification of certain contracts;

•	the adoption or implementation of any stockholder rights plan;

•	capital expenditures in excess of certain thresholds;

•	the modification of standard warranty terms;

•	the encumbrance of any Documentum capital stock or assets;

•	employees, employee benefits and labor matters;

•	accounting policies and procedures;

•	tax elections and liabilities;

•	the payment of claims, liabilities and obligations in excess of certain thresholds;

•	the payment of accounts payable and other ordinary course obligations;

•	the collection or transfer of accounts receivable;

•	the adoption of a plan of liquidation, dissolution, merger, consolidation or reorganization;

•	the revaluation in any material respect of Documentum’s assets except as required under GAAP; and

•	take any action that would cause any representation or warranty contained in the merger agreement to be untrue or incorrect, prevent Documentum from performing its covenants under the merger agreement such that the conditions to closing regarding the completeness of the representations and warranties and performance of covenants would be unsatisfied.

      EMC. EMC agreed that until the termination of the merger agreement or completion of the merger unless Documentum consents in writing, each of EMC and its subsidiaries will operate its businesses in compliance in all material respects with all applicable laws and regulations and to preserve intact its business organization and that of its subsidiaries.

      EMC also agreed that until the termination of the merger agreement or completion of the merger or unless Documentum consents in writing, EMC and its subsidiaries will not:

•	take any action that would result in any condition to the merger agreement not being satisfied, except as expressly contemplated by the merger agreement; or

•	effect any merger or business combination in which EMC is not the surviving corporation or effect any liquidation or dissolution of EMC, except as expressly contemplated by the merger agreement.

No Solicitation of Third Parties by Documentum

      The merger agreement contains provisions prohibiting Documentum from seeking a competing transaction subject to certain exceptions described below. Under these “no solicitation” provisions, Documentum has agreed that it, its subsidiaries and affiliates will not, directly or indirectly, through any officer, director, employee, representative or agent of Documentum or its subsidiaries, take any of the following actions:

•	solicit, initiate, resume, facilitate or encourage any “acquisition proposal” or any inquiry or proposal that would reasonably be expected to lead to any acquisition proposal; or

•	engage in negotiations or discussions concerning, or provide non-public information to any person relating to any acquisition proposal, except as set forth below.

      Prior to the approval and adoption of the merger agreement at the special meeting, Documentum may, after providing notice to EMC, furnish information and participate in discussions or negotiations regarding a “superior proposal” which was not solicited by it and did not result from a breach of the merger agreement, if the Documentum board of directors determines in good faith, after receiving the advice from outside counsel that it is necessary to do so in order to comply with its fiduciary duties to Documentum’s stockholders under applicable law.

      Documentum has agreed to provide EMC with detailed information about any acquisition proposal it receives.

      An “acquisition proposal” is any inquiry, proposal or offer involving Documentum and its subsidiaries other than the transaction contemplated by the merger agreement for any of the following:

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of Documentum and its subsidiaries, taken as a whole;

•	any direct or indirect acquisition or purchase of a business that constitutes 25% or more of any class of equity securities of Documentum or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 25% or more of any class of equity securities of Documentum or any of its subsidiaries; or

•	any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of any class of equity securities or assets of Documentum or any of its subsidiaries.

      A “superior proposal” is a bona fide written proposal made by any person:

•	to acquire, directly or indirectly, more than 50% of the combined voting power of the shares of Documentum common stock or all or substantially all of the assets of Documentum;

•	on terms which the Documentum board of directors determines in its good faith judgment, after receiving the advice of an independent financial advisor of a nationally recognized reputation, and taking into account all of the terms and conditions of such proposal and the merger agreement (including any proposal by EMC to amend the terms of the merger agreement) to be more favorable to the Documentum stockholders than the merger;

•	that has a reasonable likelihood of closing; and

•	for which financing, to the extent required, is then committed or which, in the good faith judgment of the Documentum board of directors, is reasonably capable of being, and likely to be, obtained on the proposed terms by that person.

      In addition, Documentum has agreed that neither its board of directors nor any committee of the board of directors will:

•	except as provided below, withdraw or modify (or publicly propose to withdraw or modify) in a manner adverse to EMC the approval or recommendation by the Documentum board of directors of the merger agreement or the merger;

•	cause or permit Documentum to enter into any letter of intent, memorandum of understanding or other agreement providing for an acquisition proposal; or

•	except as provided below, adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any acquisition proposal.

      The Documentum board of directors may, prior to the approval and adoption of the merger agreement and the merger at the special meeting and in response to a superior proposal which did not result from a breach of the merger agreement, withdraw or modify its recommendation that Documentum’s stockholders approve and adopt the merger agreement and the merger, or in the case of a tender offer, recommend that

Documentum stockholders accept the tender offer, if the Documentum board of directors determines in good faith (after having received the advice of outside counsel) that it is necessary to do so in order to comply with its fiduciary obligations to Documentum’s stockholders and provided further, that Documentum has not breached in any material respect its obligation to call and convene the special meeting, the “no solicit” provisions of the merger or its obligations to obtain governmental consents. In addition, such withdrawal or modification must occur no earlier than three business days after Documentum gives written notice to EMC of (i) its intention to withdraw or modify the recommendation and (ii) the terms of the superior proposal. In any event, Documentum must call, give notice of, convene and hold the special meeting with respect to the merger agreement and the merger.

      Documentum, through its board of directors, has agreed to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective by the Securities and Exchange Commission. Subject to the ability of the Documentum board of directors to change its recommendation as described above, the Documentum board of directors has also agreed to recommend adoption and approval of the merger agreement and merger by Documentum’s stockholders and to include such recommendation in this proxy statement/prospectus.

Documentum’s Employee Benefit Plans

      Following the effective time of the merger, EMC or Documentum will provide Documentum employees, for so long as they remain employed by Documentum or its subsidiaries, with health and welfare benefits pursuant to Documentum’s or its subsidiaries benefit plans in effect immediately prior to the merger or pursuant to employee benefit plans, programs, policies or arrangements maintained by EMC, provided they are no less favorable than those provided by EMC to similarly situated employees. In addition, following the merger, EMC will give Documentum employees credit for their service with Documentum and its subsidiaries under the EMC benefit plans in which such employees are eligible to participate for purposes of:

•	eligibility;

•	vesting; and

•	benefit levels (but not for benefit accruals or amounts under any defined benefit pension plan).

      EMC will also waive limitations as to pre-existing conditions or limitations and waiting periods under any group health plans in which Documentum employees and their eligible dependents will be eligible to participate after completion of the merger.

      Prior to the effective time of the merger, Documentum shall take all actions as EMC may reasonably request so as to enable Documentum to effect such actions relating to the Documentum, Inc. 401(k) Plan as EMC may deem necessary or appropriate, including terminating the plan, subject to the terms of the plan and applicable law, provided that such action does not preclude the immediate participation of eligible Documentum employees in any successor plan.

      Following the effective time of the merger, EMC shall assume and continue in full force and effect Documentum’s Change in Control Retention Plan. As of the effective time of the merger, employees of Documentum who are not participants in its Change in Control Retention Plan will be granted additional options exercisable into an aggregate of 2,000,000 shares of EMC common stock at an exercise price per share equal to the fair market value of EMC common stock as of the effective time. The options will vest and become exercisable in accordance with EMC’s stock option plan.

Treatment of Documentum Stock Options

      Upon completion of the merger, EMC will assume each outstanding Documentum stock option, including options under each of the following Documentum plans:

•	Documentum 1993 Equity Incentive Plan;

•	Documentum 1996 Non-Officer Equity Incentive Plan;

•	Documentum 1996 Relevance Technologies Inc. Stock Plan; and

•	Documentum 1996 eRoom Technology, Inc. Stock Plan.

      Upon completion of the merger, each outstanding option to purchase Documentum common stock will be deemed to constitute an option to purchase the number of shares of EMC common stock equal to the exchange ratio multiplied by the number of shares of Documentum common stock subject to such option before the merger, rounded down to the nearest whole share. The exercise price for each converted option will be equal to the exercise price per share for the Documentum stock option immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

      The other terms of each outstanding option and the Documentum option plans referred to above under which the options were issued will continue to apply in accordance with their terms, including any provisions providing for vesting and exercisability.

      EMC has agreed to file a registration statement on Form S-8 as promptly as practicable and in any event within five days of the effective time of the merger covering shares of EMC common stock issuable upon the exercise of outstanding Documentum stock options and to maintain such for S-8 in effect for as long as such options remaining outstanding.

      Each option granted under the Directors Plan will, pursuant to the terms of the plan, accelerate immediately prior to the merger and, unless exercised will be cancelled in the merger.

Documentum’s Employee Stock Purchase Plans

      Immediately prior to the consummation of the merger, all outstanding purchase rights under Documentum’s employee stock purchase plan will be automatically exercised. In connection with the merger, the shares of Documentum common stock purchased by the participants under those exercised rights will be cancelled and converted into the right to receive EMC common stock. Documentum’s employee stock purchase plan will then terminate. Documentum employees will be entitled to participate in EMC’s employee stock purchase plan on the terms and conditions of the EMC stock purchase plan.

Conditions to Closing

      The respective obligations of Documentum and EMC to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of various conditions which include, in addition to other customary closing conditions, the following:

•	the merger agreement and the merger must be approved and adopted by the holders of a majority of the outstanding shares of Documentum common stock;

•	the waiting period under the HSR Act must have expired or been terminated, and any requirements of other jurisdictions applicable to the consummation of the merger must be satisfied;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other legal restraint or prohibition preventing the consummation of the merger shall be in effect;

•	no law, regulation or order shall be enacted or issued which has the effect of making the merger illegal;

•	no governmental action or proceeding shall be pending or threatened which has the effect of prohibiting or limiting EMC’s ownership of Documentum upon completion of the merger, except if such proceeding would not reasonably be expected to have a material adverse effect on Documentum or EMC;

•	the shares of EMC common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

•	Each party must have received an opinion of counsel that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

      Each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party set forth in the merger agreement must be true, complete and correct without reference to any qualification as to materiality such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on such party, in each case as of the date of the merger agreement and at and as of the date the merger is to be completed, as if made at and as of that time; and

•	the other party to the merger agreement must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement.

      The merger agreement provides that a “material adverse effect” means, when used in connection with Documentum or EMC, any change, effect or circumstance that individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the material adverse effect:

•	is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Documentum or EMC and their respective subsidiaries, in each case taken as a whole; or

•	would materially adversely affect the ability of Documentum or EMC to consummate the transactions contemplated by the merger agreement.

      No change, event or circumstance to the extent resulting from any of the following shall be deemed to constitute, in and of itself, nor shall it be taken into consideration when determining whether there has occurred, a material adverse effect on Documentum:

•	general market, economic or political conditions affecting the industries in which Documentum participates, provided that such change or event does not have a substantially disproportionate impact on Documentum;

•	compliance with the terms and conditions of the merger agreement, the transactions contemplated thereby or the pendency or announcement of the transaction;

•	any litigation brought or threatened by stockholders of Documentum arising out of or in connection with the announcement of the merger agreement or the merger;

•	Documentum’s failure to meet published industry analyst expectations;

•	any decrease in the market price or trading volume of Document’s stock; or

•	any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of the merger agreement.

      No change, event or circumstance to the extent resulting from any of the following shall be deemed to constitute, in and of itself, nor shall it be taken into consideration when determining whether there has occurred, a material adverse effect on EMC:

•	general market, economic or political conditions affecting the industries in which EMC participates, provided that such change or event does not have a substantially disproportionate impact on EMC;

•	compliance with the terms and conditions of the merger agreement, the transactions contemplated thereby or the pendency or announcement of the transaction;

•	any litigation brought or threatened by stockholders of EMC arising out of or in connection with the announcement of the merger agreement or the merger;

•	EMC’s failure to meet published industry analyst expectations;

•	any decrease in the market price or trading volume of EMC’s stock; or

•	any change required by any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of the merger agreement.

Termination of the Merger Agreement

      The merger agreement may be terminated by Documentum or EMC under any of the following circumstances:

•	if Documentum and EMC mutually consent in writing;

•	by either party, if certain conditions to the completion of the merger are not satisfied because of a breach or failure to perform any representation, warranty, covenant or other agreement in the merger agreement by the other party, which breach or failure, if capable of being cured, is not cured within 20 business days of receipt of notice thereof;

•	by either party if the merger is not completed by the outside date, which is April 15, 2004, provided that the outside date will be extended to June 15, 2004 if the merger has not been consummated by April 15 due solely to the failure to obtain antitrust approvals applicable to the merger, provided, further, that a party may not terminate the merger agreement if the failure of such party to fulfill its obligations under the merger agreement is the principal cause that the merger has not been consummated as of the outside date;

•	by either party if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission has issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger; provided that the party seeking to terminate has complied with its obligation to use its reasonable best efforts to have such order, decree, ruling or other action vacated or lifted; or

•	by either party if the requisite vote of the stockholders of Documentum in favor of the merger agreement and the merger has not been obtained at the special meeting, or any adjournment thereof, provided, however, that Documentum may terminate the merger agreement pursuant to this provision only if Documentum has not breached or failed to fulfill its obligations under the merger agreement with respect to calling, giving notice of, and convening the special meeting and its non solicitation obligations.

      Furthermore, the merger agreement may be terminated by EMC:

•	if the Documentum board of directors (or any committee thereof) fails to recommend in this proxy statement/prospectus approval and adoption of the merger agreement and the merger by the stockholders of Documentum or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

•	if the Documentum board of directors (or any committee thereof) has failed after the public announcement of an acquisition proposal to reconfirm its recommendation to approve and adopt the merger agreement and the merger within ten business days after EMC requests in writing that the Documentum board of directors (or any committee thereof) do so;

•	if the Documentum board of directors (or any committee thereof) approves or recommends to the stockholders of Documentum an acquisition proposal with respect to Documentum other than the merger;

•	if there has been commenced a tender offer or exchange offer for outstanding shares of Documentum common stock and the Documentum board of directors (or any committee thereof)

recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer; or

•	if Documentum shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals or the Documentum special meeting.

Termination Fee and Expenses

      If the merger agreement is terminated under certain circumstances generally involving the acquisition of Documentum by another company, Documentum would be required to pay EMC a termination fee equal to $55,000,000, upon the earliest to occur of the following events:

•	the entry by Documentum into an agreement with respect to, or the consummation of, any acquisition proposal (substituting, for this purpose 40% in lieu of 25% in the definition of acquisition proposal) within 270 days of the termination of the merger agreement pursuant to certain provisions of the merger agreement, if prior to such termination an acquisition proposal or the intention of a party to make an acquisition proposal was made public; provided that under these circumstances 25% of such termination fee is payable promptly upon termination of the merger agreement, but in no event later than two business days after the first to occur of the entry into an agreement or consummation of an acquisition proposal and the remaining 75% of such termination fee is payable prior to the consummation of the acquisition proposal;

•	the termination of the merger agreement by EMC for any of the following reasons:

•	if the Documentum board of directors (or any committee thereof) fails to recommend approval and adoption of the merger agreement and the merger by the stockholders of Documentum or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

•	if the Documentum board of directors (or any committee thereof) has failed after the public announcement of an acquisition proposal to reconfirm its recommendation to approve and adopt the merger agreement and the merger within ten business days after EMC requests in writing that the Documentum board of directors (or any committee thereof) do so;

•	if the Documentum board of directors (or any committee thereof) approves or recommends to the stockholders of Documentum an acquisition proposal with respect to Documentum other than the merger;

•	if there has been commenced a tender offer or exchange offer for outstanding shares of Documentum common stock and the Documentum board of directors (or any committee thereof) recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer; or

•	if Documentum shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals or the Documentum special meeting.

      Notwithstanding the foregoing, in no event will Documentum be required to pay the termination fee if, immediately prior to the termination of the merger agreement, EMC was in material breach of its obligations under the merger agreement.

      In addition, EMC and Documentum, in general, will bear their own fees and expenses in connection with the merger agreement and the merger. However, EMC and Documentum will share equally the fees and expenses incurred in connection with the printing and filing of this proxy statement/ prospectus and in connection with foreign and domestic antitrust filings, other than attorneys’ fees and expenses.

      Documentum has also agreed to reimburse EMC for its reasonable fees and expenses actually incurred by EMC, up to $2,500,000, in connection with the merger, including the reasonable fees and expenses of EMC’s attorneys, accountants and financial advisors, if the merger agreement is terminated:

•	by EMC because certain conditions to completion of the merger would not be satisfied because of a breach or failure to perform any representation, warranty, covenant or other agreement in the merger agreement by Documentum, which breach or failure, if capable of being cured, is not cured within 20 business days of EMC’s receipt of notice thereof;

•	by EMC for any of the following reasons:

•	if the Documentum board of directors (or any committee thereof) fails to recommend approval and adoption of the merger agreement and the merger by the stockholders of Documentum or withdraws or modifies its recommendation to approve and adopt the merger agreement and the merger;

•	if the Documentum board of directors (or any committee thereof) has failed after the public announcement of an acquisition proposal to reconfirm its recommendation to approve and adopt the merger agreement and the merger within ten business days after EMC requests in writing that the Documentum board of directors (or any committee thereof) do so;

•	if the Documentum board of directors (or any committee thereof) approves or recommends to the stockholders of Documentum an acquisition proposal with respect to Documentum other than the merger;

•	if there has been commenced a tender offer or exchange offer for outstanding shares of Documentum common stock and the Documentum board of directors (or any committee thereof) recommends that the stockholders tender their shares or fails to recommend against acceptance of such an offer within ten business days after the commencement of such offer; or

•	if Documentum shall have materially breached its obligations under provisions of the merger agreement relating to the non-solicitation of other acquisition proposals or the Documentum special meeting.

•	by EMC or Documentum if the failure to satisfy certain conditions to the merger by the outside date have resulted in the merger not being consummated.

      EMC has also agreed to reimburse Documentum for its reasonable fees and expenses actually incurred by Documentum, up to $2,500,000, in connection with the merger, including the reasonable fees and expenses of Documentum’s attorneys, accountants and financial advisors, if the merger agreement is terminated:

•	by Documentum because certain conditions to completion of the merger would not be satisfied because of a breach or failure to perform any representation, warranty, covenant or other agreement in the merger agreement by EMC, which breach or failure, if capable of being cured, is not cured within 20 business days of Documentum’s receipt of notice thereof; or

•	by EMC or Documentum if the failure to satisfy certain other conditions to the merger by the outside date have resulted in the merger not being consummated.

Indemnification and Insurance

      EMC will, for a period of six years following the effective time of the merger, indemnify to the fullest extent permitted by law the directors and officers of Documentum for acts or omissions occurring at or prior to the effective time of the merger that are based in whole or in part on the fact that such person was or is an officer or director of Documentum.

      EMC will also cause the surviving corporation to assume Documentum’s obligations under indemnification agreements with officers and directors in effect prior to October 13, 2003 and any indemnification provisions under Documentum’s charter and By-Laws as in effect immediately prior to the effective time of the merger.

      Also, for a period of six years after the effective time of the merger, Documentum or EMC will maintain in effect the current policies of directors’ and officers’ liability insurance covering those persons who are currently covered by Documentum’s directors’ and officers’ liability insurance policy or maintain substitute policies on comparable terms to those currently in effect, subject to certain limitations.

Extension, Waiver and Amendment of the Merger Agreement

      EMC and Documentum may amend the merger agreement before completion of the merger. However, after the Documentum stockholders approve and adopt the merger agreement and the merger, no change will be made that, by law, requires further approval by Documentum’s stockholders without such further approval.

      Each party may extend the other party’s time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other party’s representations and warranties and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. If any conditions or other obligations are waived, EMC and Documentum will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is necessary.

COMPARISON OF RIGHTS OF EMC STOCKHOLDERS AND

DOCUMENTUM STOCKHOLDERS

      The rights of EMC stockholders are currently governed by EMC’s restated articles of organization, as amended (the “EMC Charter”), EMC’s amended and restated By-Laws (the “EMC By-Laws”), the Massachusetts Business Corporation Law (the “MBCL”) and other Massachusetts laws related to corporations. The rights of Documentum stockholders are currently governed by Documentum’s amended and restated certificate of incorporation (the “Documentum Charter”), Documentum’s amended and restated By-Laws (the “Documentum By-Laws”), the Delaware General Corporation Law (the “DGCL”) and other Delaware laws related to corporations. Upon completion of the merger, the rights of Documentum stockholders who become stockholders of EMC in the merger will be governed by the EMC Charter, the EMC By-Laws, the MBCL and other Massachusetts laws related to corporations. While the rights and privileges of stockholders of a Massachusetts corporation are, in many instances, comparable to those of a stockholder of a Delaware corporation, there are certain differences.

      The following description summarizes significant differences that may affect the rights of stockholders of EMC and stockholders of Documentum. However, it is not a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. EMC stockholders and Documentum stockholders should carefully read the relevant provisions of the EMC Charter, the EMC By-Laws, the Documentum Charter, the Documentum By-Laws, the MBCL, the DGCL and other corporation-related laws of Massachusetts and Delaware to the extent they relate to corporations organized in such states.

Capitalization

      EMC. The total authorized shares of capital stock of EMC consists of (1) 6,000,000,000 shares of common stock, par value $.01 per share, and (2) 25,000,000 shares of preferred stock, par value $.01 per share. As of November 14, 2003, there were 2,296,905,395 shares of EMC common stock outstanding and no shares of EMC preferred stock outstanding.

      The EMC board of directors is authorized to issue preferred stock from time to time in one or more series. The directors shall determine the number of shares constituting each series of preferred stock and each series shall have a distinguishing designation. The directors may determine, in whole or in part, the preferences, voting powers, qualifications and special or relative rights or privileges, if any, of any such series, subject to the EMC Charter.

      Documentum. The total authorized shares of capital stock of Documentum consist of (1) 100,000,000 shares of common stock, par value $.001 per share, and (2) 5,000,000 shares of preferred stock, par value $.001 per share. As of November 14, 2003, there were 51,331,919 shares of Documentum common stock outstanding and no shares of Documentum preferred stock outstanding.

      The Documentum board of directors is authorized to issue preferred stock from time to time in one or more series. The Documentum board of directors is authorized to determine or alter the designation, powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of preferred stock and the number of shares constituting any such series. The board of directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series.

Voting Rights

      EMC. Massachusetts law provides that stockholders entitled to vote shall have one vote for each share of stock owned by them. It also allows a corporation with two or more classes of stock to specify different voting powers for the different classes of stock.

      Each holder of EMC common stock is entitled to one vote for each share held of record, unless otherwise provided by the EMC Charter, and may not cumulate votes for the election of directors.

      Documentum. Delaware law provides that stockholders entitled to vote shall have one vote for each share of stock owned by them, unless otherwise provided in a company’s charter, which may provide for more or less than one vote per share. The Documentum Charter does not provide for cumulative voting.

Number of Directors

      EMC. The MBCL requires classification of a public corporation’s board of directors into three classes, each having a three-year term, unless the directors vote to be exempt from such requirement or the stockholders elect to be exempt from such requirement by a vote of two-thirds of such class of stock outstanding. The MBCL further requires that the number of directors be determined in the corporation’s By-Laws. In addition, whenever there are more than two stockholders of record, there must be at least three directors.

      The EMC board of directors currently consists of nine members and is classified. The EMC By-Laws state that the number of directors shall be fixed at any time or from time to time only by the affirmative vote of a majority of the directors then in office, but shall not be less than three. There is no upper limit to the number of directors under the EMC By-Laws. The EMC board of directors has fixed the number of directors at nine.

      Documentum. The DGCL provides that the board of directors of a Delaware corporation will consist of one or more directors, as fixed by the corporation’s By-Laws or certificate of incorporation.

      The Documentum Charter provides that the board of directors will consist of three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a three-year term,

      The Documentum board currently consists of seven members and is classified. The Documentum By-Laws provide that the number of directors shall be determined by resolution of the board of directors.

Removal of Directors

      EMC. The EMC By-Laws, in accordance with the MBCL, provide that directors of EMC may be removed from office, but only for cause, by vote of the holders of a majority of shares entitled to vote at an election of directors and only after reasonable notice and an opportunity to be heard by the stockholders. The MBCL defines “cause” in this context to mean (a) conviction of a felony, (b) declaration of unsound mind by order of court, (c) gross dereliction of duty, (d) commission of an action involving moral turpitude, or (e) commission of an action which constitutes intentional misconduct or knowing violation of law if such action in either event results in both an improper substantial personal benefit and a material injury to the corporation.

      Documentum. The Documentum By-Laws and the DGCL provide that directors of Documentum may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors; however, if the board of directors of the corporation is classified into several classes of directors (as is the case with Documentum), directors may be removed only for cause. Under the Documentum By-Laws, subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. The board of directors or any individual director may be removed from office at any time with cause by the majority of shares entitled to vote at an election of directors.

Filling Vacancies on the Board of Directors

      EMC. The EMC By-Laws provide that a vacancy or newly created directorship, whether resulting from an increase in the size of the board of directors, the death, resignation, disqualification or removal of a director, may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors.

      Documentum. The Documentum By-Laws and the DGCL provide that a vacancy or newly created directorship resulting from an increase in the number of directors may be filled by a majority of directors then in office, even if less than a quorum, or by the vote of the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the board of directors shall be deemed to exist in the case of the death, removal, disqualification or resignation of any director. If no directors are in office, an election of directors may be held in accordance with the DGCL. Pursuant to the DGCL, if the number of directors to be replaced represents more than a majority of the board of directors as constituted immediately prior to such replacement, the Court of Chancery of the State of Delaware may, upon application of stockholders holding at least 10% of the voting stock, order an election to fill vacancies or replace directors chosen by the board of directors then in office.

Removal of Officers

      EMC. The EMC By-Laws provide that the board of directors may remove any officer elected by the board of directors with or without cause by the vote of the majority of the directors then in office. An officer may be removed for cause only after reasonable notice and an opportunity to be heard before the board of directors.

      Documentum. The Documentum By-Laws provide that subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, at any regular or special meeting by the affirmative vote of the majority of the board of directors or except in the case of an officer chosen by the board of directors, by any committee or superior officer upon whom such power of removal may have been conferred by the board of directors.

Amendments to Corporate Charter

      EMC. Under the MBCL, a majority vote of each class of stock outstanding and entitled to vote is required to authorize an amendment to the articles of organization effecting one or more of the following:

•	an increase or reduction of the capital stock of any authorized class;

•	a change in the par value of authorized shares with par value, or any class thereof;

•	a change of authorized shares from shares with par value to shares without par value, or from shares without par value to shares with par value;

•	certain changes in the number of authorized shares; or

•	a corporate name change.

      Subject to certain conditions, a two-thirds vote of each class of stock outstanding and entitled to vote is required to authorize other amendments of the articles of organization. However, Massachusetts law does permit a corporation’s articles of organization to specify a threshold vote of less than two-thirds, but of at least a majority. The EMC Charter does not specify such a lesser threshold vote.

      Documentum. Under the DGCL, a certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation’s certificate of incorporation. The Documentum Charter does not require a higher vote. Documentum reserves the right to amend, alter, change or repeal any provision in any manner prescribed by the DGCL, and all rights conferred to stockholders are granted subject to this reservation.

Amendments to By-Laws

      EMC. Under the MBCL, the power to make, amend or repeal By-Laws lies with the stockholders entitled to vote. Directors, however, may also make, amend or repeal the By-Laws, except with respect to any provisions which by law, the articles or organization or By-Laws require action by the stockholders.

      The EMC By-Laws provide that they may be amended at any annual or special meeting of the stockholders called for the purpose, of which the notice shall specify the subject matter of the proposed amendment, by vote of the stockholders. The EMC By-Laws may also be amended by a vote of a majority of the directors then in office, except that the directors may not take any action to amend the indemnification or amendment provisions of the EMC By-Laws.

      Documentum. Under the DGCL, after a corporation has received any payment for any of its stock, By-Laws of a corporation may be adopted, amended or repealed by stockholders or, if power is so conferred in the corporation’s certificate of incorporation, by the board of directors.

      The Documentum By-Laws provide that they may be altered or amended or new By-Laws may be adopted, by a majority vote of all the then-outstanding shares of voting stock of the corporation. The board of directors shall also have the power to adopt, amend or repeal By-Laws.

Action by Consent of Stockholders

      EMC. As provided by the MBCL and the EMC By-Laws, any action required or permitted to be taken by stockholders at a meeting may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing, and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

      Documentum. Under the Documentum Charter and the Documentum By-Laws, no action required or permitted to be taken by stockholders at a meeting may be taken without a meeting, and the power of Documentum’s stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied therein.

Notice of Specific Actions by Holders of Shares

      EMC. The EMC By-Laws provide that a written or electronic notice of each meeting of stockholders, stating the place, date, hour and purpose of the meeting shall be given to each stockholder entitled to vote at the meeting and to each stockholder who, by law, by the EMC Charter or by the EMC By-Laws is entitled to notice, at least seven days before the meeting.

      Documentum. The Documentum By-Laws provide that a written notice of each meeting of stockholders, stating the place, if any, date, hour, means of remote communications, if any, and in the case of a special meeting, purpose or purposes of the meeting shall be given to each stockholder entitled to vote at the meeting at least ten and no more that 60 days before the meeting.

Special Stockholder Meetings

      EMC. The EMC By-Laws provide that a special meeting of the stockholders may be called by the president at the direction of the chairman of the board of directors or by a majority of directors, and shall be called by the clerk upon the written application of stockholders holding at least 85% of the capital stock of the corporation entitled to vote at the proposed meeting. The request shall state the purpose of the proposed meeting.

      Documentum. The Documentum By-Laws provide that a special meeting of the stockholders may be called by the chairman of the board of directors, the chief executive officer, the president or any two of the directors of not less than 10% of the votes at the meeting.

Inspection Rights

      EMC. The MBCL requires that every domestic corporation maintain in Massachusetts, and make available for inspection by its stockholders, the original, or attested copies of, the corporation’s articles of organization, By-Laws, records of all meetings of incorporators and stockholders, and the stock and transfer records listing the names of all stockholders and their record addresses and the amount of stock held by each. The MBCL further provides that if any officer or agent of a corporation having charge of such corporate records (or copies thereof) refuses or neglects to exhibit them in legible form or to produce for examination a list of stockholder names, records, addresses and amount of stock held by each, such officer or agent of the corporation will be liable to any stockholder for actual damages sustained by reason of such refusal or neglect. However, in an action for damages or a proceeding in equity under the foregoing provision, it is a defense to such action that the actual purpose and reason for the inspection being sought is to secure a list of stockholders or other information for the purpose of selling the list or other information or of using them for purposes other than in the interest of the person seeking them, as a stockholder, relative to the affairs of the corporation. The foregoing rights relating to inspection are deemed to include the right to copy materials and to be represented by agent or counsel in exercising these rights. In addition to the rights of inspection provided by the MBCL, a stockholder of a Massachusetts corporation has a common law right to inspect additional documents which, if such request is refused by the corporation, may be obtained by petitioning a court for the appropriate order. In petitioning a court for such an order, the granting of which is discretionary, the stockholder has the burden of demonstrating (i) that he is acting in good faith and for the purposes of advancing the interests of the corporation and protecting his own interest as a stockholder and (ii) that the requested documents are relevant to those purposes.

      The EMC Charter provides that no stockholder shall have any right to examine any property or any books, accounts or other writings of the corporation if there is reasonable ground for belief that such examination will for any reason be adverse to the interests of the corporation, and a vote of the directors refusing permission to make such examination and setting forth that in the opinion of the directors such examination would be adverse to the interests of the corporation shall be prima facie evidence that such examination would be adverse to the interests of the corporation. Every such examination shall be subject to such reasonable regulations as the directors may establish in regard thereto.

      Documentum. Under the DGCL, every stockholder has the right to examine, in person or by agent or attorney, during the usual hours for business, for any proper purpose the corporation’s stock ledger, a list of its stockholders and its other books and records, and to make copies or extracts therefrom. In order to exercise the foregoing right, a stockholder must submit a written demand to the corporation, under oath, stating the purpose of the inspection. Upon refusal of the corporation (or its agent or an officer of the corporation) to permit an inspection demanded by a stockholder, or upon the failure to reply to a stockholder’s demand within five business days after such demand has been made, a stockholder may apply to the Court of Chancery to compel the inspection. Where a stockholder seeks to have the Court of Chancery compel an inspection of the corporation’s books and records, other than its stock ledger or list of stockholders, the stockholder must first establish that it has complied with the formal requirements of making a demand for inspection and that the inspection is for a proper purpose. For purposes of this provision of the DGCL, a “proper purpose” is one that is reasonably related to such person’s interest as a stockholder.

      The Documentum Charter and By-Laws contain no provisions relating to inspection rights of stockholders.

Limitation of Personal Liability of Directors and Indemnification

      EMC. The EMC Charter provides that no director of EMC shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the MBCL, the foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to EMC or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the MBCL, or (iv) for any transaction from which the director derived an improper personal benefit.

      The EMC By-Laws provide that EMC shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer. Such indemnification will not be available to a director for any matter as to which a director is adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of EMC or in the best interests of the participants or beneficiaries of any employee benefit plan. As to any matter disposed of by a compromise payment by such director pursuant to a consent decree or otherwise, no indemnification for said payment shall be provided unless such compromise shall be approved as in the best interests of EMC after notice that it involves such indemnification:

•	by a disinterested majority of the directors then in office;

•	by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director appears to have acted in good faith in the reasonable belief that his action was in the best interests of EMC; or

•	by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director.

      Documentum. The Documentum Charter provides that no director of Documentum shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can eliminate the liability of a director for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	violation of Section 174 of the DGCL regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

      Documentum’s By-Laws provide that Documentum will indemnify, to the fullest extent authorized by law, each director and officer made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of being a legal representative, is or was a director or officer of Documentum; provided, however, that Documentum will indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by Documentum’s board of directors. The DGCL provides that such indemnification is subject to such agent(s) having acted in good faith and in a manner that such agent reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal motion or proceeding, such agent having had no reasonable cause to believe the conduct was unlawful. Documentum shall have the power, to the maximum extent and in the manner permitted by the DGCL to indemnify any person (other than directors and officers). Such obligation, if any, shall be reduced by any amount such person may collect as indemnification from another organization.

Dividends

      EMC. The EMC Charter provides that the EMC board of directors may declare dividends upon the capital stock of EMC from time to time, as permitted by law.

      Documentum. The Documentum By-Laws provide that the Documentum board of directors may declare dividends upon the capital stock of Documentum at any regular or special meeting. Documentum may pay dividends in cash, in property, or in shares of capital stock. Documentum has never paid dividends on its common stock.

Stockholder Rights Plan

      EMC. EMC does not have a stockholder rights plan.

      Documentum. On February 3, 1999, Documentum’s board of directors declared a dividend distribution of one preferred share purchase right for each outstanding share of common stock (par value $0.001) outstanding on that date and approved the further issuance of rights with respect to all shares of Documentum common stock that are subsequently issued. The rights were issued on February 24, 1999, expire ten years after issuance, and will be exercisable only if a person or group becomes the beneficial owner of 20% or more of the common stock or commences a tender or exchange offer which would result in the offeror beneficially owning 20% or more of the common stock. Each right entitles the registered holder to buy one one-hundredth of a share of newly issued Series A Junior Participating Preferred Stock at an exercise price of $200.00, subject to certain adjustments. Each one one-hundredth of a share of such Series A Junior Participating Preferred Stock has designations and powers, preferences and rights, and the qualifications, limitations and restrictions which make its value approximately equal to the value of a share of Documentum common stock. Documentum will generally be entitled to redeem the rights at a price of $0.001 per right at any time prior to the day of the first public announcement of the existence of a 20% holder. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 3, 1999 entered into between Documentum and the rights agent named therein. The Rights Agreement was filed as an exhibit to Documentum’s Current Report on Form 8-K, dated February 3, 1999, filed with the SEC.

      The Rights Agreement was amended as of October 13, 2003 so that EMC and its subsidiaries are not considered an Acquiring Person by virtue of the merger agreement, the merger and the transaction contemplated by the merger agreement, which are exempted from the Rights Agreement and the rights are not exercisable by virtue of the transactions contemplated by the merger agreement.

Relevant Business Combination Provisions and Statutes

      EMC. The MBCL provides that, if a person acquires 5% or more of the stock of a Massachusetts corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the subject transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 90% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable. EMC has opted out of this provision of the MBCL.

      Under the Massachusetts Control Share Acquisition Statute, a person who acquires beneficial ownership of shares of stock of a corporation in a threshold amount equal to greater than one-fifth, one-third, or a majority of the voting stock of the corporation (a “control share acquisition”), must obtain the approval of a majority of shares entitled to vote generally in the election of directors (excluding (i) any shares owned by such person acquiring or proposing to acquire beneficial ownership of shares in a control share acquisition, (ii) any shares owned by any officer of the corporation and (iii) any shares owned by any employee of the corporation who is also a director of the corporation) in order to vote the shares that such person acquires in crossing the foregoing thresholds. The statute does not require that such person consummate the purchase before the stockholder vote is taken.

      The Massachusetts Control Share Acquisition statute permits, to the extent authorized by a corporation’s articles of organization or By-Laws, redemption of all shares acquired by an acquiring person in a control share acquisition for fair value (which is to be determined in accordance with procedures adopted by the corporation) if (i) no control share acquisition statement is delivered by the acquiring person or (ii) a control share acquisition statement has been delivered and voting rights were not authorized for such shares by the stockholders in accordance with applicable law.

      The Massachusetts Control Share Acquisition statute permits a Massachusetts corporation to elect not to be governed by the statute’s provisions, by including a provision in the corporation’s articles of organization or By-Laws pursuant to which the corporation opts out of the statute. The EMC By-Laws contain such an opt-out provision.

      Documentum. Section 203 of the DGCL provides that if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, such person may not engage in certain transactions with the corporation for a period of three years. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested stockholder acquires 85% of the voting stock of the corporation (excluding voting stock owned by directors who are also officers and certain employee stock plans) in one transaction, or if the transaction is approved by the board of directors and the affirmative vote of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the prohibition on business combinations is not applicable. A Delaware corporation may elect in its certificate of incorporation or By-Laws not be governed by Section 203. Documentum has not made that election.

Mergers, Acquisitions and Other Transactions

      EMC. Under the MBCL, approval of mergers and consolidations requires the affirmative vote of two-thirds of the shares of each class of stock outstanding and entitled to vote on the transaction. A corporation’s articles of organization may provide for a vote of a lesser proportion, but not less than a majority of each such class. The EMC Charter contains no such provision. In addition, the MBCL provides that, unless otherwise required by the articles of organization, a merger may be approved solely by vote of a surviving corporation’s directors if:

•	there is no amendment to the surviving corporation’s articles of organization;

•	the shares of any class of stock of the corporation issued in the merger do not exceed 15% of the shares of the same class outstanding immediately prior to the merger; and

•	any stock issued in the merger has been authorized in accordance with Massachusetts law.

      Documentum. The DGCL generally requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon to authorize or approve any agreement providing for a merger or consolidation of such corporation.

Dissenters’ and Appraisal Rights

      EMC. Under Massachusetts law, a properly dissenting stockholder is entitled to receive the appraised value of his or her shares when the corporation votes to:

•	sell, lease, or exchange all or substantially all of its property and assets;

•	adopt an amendment to its articles of organization that adversely affects the rights of the stockholder; or

•	merge or consolidate with another corporation.

      No appraisal rights are available, however, to stockholders of a corporation surviving the merger, if the merger does not require the approval of these stockholders. In order to exercise their appraisal rights, stockholders must not vote in favor of the corporate action triggering the appraisal right. Also, they must send the corporation a written objection to the corporate action stating their intention to demand payment for their shares. If stockholders follow the appraisal procedures set out under Massachusetts law, the “fair value” of their stock will be determined as of the day before effectiveness of the corporate action. The appraisal rights provisions are the only remedy for stockholders who object to the corporate action, unless the corporate action is determined to have been illegal, fraudulent or in breach of the board’s fiduciary duties.

      Documentum. Under Delaware law, the rights of dissenting stockholders to obtain the fair value for their shares (so-called “appraisal rights”) may be available in connection with a statutory merger or consolidation in certain specific situations. Appraisal rights are not available to a corporation’s stockholders under Delaware law when the corporation is to be the surviving corporation and no vote of its stockholders is required to approve the merger.

      In addition, unless otherwise provided in the charter, no appraisal rights are available under Delaware law to holders of shares of any class of stock which is either (1) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the NASD, or (2) held of record by more than 2,000 stockholders, unless such stockholders are required by the terms of the merger to accept anything other than:

•	shares of stock of the surviving corporation;

•	shares of stock of another corporation which, as of the effective date of the merger or consolidation, are of the kind described in (1) or (2) above;

•	cash instead of fractional shares of such stock; or

•	any combination of the above three bullets.

      Appraisal rights are not available under Delaware law in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its charter, unless such rights are granted in the corporation’s charter. The Documentum Charter does not grant such rights.

Pre-emptive Rights

      EMC. Under the MBCL, stockholders do not have any pre-emptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s articles of organization or in bylaw provisions adopted by stockholders. Neither the EMC Charter nor the EMC By-Laws provides for pre-emptive rights.

      Documentum. Under Delaware law, stockholders do not have any pre-emptive rights to subscribe to additional issues of a corporation’s stock unless they are so provided in the corporation’s certificate of incorporation. Neither the Documentum Charter nor the Documentum By-Laws provides for pre-emptive rights.

FUTURE STOCKHOLDER PROPOSALS

      Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

      EMC. To be included in the proxy statement and form of proxy relating to the EMC annual meeting to be held in 2004, an EMC stockholder (including former Documentum stockholders who become EMC stockholders) proposal must be received by EMC no later than November 22, 2003, and must otherwise comply with the requirements of Rule 14a-8. All stockholder proposals should be sent via registered, certified or express mail or via facsimile to: Paul T. Dacier, Assistant Clerk, EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748, facsimile: (508) 497-8079.

      In addition, EMC’s By-Laws require that EMC be given advance notice of stockholder nominations for election to the EMC Board of Directors and of other business which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in EMC’s proxy statement in accordance with Rule 14a-8). The required notice must be made in writing and delivered to or mailed and received by the Clerk at EMC’s principal executive offices not less than 95 days nor more than 125 days prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or after such anniversary date, the required notice of stockholder nominations must be delivered or received not later than the 10th day following the day notice of the date of the annual meeting was mailed or publicly disclosed, whichever occurs earlier.

      Documentum. If the merger is not completed, proposals of stockholders intended to be presented at the Documentum 2004 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be received by Documentum no earlier than January 26, 2004 nor later than February 25, 2004 in order that they may be included in the proxy statement and form of proxy relating to that meeting. In addition, such proposals must comply with the other requirements of Rule 14a-8.

OTHER MATTERS

      The board of directors of Documentum does not know of any other business to be presented for consideration at the special meeting. If other matters properly come before the special meeting, the persons named in the accompanying form of proxy intend to vote on such matters based on their best judgment.

      In addition to solicitation of proxies by mail, directors, officers and regular employees of Documentum (none of whom will be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy cards and proxy materials to the stockholders they represent and Documentum will reimburse them for their expenses.

      Documentum has retained a proxy solicitation firm, The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist it in the solicitation of proxies from Documentum stockholders. Documentum will pay that firm approximately $15,000, including out-of-pocket expenses. EMC and Documentum will each pay one-half of the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

LEGAL MATTERS

      The validity of the shares of EMC’s common stock offered by this document will be passed upon for EMC by Paul T. Dacier, Senior Vice President and General Counsel of EMC. Mr. Dacier holds options to purchase shares of EMC common stock and owns shares of EMC common stock. Skadden, Arps, Slate, Meagher & Flom LLP, counsel for EMC, and Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for Documentum, will pass upon certain U.S. federal income tax consequences of the merger for EMC and Documentum, respectively.

EXPERTS

      The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of EMC Corporation for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements and financial statement schedule of Documentum, Inc., incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Documentum, Inc. for the year ended December 31, 2002 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. KPMG’s report refers to its audit of the adjustments and disclosures that were applied to revise the 2001 and 2000 consolidated financial statements of Documentum, Inc. as more fully described in Note 2 to the consolidated financial statements. However, KPMG was not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements of Documentum, Inc., other than with respect to such adjustments and disclosures and, accordingly, KPMG does not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements taken as a whole.

      The consolidated financial statements incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of LEGATO Systems, Inc. for the year ended December 31, 2002 and the consolidated financial statements included in LEGATO’s Current Report on Form 8-K dated July 24, 2003 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      EMC and Documentum each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. EMC stockholders and Documentum stockholders may read and copy any report, statement or other information that EMC or Documentum files at the SEC’s public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at http://www.sec.gov.

      EMC filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the EMC common stock issuable pursuant to the merger agreement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to EMC, Documentum and the EMC common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and EMC refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

      The SEC allows EMC and Documentum to “incorporate by reference” information into this proxy statement/prospectus, which means that EMC and Documentum can disclose important information to their stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus.

      This proxy statement/prospectus incorporates by reference the documents set forth below that EMC has previously filed with the SEC. These documents contain important information that you should read about EMC.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003 (SEC file number 1-9853);

•	Quarterly Report on Form 10-Q for the period ended September 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 13, 2003 and filed with the SEC on October 14, 2003 announcing the execution of the merger agreement and including, as an exhibit, a copy of the merger agreement (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 14, 2003 and filed with the SEC on October 14, 2003 announcing preliminary results for the quarter ended September 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K dated October 16, 2003 and filed with the SEC on October 16, 2003 announcing financial results for the quarter ended September 30, 2003 (SEC file number 1-9853);

•	Current Report on Form 8-K filed with the SEC on October 21, 2003 announcing the completion of EMC’s acquisition of LEGATO Systems, Inc.; and

•	Description of EMC’s common stock contained in the registration statement on Form 8-A filed with the SEC on March 4, 1988.

      This proxy statement/prospectus incorporates by reference the documents set forth below that Documentum has previously filed with the SEC. These documents contain important information that you should read about Documentum.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (SEC file number 000-27358);

•	Quarterly Report on Form 10-Q for the period ended March 31, 2003 (SEC file number 000-27358);

•	Quarterly Report on Form 10-Q for the period ended June 30, 2003 (SEC file number 000-27358);

•	Quarterly Report on Form 10-Q for the period ended September 30, 2003 (SEC file number 000-27358);

•	Current Report on Form 8-K dated October 13, 2003 and filed with the SEC on October 15, 2003 announcing the execution of the merger agreement and including, as an exhibit, a copy of the merger agreement (SEC file number 000-27358);

•	Current Report on Form 8-K dated October 14, 2003 and filed with the SEC on October 14, 2003 announcing the execution of the merger agreement (SEC file number 000-27358);

•	Current Report on Form 8-K dated October 13, 2003 and filed with the SEC on October 21, 2003 announcing the amendment of the Rights Agreement (SEC file number 000-27358); and

•	Description of Documentum’s common stock and Rights Agreement contained in the registration statement on Form 8-A filed with the SEC on October 21, 2003.

      EMC stockholders may request a copy of the EMC documents described above, which will be provided at no cost, by contacting EMC Corporation, 176 South Street, Hopkinton, Massachusetts 01748, Attention: Investor Relations, telephone: (508) 435-1000.

      Documentum stockholders may request a copy of the Documentum documents described above, which will be provided at no cost, by contacting Documentum, Inc., 6801 Koll Center Parkway, Pleasanton, California 94566, Attention: Investor Relations, telephone: (925) 600-6800.

      EMC and Documentum are each also incorporating by reference additional documents that they may file with the SEC after the date in which the registration statement containing this proxy statement/prospectus is initially filed with the SEC and before the date of the special meeting of Documentum stockholders.

      Information contained in this proxy statement/prospectus supplements, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information contained in later-dated documents incorporated by reference supplements, modifies or supersedes, as applicable, the information contained in this proxy statement/prospectus or in earlier-dated documents incorporated by reference.

      EMC has supplied all information contained in this proxy statement/prospectus relating to EMC, and Documentum has supplied all information contained in this proxy statement/prospectus relating to Documentum.

      Documentum stockholders should rely only on the information contained in this proxy statement/prospectus to vote on the proposals to be considered at their stockholder meeting. EMC and Documentum have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated November 18, 2003. EMC and Documentum stockholders should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than November 18, 2003, and neither the mailing of the proxy statement/prospectus to Documentum stockholders nor the issuance of EMC common stock in the merger shall create any implication to the contrary.

      This document does not constitute an offer to sell or a solicitation of an offer to purchase the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

      The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document referring to EMC or Documentum. These statements may include statements regarding the period following completion of the merger.

      This document contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the merger or our businesses, identify forward-looking statements. You should note that the discussion of EMC’s and Documentum’s board of directors’ reasons for the merger and the description of Documentum’s financial advisor’s opinion contain many forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this document. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

      All forward-looking statements reflect Documentum’s and EMC’s managements’ present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of EMC and Documentum, the uncertainty concerning the completion of the merger and the matters discussed under “Risk Factors,” among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include the relative values of EMC’s and Documentum’s common stocks, the market’s difficulty in valuing EMC’s and Documentum’s combined business, the failure to realize the anticipated benefits of the merger and the interests of directors recommending the merger. You are cautioned not to place undue reliance on the forward-looking statements, which either speak only as of the date of this document or, if applicable, speak only as of the earlier date indicated in this document. Neither EMC or Documentum is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

      All subsequent forward-looking statements attributable to EMC or Documentum or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMC CORPORATION,

ELITE MERGER CORPORATION

and

DOCUMENTUM, INC.

Dated as of October 13, 2003

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of October 13, 2003 (this “Agreement”), by and among EMC Corporation, a Massachusetts corporation (“Parent”), Elite Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Documentum, Inc., a Delaware corporation (the “Company”).

      WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders that Parent acquire the Company pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“GCL”);

      WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368(a) of the Code.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1     The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), Merger Sub shall merge with and into the Company in accordance with the GCL, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      SECTION 1.2     Effective Time. On the Closing Date (as defined below), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the GCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the GCL (the time of such filing, or such other time as Parent and the Company shall specify in the Certificate of Merger, being the “Effective Time”).

      SECTION 1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and Section 259 of the GCL.

      SECTION 1.4     Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the GCL, except that the name of the Surviving Corporation shall be “Documentum, Inc.”

      SECTION 1.5     By-Laws of the Surviving Corporation. At and after the Effective Time, the By-Laws of Merger Sub (the “Merger Sub By-Laws”), as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation, until amended in accordance with the Certificate of Incorporation of the Surviving Corporation and the GCL, except that the name of the Surviving Corporation shall be “Documentum, Inc.”

      SECTION 1.6     Directors and Officers of the Surviving Corporation.

      (a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

      (b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

      SECTION 1.7     Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Eastern Time, at the offices of Skadden, Arps, Slate, Meaghe & Flom LLP, One Beacon Street, Boston, Massachusetts on a date to be specified by Parent and the Company which shall be no later than the second business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) or on such other date and such other time and place as Parent and the Company shall agree. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

      SECTION 2.1     Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) or any capital stock of Merger Sub:

      (a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b)), together with each associated “Right” (as defined in the Rights Agreement, dated as of February 3, 1999, between the Company and BankBoston, N.A., as rights agent (the “Company Rights Agreement”)), shall be converted into the right to receive 2.175 (the “Exchange Ratio”) shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), payable upon the surrender of the Certificates (as defined in Section 2.2(b)). All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock pursuant to this Section 2.1(a), any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of fractional shares payable pursuant to Section 2.2(d), all to be issued or paid in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without interest (collectively, the “Merger Consideration”). Notwithstanding the foregoing, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

      (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock, together with each associated “Right,” that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent shall be cancelled and retired and cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership), (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

      (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

      (d) Stock Options. Outstanding options to purchase shares of Company Common Stock shall be treated in the manner set forth in Sections 5.4 and 6.10 hereof.

      (e) Company Convertible Debt. The outstanding debt of the Company convertible into shares of the Company’s Common Stock (the “Company Convertible Debt”) pursuant to the terms of the Indenture dated as of April 5, 2002 between the Company and Wilmington Trust Company (the “Indenture”) shall become convertible into that number of shares of Parent Common Stock that would have been issued if the Company Convertible Debt had been converted into Company Common Stock immediately prior to the Effective Time. Parent and the Company shall use all reasonable efforts to take all such actions required under the Indenture, in each case as may be necessary to comply with all of the terms and conditions of the Indenture.

      SECTION 2.2     Exchange of Certificates.

      (a) Exchange Agent. Prior to the Closing Date, Parent shall designate a bank or trust company to act as Exchange Agent hereunder (the “Exchange Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Exchange Agent, for the benefit of the holders of Company Common Stock, stock certificates representing the number of shares of Parent Common Stock issuable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to have been issued at the Effective Time. From time to time, Parent shall make available to the Exchange Agent sufficient cash to make all cash payments in lieu of fractional shares pursuant to Section 2.2(d).

      (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are not inconsistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of Parent Common Stock which such holder has the right to receive in accordance with Section 2.1(a) in respect of the shares of Company Common Stock formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c), and (C) any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(d), after giving effect to any tax withholdings required by applicable law, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company as of the Effective Time, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate evidencing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 2.2(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender a certificate representing shares of Parent Common Stock, any dividends or other distributions payable pursuant to Section 2.2(c) and any cash in lieu of any fractional shares of Parent Common Stock payable pursuant to Section 2.2(d), in accordance with the terms of this Agreement.

      (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions with respect to shares of Parent Common Stock for which the record date is after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock such holder is entitled to receive until such holder surrenders such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

      (d) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sales prices of Parent Common Stock at the 4:00 p.m., New York City time, end of regular trading hours on the New York Stock Exchange (“NYSE”) during the five consecutive trading days ending on the last trading day prior to the Effective Time.

      (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition to the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or have established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

      (f) Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Common Stock which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar law) with respect to the shares of Parent Common Stock upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar law following the passage of time specified therein.

      (g) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

      (h) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

      (i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock as may be required pursuant to Section 2.1(a) as well as the other Merger Consideration as provided in this Article II; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      SECTION 2.3     Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company or Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

      SECTION 2.4     Material Adverse Effect.

      (a) The term “Company Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the ability of the Company to consummate the transactions contemplated hereby; provided, however, that no change, effect or circumstance to the extent resulting from any of the following shall be deemed to constitute, in and of itself, a Company Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Company Material Adverse Effect: (A) general market, economic or political conditions affecting the industries in which the Company participates, provided that such change, effect or circumstance does not have a substantially disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole; (B) compliance with the terms and conditions of this Agreement, the transactions contemplated by this Agreement or the pendency or announcement of this Agreement or the transactions contemplated by this Agreement; (C) any litigation brought or threatened by stockholders of the Company (whether on behalf of the Company or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; (D) any decrease in the market price or trading volume of the Company’s publicly traded common stock; (E) the Company’s failure to meet published industry analyst expectations; or (F) any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement.

      (b) The term “Parent Material Adverse Effect” means any change, effect or circumstance that, individually or when taken together with all other such similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, (i) is materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the ability of Parent to consummate the transactions contemplated hereby; provided, however, that no change, effect or circumstance resulting solely from any of the following shall be deemed to constitute, in and of itself, a Parent Material Adverse Effect, nor shall it be taken into consideration when determining whether there has occurred a Parent Material Adverse Effect: (A) general market, economic or political conditions affecting the industries in which Parent participates, provided that such change, effect or circumstance does not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole; (B) compliance with the terms and conditions of this Agreement, the transactions contemplated by this Agreement or the pendency or announcement of this Agreement or the transactions contemplated by this Agreement; (C) any litigation brought or threatened by stockholders of Parent (whether on behalf of Parent or otherwise) arising out of or in connection with the announcement of this Agreement or the consummation of the Merger; (D) any decrease in the market price or trading volume of Parent’s publicly traded common stock; (E) Parent’s failure to meet published industry analyst expectations; or (F) any change in applicable accounting requirements or principles, or applicable laws, rules or regulations which occurs or becomes effective after the date of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

      The Company represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article III and was previously delivered to Parent in connection herewith (the “Disclosure Schedule”) (disclosure in any section of the Disclosure Schedule qualifying the corresponding section in this Article III and other sections of this Article III to the extent such disclosure reasonably appears to be applicable to such sections):

      SECTION 3.1     Organization and Qualification; Subsidiaries. Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company (excluding nominal qualifying directors’ share ownership information relating to the Company’s Subsidiaries), is set forth in Section 3.1 of the Disclosure Schedule. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such company.

      SECTION 3.2     Certificate of Incorporation and By-Laws. The Company has heretofore made available to Parent a true, complete and correct copy of its Amended and Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Amended and Restated By-Laws, as amended to date (the “Company By-Laws”), and has furnished to Parent true, complete and correct copies of the charter and By-Laws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company By-Laws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company By-Laws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

      SECTION 3.3     Capitalization.

      (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, and 5,000,000 shares of preferred stock, par value, $.001 per share (the “Preferred Stock”). As of September 30, 2003, (i) 50,140,921 shares of Company Common Stock are issued and outstanding; (ii) 4,505,866 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1993 Equity Incentive Plan (the “1993 Plan”); (iii) 473,330 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1995 Non-Employee Director’s Stock Option Plan (the “Directors Plan”); (iv) 14,767,653 shares of the Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1996 Non-Officer Equity Incentive Plan (the “1996 Plan”); (v) 31,136 shares of the Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1996 Relevance Technologies Inc. Stock Plan (the “Relevance Plan”); (vi) 799,526 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s 1996 eRoom Technology, Inc. Stock Plan (the “eRoom Plan”); (vii) 2,419,148 shares of Company Common Stock are reserved for issuance upon exercise of options granted pursuant to the Company’s Employee Stock Purchase Plan (the “ESPP” and, together with the 1993 Plan, the 1995 Plan, the 1996 Plan, the Relevance Plan and the eRoom Plan, the “Company Stock Plans”); (viii) no shares of Company Common Stock are issued and held in the treasury of the Company; and (ix) no shares of Preferred Stock are issued and outstanding. Between June 30, 2003 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options outstanding or purchase rights under the ESPP prior to June 30, 2003.

      (b) Section 3.3(b) of the Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of October 9, 2003 held outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans other than the ESPP, indicating, with respect to each Company Stock Option then outstanding, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has made available to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. No consent of any holder of Company Stock Options is required in connection with the assumption thereof by Parent in accordance with the provisions of Section 6.10.

      (c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its

Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

      (d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the GCL, the Company Charter or the Company By-Laws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock have been issued in violation of any federal or state securities laws. No material change in the Company’s capitalization has occurred since December 31, 2002. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

      (e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      SECTION 3.4     Authority Relative to this Agreement. Subject only to the approval of the Company’s stockholders as described below, the Company has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and each instrument required hereby to be executed and delivered at the Closing by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of this Agreement and the Merger by the Company’s stockholders by the affirmative vote of the holders of a majority of outstanding shares of Company Common Stock as required by the GCL and the Company Charter. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date of this Agreement, the Board of Directors of the Company has unanimously determined that it is fair to, advisable and in the best interests of the Company’s stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended as of the date of this Agreement that the Company’s stockholders approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified as of the date hereof. The action taken by the Company’s Board of Directors constitutes approval of the Merger and the other transactions contemplated hereby by the Company’s Board of Directors under the provisions of Section 203 of the

GCL such that Section 203 of the GCL does not apply to this Agreement or the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and no other vote of any holders of shares of the Company’s capital stock is necessary to approve any of the transactions contemplated hereby.

      SECTION 3.5     Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or the State of California (each a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

      SECTION 3.6     Agreements, Contracts and Commitments.

      (a) Neither the Company nor any of its Subsidiaries has any agreements, contracts or commitments which (i) require payment by the Company or any of its Subsidiaries in excess of $250,000 or (ii) require the making of any charitable contribution in excess of $50,000;

      (b) No purchase contracts or purchase commitments of the Company or any of its Subsidiaries have a duration in excess of the normal, ordinary and usual requirements of the business of the Company or its Subsidiary, as applicable;

      (c) There are no outstanding sales contracts or sales commitments of the Company or any of its Subsidiaries which have a duration in excess of the normal, ordinary and usual practices of the business of the Company, and there are no outstanding contracts, bids or sales or service proposals quoting prices or terms which would not reasonably be expected to result in a normal profit;

      (d) Except for (i) nondisclosure agreements entered into in the ordinary course; (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products entered into in the ordinary course; (iii) agreements which require payment by or to the Company or any of its Subsidiaries not in excess of $250,000; (iv) agreements which do not provide for any term extension or expansion of the rights granted with respect to the Intellectual Property owned by the Company as a result of the Merger; or (v) real property leases, licenses or other occupancy agreements (collectively, “Real Property Leases”) for individual properties listed in Section 3.15 of the Disclosure Schedule comprising less than 5,000 square feet, there are no contracts or agreements of the Company or any of its Subsidiaries which do not expire or which the Company may not terminate within one year after the date of this Agreement or which may be renewed at the option of any person other than the Company so as to expire more than one year after the date of this Agreement;

      (e) Except for (i) nondisclosure agreements entered into in the ordinary course or (ii) agreements for the trial, evaluation, purchase, sale, license, distribution, maintenance or support of Company products entered into in the ordinary course, neither the Company nor any of its Subsidiaries has (A) any contracts or agreements with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers which require payment by or to the Company or any of its Subsidiaries in excess of $250,000 and which are not cancelable by it on notice of not longer than thirty days and without liability, penalty or premium or (B) any contracts, agreements or arrangements providing for the payment of any bonus or commission based on sales or earnings, in each case where the cost to the Company will exceed $100,000;

      (f) Neither the Company nor any of its Subsidiaries is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it, except for such defaults that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect;

      (g) Neither the Company nor any of its Subsidiaries has any employee to whom it is paying compensation at the annual rate of more than $200,000;

      (h) Neither the Company nor any of its Subsidiaries is restricted by agreement from carrying on its business in any material respect anywhere in the world by any agreement under which the Company (i) is restricted from selling, licensing or otherwise distributing any of its technology or products or providing services to customers or potential customers or any class of customers, including resellers or other distributors, in any geographic area, during any period of time, or in segment of any market or line of business; (ii) is required to give favored pricing to any customers or potential customers or any class of customers (that is, required to give pricing to such customers or potential customers or classes of customers that is at least as good or better to that offered to others) or to provide exclusive or favored access to any product features, excluding exclusive customizations, to any customers or potential customers or any class of customers (it being understood that agreements to provide updates, enhancements or new versions as they become available shall not be considered “favorable access,” nor shall agreements to provide alpha, beta or other similar restricted release versions of products); (iii) has agreed to purchase a material minimum amount of goods or services; or (iv) has agreed to purchase goods or services exclusively from a certain party;

      (i) Neither the Company nor any of its Subsidiaries is under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, resellers, retailers or other customers, except for such obligations or liabilities that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect;

      (j) Neither the Company nor any of its Subsidiaries has any debt obligation for borrowed money (other than capital leases), including guarantees of or agreements to acquire any such debt obligation of others (other than guarantees by the Company of obligations of its Subsidiaries);

      (k) The Company and its Subsidiaries do not have contracts for capital expenditures exceeding $1,000,000 in the aggregate;

      (l) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business;

      (m) Neither the Company nor any of its Subsidiaries has any contract, agreement or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise;

      (n) Neither the Company nor any of its Subsidiaries has any outstanding loan (other than any loan for employee relocation or any loan not in excess of $50,000) to any person other than to the Company or a wholly owned Subsidiary of the Company in an amount that exceeds $50,000;

      (o) Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor (other than guarantees by the Company of obligations of its Subsidiaries), surety, co-signer, endorser or co-maker in respect of any obligation of any person, corporation, partnership, joint venture, association, organization or other entity, or any capital maintenance, keep-well or similar agreements or arrangements;

      (p) Neither the Company nor any of its Subsidiaries has any agreements, contracts or arrangements containing any provision requiring the Company to indemnify another party (excluding indemnities contained in agreements for the trial, evaluation, purchase, sale, distribution, maintenance, support or license of products entered into in the ordinary course of business consistent with past practice and in any Real Property Leases) or, other than in the case of settlement agreements entered into prior to the date of this Agreement with current or former officers or employees of the Company in their individual capacity, containing any covenant not to bring legal action against any third party;

      (q) The Company has made available to Parent true, complete and correct copies of each contract listed in Section 3.6 of the Disclosure Schedule (collectively, the “Material Contracts”); and

      (r) (i) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under, any Material Contract, which breach or default remains uncured, (ii) to the Company’s knowledge, no other party to any Material Contract has breached or is in default of any of its obligations thereunder, which breach or default remains uncured, (iii) each Material Contract is in full force and effect and (iv) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary and each of the other parties thereto, enforceable in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      SECTION 3.7     No Conflict; Required Filings and Consents.

      (a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, (i) conflict with or violate the Company Charter or Company By-Laws or any Subsidiary Documents, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, other than, in the case of (iii) above, such breaches, defaults, impairments, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.

      (b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition law or regulation, including Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii) the filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the filing of the Proxy Statement/ Prospectus (as defined in Section 3.22) with the SEC under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities laws, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, could not reasonably be expected to have a material adverse effect.

      SECTION 3.8     Compliance; Permits.

      (a) The Company and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected, and the Company is not aware of any such material non-compliance, default or violation thereunder.

      (b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the best knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s knowledge, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

      SECTION 3.9     SEC Filings; Financial Statements.

      (a) The Company has timely filed and made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports, schedules, statements or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The unaudited balance sheet of the Company contained in the Company SEC Report on Form 10-Q for the fiscal quarter ended June 30, 2003 is referred to herein as the “Company Balance Sheet.”

      (c) The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The Nasdaq National Market.

      SECTION 3.10     Absence of Certain Changes or Events. Since the date of the Company Balance Sheet, the Company has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (i) any change, development, event or other circumstance, situation or state of affairs that has had or would reasonably be expected to have a Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter or Company By-Laws; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices; (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $100,000; (vi) any sale of a material amount of assets (tangible or intangible) of the Company; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

      SECTION 3.11     No Undisclosed Liabilities.

      (a) Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

      (b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

      (c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

      SECTION 3.12     Absence of Litigation; Investigations. Except as disclosed in the Company SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed Company SEC Documents”), there are no claims, actions, suits, proceedings or, to the knowledge of the Company, governmental investigations, inquiries or subpoenas (other than any actions, suits, proceedings, investigations, inquiries or subpoenas challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against the Company or any of its Subsidiaries or any properties or assets of the Company or of any of its Subsidiaries or (b) to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three years prior to the date of this Agreement and at the time of such settlement or compromise were material, other than in the case of (a) through (c) above, such claims, actions, suits, proceedings, investigations, inquiries or subpoenas that would not be reasonably likely to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

      SECTION 3.13     Employee Benefit Plans, Options and Employment Agreements.

      (a) Section 3.13(a) of the Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or any of its Subsidiaries or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

      (b) With respect to each Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the IRS, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

      (c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and materially in accordance with its terms and each of the Company, the Company’s Subsidiaries and their ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto. All material filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which Parent, the Company or any of its Subsidiaries or any plan participant could be subject to any material liability (including penalties or taxes) under ERISA, the Code or any other applicable law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

      (d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

      (e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

      (f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Company’s knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

      (g) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

      (h) To the extent permitted by applicable law, each Company Employee Plan (other than the Company Stock Plans or an employment, severance, change in control or similar agreement with an individual) is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

      (i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment. Section 3.13(i) of the Disclosure Schedule lists each Company Employee Plan which provides benefits after termination of employment (other than medical benefits required to be continued under Section 4980B of the Code and part 6 of Subtitle B of Title I of ERISA) and the amount, if any, by which the present value of benefits accrued under each such Company Employee Plan exceeds the fair market value of the assets of each such Company Employee Plan.

      (j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the knowledge of the Company, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

      (k) To the knowledge of the Company, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or its ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable law.

      (l) Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all applicable laws, rules and regulations of each applicable jurisdiction. Section 3.13(l) of the Disclosure Schedule lists each country in which the Company or any of its affiliates has operations and the number of employees in each such country.

      (m) Section 3.13(m) of the Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of the Company or any of its Subsidiaries obligating (or potentially obligating) the Company or any of its Subsidiaries to make annual cash payments in an amount equal to or exceeding $50,000; (ii) all employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, in each case with potential obligations equal to or exceeding $50,000, excluding programs and policies required to be maintained by law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Parent.

      (n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company’s balance sheet. There are no pending, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

      (o) The negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, or any other payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

      SECTION 3.14     Labor Matters. (a) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment, employment practices and occupational safety and health, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practices; (b) there are no actions, suits, claims or grievances pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, between the Company or any of its Subsidiaries and any of their respective employees, consultants or independent contractors, which actions, suits, claims or grievances have or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (d) to the knowledge of the Company, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of, or consultants or independent contractors to, the Company or any of its Subsidiaries. No employee of the Company or any of its Subsidiaries (i) to the Company’s knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company. Neither the Company nor any of its Subsidiaries has any material liability for (i) a plant closing, as defined in the Worker Adjustment and Retaining Notification Act of 1988, as amended (the “WARN Act”), or (ii) a mass layoff, as defined in the WARN Act. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

      SECTION 3.15     Properties; Encumbrances. Each of the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Company Balance Sheet (except for personal property sold since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Company Balance Sheet are free and clear of all Liens, except for Liens reflected on the Company Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto. Section 3.15 of the Disclosure Schedule sets forth a true, complete and correct list of all real property owned, leased, subleased or licensed by the Company and the location of such premises. Each of the Company and each of its Subsidiaries is and has been in material compliance with the provisions of each lease or sublease for the real property which is set forth in Section 3.15 of the Disclosure Schedule.

      SECTION 3.16     Taxes.

      (a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

      (b) The Company and each of its Subsidiaries have filed with the appropriate taxing authorities all Tax Returns required to be filed by them, except to the extent that the failure to file would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect, and all such Tax Returns were true, complete and correct. All Taxes shown to be due on such Tax Returns have been timely paid. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Company Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Company Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Company Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

      (c) The Company and each of its Subsidiaries have timely withheld with respect to its employees all federal and state Taxes required to be withheld, except to the extent that the failure to withhold would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries

has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has filed any consent under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity not included in the Company’s consolidated financial statements most recently filed by the Company with the SEC. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

      (d) The Company made available to Parent (i) complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

      (e) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

      (f) Neither the Company nor any of its Subsidiaries has agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

      (g) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

      (i) Neither the Company nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      SECTION 3.17     Environmental Matters.

      (a) Except as set forth in Section 3.17 of the Disclosure Schedule (i) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries, except for such releases that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States, except as would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect; and (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Law and except for such storage that would not reasonably be likely to have, in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments relating to the business of the Company and its Subsidiaries or any of their respective properties and assets.

      (b) For purposes of this Section 3.17, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

      SECTION 3.18     Intellectual Property.

      (a) Section 3.18(a)(i) of the Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; (ii) trademark registrations (including internet domain registrations) and pending trademark applications owned by the Company or any of its Subsidiaries as of the date of this Agreement; and (iii) copyright registrations and pending copyright applications owned by the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Registered Intellectual Property”). All of the Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries.

      (b) The Company or one or more of its Subsidiaries owns, or has a valid right to use all of the Intellectual Property (as defined below) that is used in the business of the Company and its Subsidiaries as currently conducted.

      (c) The Registered Intellectual Property that is used in the business of the Company or any of its Subsidiaries as currently conducted, is, to the Company’s knowledge, subsisting (except with respect to applications), and has not expired or been cancelled, or abandoned.

      (d) There is no pending or, to the Company’s knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) materially restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (ii) materially restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s intellectual property rights, or (iii) permit third parties to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted.

      (e) The conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon any intellectual property rights owned by any third party. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted (other than trade secrets with respect to which the Company knowingly made a reasonable judgment to not keep such trade secrets confidential and other than intellectual property rights that the Company knowingly made a reasonable judgment not to seek to secure registration of the applicable rights). To the Company’s knowledge, no third party is misappropriating, infringing, diluting or violating any intellectual property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, and no intellectual property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

      (f) The Company and each of its operating Subsidiaries has, and uses reasonable efforts to enforce, a policy of requiring each relevant employee who participates in the development of Intellectual Property to execute a confidentiality and assignment of proprietary rights agreement substantially in the Company’s standard form as set forth in Section 3.18(f) of the Disclosure Schedule, and, except (i) as may be made under nondisclosure agreements or other agreements containing nondisclosure obligations, and (ii) for confidential information or trade secrets that the Company knowingly made a reasonable judgment not to keep such confidential information and trade secrets confidential, there has been no disclosure to any third party by the Company or any of its Subsidiaries of material confidential information or material trade secrets of the Company or any of its Subsidiaries related to any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product owned by the Company or its Subsidiaries, a “Proprietary Product”). All employees of the Company and its Subsidiaries who have made material contributions to the development of any Proprietary Product (including all employees who have designed, written, tested or worked on any software code contained in any Proprietary Product) have signed confidentiality and assignment of proprietary rights agreements substantially in one of the forms attached to Section 3.18(b) of the Disclosure Schedule. All consultants and independent contractors who have made material contributions to the development of any Proprietary Product (including all consultants and independent contractors who have designed, written, tested or worked on any software code contained in any Proprietary Product) have assigned to the Company or one or more of its Subsidiaries (or a third party that has assigned its rights in such Proprietary Product to the Company or one or more of its Subsidiaries) all of their right, title and interest (other than moral rights, if any) in and to the portions of such Proprietary Product developed by them in the course of their work for the Company or one or more of its Subsidiaries (or applicable third party). Assignments of the patents and patent applications listed in Section 3.18(a) of the Disclosure Schedule to the Company or one or more of its Subsidiaries have been duly executed and filed with the United States Patent and Trademark Office.

      (g) Neither the Company nor any of its Subsidiaries has (i) granted or is obligated to grant access to any of its source code contained in any Proprietary Product, (ii) made its source code contained in any Proprietary Product subject to any open source license, or (iii) licensed or has the right to obtain any source code, object code or any open license of any third party contained in any Proprietary Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license).

      (h) None of the Proprietary Products contains any third party software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement under which the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public.

      (i) The Company does not have any obligation to pay any third party any royalties or other fees in excess of $250,000 in the aggregate in calendar year 2002 or in the period from January 1, 2003 through September 30, 2003 for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the consummation of the transactions contemplated by this Agreement.

      (j) Neither the Company nor any of its Subsidiaries is in violation of any material license, sublicense, agreement or instrument to which the Company or any of its Subsidiaries is party or otherwise bound under which the Company or its Subsidiaries derive rights to Intellectual Property that is material to the Company’s or its Subsidiaries’ business as currently conducted, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the

Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, nor, to the Company’s knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any intellectual property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

      (k) For purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship protected by copyright for E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; in each case used in or necessary for the conduct of the business of the Company and each of its Subsidiaries, as currently conducted.

      SECTION 3.19     Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the consummation of the transactions contemplated by this Agreement.

      SECTION 3.20     Rights Agreement. The Company has taken all action necessary to ensure that so long as this Agreement shall not have been terminated pursuant to Article VIII, (i) neither Parent nor Merger Sub shall, by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, be deemed an “Acquiring Person” (as that term is defined in the Company Rights Agreement), (ii) no “Rights” (as that term is defined in the Company Rights Agreement) are issued or required to be issued to the stockholders of the Company by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iii) neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated in this Agreement will trigger any other provisions of the Company Rights Agreement, including giving rise to a Distribution Date or a Shares Acquisition Date (each as defined in the Company Rights Agreement). Except as permitted by Section 6.6 hereof, the Company has not amended the Company Rights Agreement, redeemed the Rights thereunder or taken any other action to make the Company Rights Agreement or the Rights thereunder inapplicable, in each case, with respect to (a) any person or entity other than Parent or Merger Sub or (b) any Acquisition Proposal (as defined in Section 6.2(a)).

      SECTION 3.21     Restrictions on Business. Except for this Agreement, there is no agreement (other than agreements disclosed in response to Section 3.6(h)), judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

      SECTION 3.22     Registration Statement; Proxy Statement/ Prospectus. The information supplied or to be supplied by the Company for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement/prospectus (as amended or supplemented, the “Proxy Statement/ Prospectus”) to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the “Company Stockholders Meeting”), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, on the date the Proxy Statement/ Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time any Regulation M-A Filing is filed with the SEC or as of the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/ Prospectus, the Company shall promptly inform Parent. The Proxy Statement/ Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

      SECTION 3.23     Interested Party Transactions. Except as set forth in Section 3.23 of the Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

      SECTION 3.24     No Existing Discussions. As of the date of this Agreement, the Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined below) or any other substantially similar proposal.

      SECTION 3.25     Opinion of Financial Advisor. The financial advisor of the Company, Morgan Stanley & Co., has delivered to the Company an opinion dated on or about the date of this Agreement to the effect that as of such date, the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has provided, or will promptly provide upon issuance, a true, complete and correct copy of such opinion to Parent after receipt of written confirmation thereof. As of the date hereof, such opinion has not been withdrawn, revoked or modified.

      SECTION 3.26     Brokers; Schedule of Fees.

      (a) No broker, finder or investment banker (other than Morgan Stanley & Co., whose brokerage, finder’s or other fees will be paid by the Company) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

      (b) Section 3.26(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement, of the fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees of Morgan Stanley & Co., which will, in any event, not exceed, in the aggregate, $13 million plus expenses, and of the Company’s legal counsel and accountants).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company that:

      SECTION 4.1     Organization and Qualification. Parent and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not reasonably be expected to have a Parent Material Adverse Effect.

      SECTION 4.2     Capitalization.

      (a) The authorized capital stock of Parent consists of 6,000,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (“Parent Preferred Stock”). As of October 9, 2003, 2,184,705,255 shares of Parent Common Stock are issued and outstanding.

      (b) All of the outstanding shares of Parent Common Stock as well as all shares of Parent Common Stock to be issued in the Merger have been or will be duly authorized and, with respect to shares of Parent Common Stock to be issued in the Merger, will be, when issued in accordance with this Agreement, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GCL, the Parent Charter (as defined in Section 4.4(a)), the Parent By-Laws (as defined in Section 4.4(a)) or any agreement, arrangement or understanding to which Parent is a party or otherwise bound. As of the Closing, Parent will have reserved the shares of Parent Common Stock to be issued upon exercise of Company Stock Options assumed by Parent hereto. The Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

      (c) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which are issued and outstanding and fully paid and nonassessable. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date here of and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

      SECTION 4.3     Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at Closing and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered at Closing by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

      SECTION 4.4     No Conflict, Required Filings and Consents.

      (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Restated Articles of Organization, as amended, of Parent (the “Parent Charter”), the Amended and Restated By-Laws, as amended, of Parent (the “Parent By-Laws”), the Merger Sub Charter or the Merger Sub By-Laws, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub by which its or their respective properties are bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Parent or any of its Subsidiaries or any of their respective assets or properties other than such conflict, violation, breach, default, impairment, rights of termination, amendment, acceleration or cancellation, or Liens that would not be reasonably expected to have, in the aggregate, a Parent Material Adverse Effect.

      (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition law or regulation, including the EC Merger Regulation, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, and the filing of the Proxy Statement/ Prospectus with the SEC under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities laws, (v) the filing of the Certificate of Merger or other documents as required by the GCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, could not reasonably be expected to have a material adverse effect.

      SECTION 4.5     SEC Filings; Financial Statements.

      (a) Parent has timely filed and made available to the Company all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by Parent with the SEC (collectively, the “Parent SEC Reports”). The Parent SEC Reports, including all forms, reports and documents filed by Parent with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Parent SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and, in the case of such forms, reports and documents filed by Parent with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries are required to file any forms, reports, schedules, statements or other documents with the SEC.

      (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Parent SEC Reports, including any Parent SEC Reports filed between the date of this Agreement and the Closing, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented or will fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows of Parent and its consolidated Subsidiaries for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been made and are not expected to be material in amount, individually or in the aggregate. The unaudited balance sheet of Parent contained in Parent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003 is referred to herein as the “Parent Balance Sheet.”

      (c) The chief executive officer and chief financial officer of Parent have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC , and the statements contained in any such certifications are complete and correct; Parent maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); Parent is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing standards of the NYSE.

      SECTION 4.6     Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet and except as disclosed in the Parent SEC Reports, Parent has conducted its business in the ordinary course consistent with past practice and, since such date, there has not occurred: (a) any change, development, event or other circumstance, situation or state of affairs that has had or could reasonably be expected to have a Parent Material Adverse Effect; (b) any amendments to or changes in the Parent Charter or Parent By-Laws; (c) any damage to, destruction or loss of any asset of Parent or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have a Parent Material Adverse Effect; (d) any change by Parent in its accounting methods, principles or practices; (e) any revaluation by Parent of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; and (f) any sale of a material amount of assets (tangible or intangible) of Parent.

      SECTION 4.7     Absence of Litigation. Except as disclosed in the Parent SEC Reports, there are no claims, actions, suits, proceedings or governmental investigations (other than any actions, suits, proceedings or governmental investigations challenging or otherwise arising from or relating to the Merger or any of the other transactions contemplated by this Agreement) (a) pending against Parent or any of its Subsidiaries or any properties or assets of Parent or of any of its Subsidiaries or (b) to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, or any properties or assets of Parent or of any of its Subsidiaries, in each case, which claims, actions, suits, proceedings or investigations could reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Subsidiary of Parent is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement.

      SECTION 4.8     Registration Statement; Proxy Statement/Prospectus. The information supplied by Parent for inclusion in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting, or to be included or supplied by or on behalf of the Parent for inclusion in any Regulation M-A Filing, shall not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting or at any time any Regulation M-A Filing is filed with the SEC or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective affiliates, officers or directors should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Parent shall promptly inform the Company. The Registration Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

      SECTION 4.9     Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc. whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

      SECTION 4.10     Ownership of Merger Sub; No Prior Activities. Parent owns all of the outstanding shares of capital stock of Merger Sub. As of the date of this Agreement and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

      SECTION 4.11     Tax Status. Parent has not taken any action nor knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

      SECTION 4.12     No Undisclosed Liabilities.

      (a) Except as reflected in the Parent Balance Sheet, neither Parent nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of Parent and its consolidated Subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since June 30, 2003 in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

      (b) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

ARTICLE V

CONDUCT OF BUSINESS

      SECTION 5.1     Conduct of Business by the Company Pending the Merger. Except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Disclosure Schedule or (iii) to the extent Parent shall otherwise consent in writing, the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall conduct its business and that of its Subsidiaries, taken as a whole, only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations; and the Company shall use all reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, taken as a whole, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. Parent and the Company agree that the individuals identified in Section 5.1(a) of the Disclosure Schedule shall be authorized to provide the agreement of Parent to the various acts of the Company contemplated by this Section 5.1 during the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time. In addition, except (i) as expressly contemplated by this Agreement, (ii) as described in Section 5.1 of the Disclosure Schedule or (iii) to the extent Parent shall otherwise consent in writing, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do any of the following without the prior written consent of Parent:

      (a) amend or otherwise change the Company Charter or Company By-Laws or the Subsidiary Documents;

      (b) issue, sell, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates, except for (A) the issuance of shares of Company Common Stock pursuant to the exercise of currently outstanding Company Stock Options or outstanding purchase rights under the ESPP; (B) the grant of options under the Company Stock Plans (other than purchase rights under the ESPP) to purchase shares of Company Common Stock in the amounts described on Schedule 5.1(b) of the Disclosure Schedule; provided that such options (1) are issued in the ordinary course of business consistent with past practice, (2) are issued in connection with the hiring of new employees, (3) are issued at exercise prices at least equal to the fair market value per share of the Company Common Stock on the date of grant, (4) do not include any vesting acceleration provisions other than those set forth in any applicable Company Stock Plan, and (5) vest in accordance with the Company’s standard vesting schedule under the applicable Company Stock Plan; (C) the issuance of shares of Company Common Stock pursuant to the exercise of options granted in accordance with the preceding clause (B); and (D) the issuance of any shares of Company Common Stock pursuant to currently outstanding securities convertible into shares of Company Common Stock pursuant to the terms of such securities;

      (c) sell, pledge, dispose of or encumber any assets of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon (other than (i) sales of assets not to exceed $150,000 in the aggregate or non-exclusive licenses in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets or (iii) sales of immaterial assets not in excess of $75,000 in the aggregate);

      (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to (i) the exercise of currently outstanding Company Stock Options or (ii) the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

      (e) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend or waive any right under any material contract, agreement or joint venture other than in the ordinary course of business consistent with past practice, or any contract or agreement not entered into in the ordinary course of business consistent with past practices, or enter into, renew, fail to renew, amend or terminate any lease relating to real property, or open or close any facility comprising more than 5,000 square feet; (iv) adopt or implement any new stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $100,000 for any individual expenditure or purchase or in excess of $1,000,000 in the aggregate for all such expenditures and purchases, for the Company and its Subsidiaries taken as a whole; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary, other than extensions of warranties in the ordinary course of business; (vii) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except in the ordinary course of business consistent with past practice; or (viii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

      (f) increase the compensation payable or to become payable to its directors, officers or employees (other than increases payable to non-officer employees made in the ordinary course of business consistent with past practice), make any loan, advance or capital contribution (other than loans or advances of reasonable relocation expenses), or grant any severance or termination pay to, or enter into or amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, pay any discretionary bonuses to any officer of the Company, materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Disclosure Schedule;

      (g) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required under GAAP;

      (h) make any material Tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate; or fail to pay any material Taxes when due;

      (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed Company SEC Documents or incurred in the ordinary course of business and consistent with past practice;

      (j) fail to pay accounts payable and other obligations in the ordinary course of business;

      (k) accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

      (l) sell, securitize, factor or otherwise transfer any accounts receivable;

      (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

      (n) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP;

      (o) enter into any agreement, contract or commitment of any type referred to in Section 3.6, or take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through (n) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the conditions set forth in Sections 7.2(a) or 7.2(b), as the case may be, would not be satisfied.

      SECTION 5.2     Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise agree in writing, Parent shall conduct its business and that of its Subsidiaries, taken as a whole, in compliance in all material respects with all applicable laws and regulations; and Parent shall use all reasonable efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, taken as a whole. Parent shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

      (a) except as expressly contemplated by this Agreement, take any action that would, or that would reasonably be expected to result in any condition to the Merger set forth in Article VII not being satisfied; or

      (b) effect, or agree to effect, any merger, consolidation, or business combination in which Parent is not the surviving corporation, or effect or agree to effect any liquidation, dissolution or similar transaction involving Parent, other than the transactions contemplated by this Agreement.

      SECTION 5.3     Cooperation. Subject to compliance with applicable law, from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, (a) the Company and Parent shall confer with one another on a regular and frequent basis with one or more representatives to report operational matters that are material and the general status of ongoing operations and (b) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, including any correspondence to and from the SEC (excluding any requests for confidential treatment of any documents included in any filing with the SEC) in connection with the Proxy Statement/ Prospectus.

      SECTION 5.4     ESPP. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a) of this Agreement. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that the ESPP shall terminate with such purchase, and no further purchase rights shall be granted under the ESPP. Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parents’ Employee Stock Purchase Plan in accordance with the terms, provisions and policies thereof; provided, that such employees shall be eligible to participate in such plan as of the first entry date following the Effective Time on which they qualify as eligible employees under such plan, with service rendered to the Company or any Subsidiary prior to the Effective Time to be taken into account for purposes of satisfying any service requirement for such eligibility to the same extent as if such service had been rendered to Parent.

ARTICLE VI

ADDITIONAL AGREEMENTS

      SECTION 6.1     Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents) and its properties, plants and personnel. During such period, each of Parent and the Company shall furnish promptly to each other a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. No investigation or receipt of information pursuant to this Section 6.1 shall affect any representations, warranties covenants or agreements of the parties (or remedies with respect thereto) or any matter set forth in the Disclosure Schedule or the conditions to the obligations of the parties under this Agreement. Each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Non-Disclosure Agreement effective September 26, 2003 between Parent and the Company (the “Confidentiality Agreement”).

      SECTION 6.2     No Solicitation.

      (a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall instruct such officer, director, employee, representative and agent not to, directly or indirectly), (i) solicit, initiate, resume, facilitate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date of the requisite approval of this Agreement and the Merger by the Company’s Stockholders (the “Applicable Period”), the Board of Directors of the Company determines in good faith, after receiving the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, the Company may, in response to a Superior Proposal (as defined in Section 6.2(b)) which was not solicited by it and which did not otherwise result from a breach of this Section 6.2(a), and subject to providing prior written notice of its decision to take such action to Parent (a “Section 6.2 Notice”) and compliance with Section 6.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person making a Superior Proposal pursuant to a confidentiality agreement containing terms no less favorable to the Company (including with respect to standstill or other provisions) than the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.2 and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, in each case taken as a whole, or 25% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the acquisition of 25% or more of any class of equity securities or assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

      (b) Neither the Board of Directors of the Company nor any committee thereof shall:

(i) except as set forth in this Section 6.2, withdraw, amend or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s Board of Directors or any such committee of this Agreement or the Merger (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”);

(ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in and consistent with the provisions of Section 6.2(a)); or

(iii) except as set forth in this Section 6.2 adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Acquisition Proposal other than the Merger.

Notwithstanding the foregoing, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.2, effect a Change of Recommendation or in the case of a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer, if (A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal; (B) the Company’s Board of Directors determines in good faith, after receiving the advice of outside counsel, that it is necessary to do so in order to comply with its fiduciary obligations to the Company’s stockholders under applicable law, but only at a time that is prior to the adoption of this Agreement at the Company Stockholders Meeting and is after the third business day following Parent’s receipt of written notice advising Parent that the Company’s Board of Directors desires to withdraw or modify the recommendation due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; or (C) the Company shall have complied with this Section 6.2 and shall not have breached in any material respect of the provisions set forth in Sections 6.3, 6.4 or 6.5. Nothing in this Section 6.2 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) (provided, that in the case of a tender or exchange offer made directly to its stockholders the Company may recommend that its stockholders accept the tender or exchange offer) of the first sentence of this Section 6.2(b), or (B) affect any obligation of the Company under this Agreement or (C) limit the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting, regardless of whether the Company’s Board of Directors has effected a Change of Recommendation.

If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment (after receiving the advice of an independent financial advisor of nationally recognized reputation), taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable to the Company’s stockholders than the Merger, to have a reasonable likelihood of closing, and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being, and likely to be, obtained on the proposed terms by such third party.

      (c) The Company agrees that as of the date of this Agreement, it shall cause and it shall cause its Subsidiaries and affiliates (and shall direct its and their respective officers, directors, employees, representatives and agents) to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. The Company shall notify Parent promptly after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company shall inform Parent promptly (and in any event within 24 hours) of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that, to the Company’s knowledge, is considering making, or has made, an Acquisition Proposal. The Company shall provide Parent with copies of all documents received from (to the extent such documentation sets forth the terms or conditions of such Acquisition Proposal) or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party in connection with an Acquisition Proposal which was not previously provided to Parent.

      (d) Nothing contained in this Section 6.2 shall prohibit the Company from taking any action or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Board of Directors of the Company determines in good faith, after receiving the advice of outside counsel, that it is necessary to do so under applicable law; provided, however, that except as specifically permitted in this Section 6.2, neither the Company nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal.

      SECTION 6.3     Proxy Statement/ Prospectus; Registration Statement.

      (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare the Proxy Statement/ Prospectus and the Registration Statement, and the Company shall file with the SEC the Proxy Statement/ Prospectus. Parent shall file with the SEC the Registration Statement. The Company and Parent shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable.

      (b) The Company shall use all reasonable efforts to mail the Proxy Statement/ Prospectus to the stockholders of the Company as soon as practicable after the Registration Statement is declared effective by the SEC. Subject to the right of the Company’s Board of Directors to withdraw or modify its recommendation pursuant to Section 6.2(b), the Proxy Statement/ Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger.

      (c) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the Registration Statement and the issuance of the shares of Parent Common Stock. If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement/Prospectus, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

      (d) The Company and Parent shall make any necessary filing with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder.

      SECTION 6.4     Company Stockholders Meeting.

      (a) The Company, acting through its Board of Directors, shall take all actions in accordance with applicable law, the Company Charter, the Company By-Laws and the rules of The Nasdaq National Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within sixty (60) days after the declaration of effectiveness of the Registration Statement, the Company Stockholders Meeting for the purpose of considering and voting upon the approval of this Agreement and the Merger. Subject to Section 6.2(b), to the fullest extent permitted by applicable law, (i) the Company’s Board of Directors shall recommend adoption and approval of this Agreement and the Merger by the stockholders of the Company and include such recommendation in the Proxy Statement/Prospectus, and (ii) neither the Company’s Board of Directors nor any committee thereof shall effect a Change of Recommendation. Unless the Company’s Board of Directors or any committee thereof shall effect a Change of Recommendation of accordance with Section 6.2(b), the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the proposal to adopt and approve this Agreement and the Merger and to secure the vote or consent of the stockholders of the Company that are required by the rules of The Nasdaq National Market or the GCL. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

      (b) The Company shall call, give notice of, convene and hold the Company Stockholders Meeting in accordance with this Section 6.4 and shall submit the proposal to adopt and approve this Agreement and the Merger to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company’s Board of Directors at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(b), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall use reasonable efforts to ensure that all proxies solicited by the Company in connection with the Company Stockholders Meeting are solicited, in compliance with the GCL, the Company Charter, the Company By-Laws, the rules of The Nasdaq National Market and all other applicable legal requirements.

      (c) Following the Company Stockholders Meeting and at or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

      SECTION 6.5     Legal Conditions to Merger. Each of Parent and, subject to Section 6.2, the Company will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this

Agreement. Notwithstanding the foregoing, neither Parent nor any of its affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the Company’s or its business or incur any other limitation on the conduct of the Company’s or its business to obtain such consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, except in each case for any such action that would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect or (ii) if any governmental body that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take any action which Parent reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

      SECTION 6.6     Company Rights Agreement. Prior to the Effective Time and for so long as this Agreement shall not have been terminated pursuant to Article VIII, the Company shall not, directly or indirectly, in connection with the execution, delivery or performance of this Agreement and the transactions contemplated hereby (i) take any action to deem Parent or Merger Sub to be an “Acquiring Person,” (ii) issue or cause to be issued any “Rights” to stockholders of the Company or (iii) trigger any other provisions of the Company Rights Agreement, including giving rise to a “Distribution Date” or a “Shares Acquisition Date.” Prior to the Effective Time and for so long as this Agreement shall not have been terminated pursuant to Article VIII, the Company shall not amend, modify (other than to delay any “Distribution Date” therein or to render the “Rights” inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement unless (i) required to do so by order of a court of competent jurisdiction or (ii) the Company’s Board of Directors has concluded in good faith, after receiving the advice of outside counsel, that, in light of a Superior Proposal with respect to it, such amendment, modification or termination is necessary in order to comply with the Board of Directors’ fiduciary obligations to its stockholders under applicable law.

      SECTION 6.7     Public Announcements.

      (a) Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by law or the rules and regulations of the NYSE or The Nasdaq National Market if it has used all reasonable efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consultation or agreement shall be required.

      (b) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the earliest of (i) the date of the public announcement by the parties of discussions relating to the transactions contemplated hereby, (ii) the date of public announcement by the parties of the transactions contemplated hereby or (iii) the date of the execution of this Agreement; provided, however, that nothing in this Section 6.7(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable law.

      SECTION 6.8     Listing of Parent Shares. Parent shall use all reasonable efforts to have authorized for listing on the NYSE, upon official notice of issuance, the shares of Parent Common Stock to be issued in the Merger.

      SECTION 6.9     Employee Benefits; 401(k) Plan.

      (a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility, vesting and levels of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent or the Surviving Corporation shall provide Company Employees for so long as such Company Employees remain so employed, health and welfare benefits (i) pursuant to the Company’s or its Subsidiaries’ employee benefit plans, programs, policies and arrangements as provided to such employees immediately prior to the Effective Time or (ii) pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits which (in the case of this clause (ii)) are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Employees with Parent or its Subsidiaries from time to time after the Effective Time. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents and (ii) give each Company Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which evidence of payment is provided to Parent. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, provide the benefits described in Section 6.9 of the Disclosure Schedule to the Company Employees, in each instance in accordance with Section 6.9 of the Disclosure Schedule.

      (b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Documentum, Inc. 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

      (c) As promptly as reasonably practicable after the Effective Time and in any event within five days thereof (to the extent Parent has received copies of the relevant Company Stock Plans within a reasonable time period prior thereto), Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the outstanding Company Stock Options assumed under Section 6.10(a). Parent shall maintain such Form S-8 registration statement (and maintain the current status of the prospectuses contained therein) in effect for as long as all the Company Stock Options remain outstanding.

      (d) As of the Effective Time, Parent shall assume and continue in full force and effect the Company’s Change of Control Retention Plan.

      SECTION 6.10     Stock Plans.

      (a) At the Effective Time, each Company Stock Option which is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be assumed by Parent and converted in accordance with its terms into an option to acquire, on the same terms and conditions (including as to vesting and exercisability) as were applicable under the Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Common Stock determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Exchange Ratio (rounded down to the nearest whole number), at a price per share equal to the exercise price per share of Company Common Stock subject to the Company Stock Option divided by (ii) the Exchange Ratio (with the result rounded up to the nearest whole cent). It is the intention of the parties that the Company Stock Options which qualify as incentive stock options (as defined in Section 422 of the Code) continue to so qualify, to the maximum extent permissible, following the Effective Time. As soon as practicable after the Effective Time (but in no event later than ten business days thereafter), Parent will deliver to the holders of Company Stock Options appropriate notices regarding options held under Company Option Plans and the effect of this Section 6.10.

      (b) If and to the extent necessary or required by the terms of any Company Stock Plan or any Company Stock Option, the Company shall, prior to the Effective Time, (i) obtain any consents from holders of Company Stock Options and (ii) amend the terms of its equity incentive plans or arrangements, to give effect to the provisions of Section 6.10(a).

      (c) If the Closing Date occurs on or after January 1, 2004 but prior to March 1, 2004, Parent will use all reasonable efforts to create a special offering period under the Parent’s Employee Stock Purchase Plan so that the Company Employees who become employees of Parent or any of its Subsidiaries can participate in such plan within ten business days from the Closing Date.

      SECTION 6.11     Consents. The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Company’s material agreements, contracts, licenses or leases in connection with the Merger required to prevent the occurrence of an event that could reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect prior to the Effective Time or after the Effective Time.

      SECTION 6.12     Indemnification and Insurance.

      (a) For six years after the Effective Time, the Parent shall, to the fullest extent permitted under applicable law, indemnify and hold harmless each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries against all losses, claims, damages, costs, expenses (including reasonable counsel fees and expenses), amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent) or liabilities arising out of acts or omissions occurring at or prior to the Effective Time, whether or not asserted or claimed prior to or at or after the Effective Time, that are based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any Subsidiary. This Section 6.12(a) shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with the Company or under the Company’s Charters or By-Laws as presently in effect.

      (b) From and after the Effective Time, Parent shall, to the fullest extent permitted under applicable law, cause the Surviving Corporation to assume the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect prior to the date of this Agreement (or indemnification agreements in the Company’s customary form as of the date hereof for directors joining the Company’s Board of Directors prior to the Effective Time) and any indemnification provisions under the Company’s Charter or By-Laws as in effect immediately prior to the Effective Time.

      (c) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, subject to the terms described on Schedule 6.12(c) of the Disclosure Schedule, the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts or events which occurred at or before the Effective Time.

      SECTION 6.13     Reasonable Best Efforts. Subject to the other terms and conditions of this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      SECTION 6.14     Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, upon any director or officer of Parent or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the provisions of this Section 6.14, the delivery of any notice pursuant to this Section 6.14 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

      SECTION 6.15     Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the GCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

      SECTION 6.16     Section 16 Matters.

      (a) The Board of Directors of Parent, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Parent Common Stock in exchange for shares of Company Common Stock, and of options to purchase Parent Common Stock upon assumption and conversion of Company Stock Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information (as defined below), is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act. In addition, the Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the disposition by the Company Insiders of the Company Common Stock in exchange for shares of Parent Common Stock, and the disposition of their Company Stock Options which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are also intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

      (b) For purposes of this Agreement, “Section 16 Information” means information regarding the Company Insiders and (i) the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Parent Common Stock and (ii) the number of shares of Company Common Stock, together with the applicable exercise price per share, subject to each Company Stock Option held by the Company Insider which is to be assumed and converted into options to purchase Parent Common Stock, in each case, in connection with the Merger, which shall be provided by the Company to the Parent within 10 business days after the date of this Agreement.

      (c) For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

      SECTION 6.17     Tax-Free Reorganization Treatment. Parent and the Company intend that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and each shall, and shall cause their respective subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify. Neither Parent nor the Company shall knowingly take any action, or knowingly fail to take any action, that would be reasonably likely to jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE VII

CONDITIONS TO THE MERGER

      SECTION 7.1     Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/ Prospectus shall have been initiated or threatened in writing by the SEC.

      (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

      (c) Antitrust Approvals. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all consents, approvals, authorizations and orders applicable to the Merger required under the Antitrust Laws shall have been received and become final and non-appealable, and any governmental body that has the authority to enforce any Antitrust Laws in those jurisdictions where such consents, approvals, authorizations and orders are so required shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger.

      (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

      (e) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in each case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a material portion of the business or assets of Parent, or seeking to compel Parent to dispose of or hold separate all or any material portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except in each case for any such action, proceeding, investigation, inquiry, judgment, decree or order as would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

      (f) NYSE Listing. The shares of Parent Common Stock issuable in the Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

      (g) Tax Opinions. Parent and the Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP and Wilson Sonsini Goodrich & Rosati, Professional Corporation, respectively, dated as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.1(g)

shall not be waivable after receipt of the stockholder approval referred to in Section 7.1(b), unless further stockholder approval is obtained with appropriate disclosure.

      SECTION 7.2     Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failures of the representations and warranties to be true and correct in the aggregate will not have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

      (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Parent and Merger Sub shall have received a certificate signed by the chief executive officer and the chief financial officer of the Company to such effect.

      SECTION 7.3     Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failure of the representations and warranties to be true and correct in the aggregate will not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

      (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and the Company shall have received a certificate signed by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

      SECTION 8.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

      (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

      (b) by either Parent or the Company if the Merger shall not have been consummated by April 15, 2004 (as such date may be extended in accordance with the terms of this Section 8.1(b), the “Outside Date”), provided, that if (x) the Effective Time has not occurred by such date by reason of the non-satisfaction of any of the conditions set forth in Section 7.1(c) and (y) all other conditions set forth in Article VIII have heretofore been satisfied or waived or are then capable of being satisfied, then such date shall automatically be extended to June 15, 2004 (provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Merger to occur on or before the Outside Date);

      (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

      (d) by either Parent or, if the Company has not materially breached the provisions of Section 6.2 or Section 6.4, the Company, if at the Company Stockholders Meeting (giving effect to any adjournment or postponement thereof), the requisite vote of the stockholders of the Company in favor of this Agreement and the Merger shall not have been obtained;

      (e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by the Company of written notice of such breach or failure from Parent;

      (f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would cause the conditions set forth in Sections 7.3(a) or 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within 20 business days following receipt by Parent of written notice of such breach from the Company;

      (g) by Parent, if

(i) the Company’s Board of Directors (or any committee thereof) shall have failed to recommend the adoption and approval of this Agreement and the Merger in the Proxy Statement/ Prospectus or shall have effected a Change of Recommendation;

(ii) the Company’s Board of Directors (or any committee thereof) shall have failed after the public announcement of an Acquisition Proposal to reconfirm its recommendation to adopt and approve this Agreement and the Merger within ten business days after receipt of the written request of Parent that the Company’s Board of Directors (or any committee thereof) do so;

(iii) the Company’s Board of Directors (or any committee thereof) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal (other than the Merger);

(iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by Parent or an affiliate of Parent) and the Company’s Board of Directors (or any committee thereof) recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; or

(v) the Company shall have breached in any material respect its obligations under Section 6.2 or 6.4.

      SECTION 8.2     Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Sections 3.26, 4.9, 8.3, this Section 8.2 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

      SECTION 8.3     Fees and Expenses.

      (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses (but not including attorneys’ fees and expenses) incurred in connection with the printing and filing of the Proxy Statement/ Prospectus (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar filing requirement of any Governmental Entity applicable to the Merger or this Agreement.

      (b) (i) The Company shall reimburse Parent for up to a maximum of $2.5 million of its reasonable costs and expenses actually incurred relating to the transactions contemplated by this Agreement (including reasonable fees and expenses of Parent’s counsel, accountants and financial advisors), upon the termination of this Agreement (x) by Parent pursuant to Section 8.1(e) or 8.1(g) or (y) by Parent or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or 7.2(b) by the Outside Date shall have resulted in the Closing not occurring; and (ii) Parent shall reimburse the Company for up to a maximum of $2.5 million of its reasonable costs and expenses of the Company actually incurred relating to the transactions contemplated by this Agreement (including reasonable fees and expenses of the Company’s counsel, accountants and financial advisors), upon the termination of this Agreement (x) by the Company pursuant to Section 8.1(f) or (y) by Parent or the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or 7.3(b) by the Outside Date shall have resulted in the Closing not occurring.

      (c) The Company shall pay Parent a termination fee of $55 million upon the earliest to occur of the following events (each, a “Termination Event”):

(i) the entry by the Company into an agreement with respect to, or the consummation of, any Acquisition Proposal (for purposes of this Section 8.3(c), substituting 40% for 25% everywhere it otherwise appears in the definition of Acquisition Proposal) in any such case within 270 days of the termination of this Agreement pursuant to Sections 8.1(b), 8.1(d) or 8.1(e) if prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or

(ii) the termination of this Agreement by Parent pursuant to Section 8.1(g).

      (d) In the case of fees payable pursuant to Section 8.3(c)(i), 25% of such fees shall be paid promptly upon termination of this Agreement, but in no event later than two business days after the date of the first to occur of the events described in Section 8.3(c)(i), and the remaining 75% of such fees shall be paid prior to the consummation of the Acquisition Proposal or other acquisition referred to therein. The fees payable pursuant to Section 8.3(c)(ii) shall be paid promptly upon termination of this Agreement, but in no event later than two business days after the date of the first to occur of the events described in Section 8.3(c)(ii). Notwithstanding the foregoing, in no event shall the Company be required to pay the fees and expenses of Parent if, immediately prior to the termination of this Agreement, Parent was in material breach of its obligations under this Agreement. The Company acknowledges that the agreements contained in Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) actually incurred in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

      SECTION 9.1     Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Sections 6.7 (Public Announcements), 6.8 (Listing of Parent Shares), 6.9 (Employee Benefits; 401(k) Plan), 6.10 (Stock Plans), 6.12 (Indemnification and Insurance), 6.13 (Reasonable Best Efforts), 8.2 (Effect of Termination) and 8.3 (Fees and Expenses); this Article IX; and Sections 6.9, 6.10 and 6.12 of the Disclosure Schedule. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

      SECTION 9.2     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):If to Parent or Merger Sub:

EMC Corporation
176 South Street
Hopkinton, MA 01748
Attention: Vice President, Corporate Development

Telecopier No.: 508-435-8900
Telephone No.: 508-435-1000

      With a copy to:

EMC Corporation
176 South Street
Hopkinton, MA 01748
Attention: Office of the General Counsel

Telecopier No.: 508-497-6915
Telephone No.: 508-435-1000

      and

Skadden, Arps, Slate, Meagher & Flom LLP
One Beacon Street, 31st Floor
Boston, MA 02108
Attention: Margaret A. Brown, Esq.

Telecopier No.: 617-573-4822
Telephone No.: 617-573-4800

      (a) If to the Company:

Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, CA 94566-7047
Attention: David DeWalt

Telecopier No.: 925-600-6850
Telephone No.: 925-600-6800

      With a copy to:

Wilson, Sonsini, Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Larry W. Sonsini, Esq.
David J. Segre, Esq.

Telecopier No.: 650-493-6811
Telephone No.: 650-493-9300

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iii) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (iv) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

      SECTION 9.3     Certain Definitions. For purposes of this Agreement, the term:

      (a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

      (b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

      (c) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act;

      (d) “business day” means any day other than a Saturday or Sunday or any day on which banks in The Commonwealth of Massachusetts are required or authorized to be closed;

      (e) “control” including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

      (f) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

      (g) “knowledge” with respect to the Company means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(g)(i) of the Disclosure Schedule; provided, that with respect to Section 3.18(c), “knowledge” with respect to the Company means the actual knowledge after reasonable investigation, of any of the individuals identified in Sections 9.3(g)(i) and 9.3(g)(ii); and

      (h) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

      SECTION 9.4     Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

      SECTION 9.5     Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      SECTION 9.6     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      SECTION 9.7     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      SECTION 9.8     Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 6.12 (Indemnification and Insurance), who shall have the right to enforce such provisions directly.

      SECTION 9.9     Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary thereof; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent of its obligations hereunder.

      SECTION 9.10     Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

      SECTION 9.11     Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

      SECTION 9.12     Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof.

      SECTION 9.13     Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

      SECTION 9.14     WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HERBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

      SECTION 9.15     Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

      IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMC CORPORATION

By:	/s/ Joseph M. Tucci

Name: Joseph M. Tucci
Title: President and Chief Executive Officer

ELITE MERGER CORPORATION

By:	/s/ Paul T. Dacier

Name: Paul T. Dacier
Title: President

DOCUMENTUM, INC.

By:	/s/ David G. DeWalt

Name: David G. DeWalt
Title: President and Chief Executive Officer

Annex B

October 13, 2003

Board of Directors

Documentum, Inc.
6801 Koll Center Parkway
Pleasanton, CA 94566

Members of the Board:

We understand that Documentum, Inc. (“Documentum” or the “Company”), EMC, Inc. (“EMC”), and Elite Merger Corporation (“Merger Sub”), a wholly-owned subsidiary of EMC, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 13, 2003 (the “Merger Agreement”) which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, Documentum will become a wholly-owned subsidiary of EMC and each outstanding share of common stock, par value $0.001 per share (the “Documentum Common Stock”), of Documentum, other than shares held in treasury or held by EMC or any of its affiliates will be converted into the right to receive 2.175 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (the “EMC Common Stock”), of EMC. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Documentum Common Stock.

For purposes of the opinion set forth herein, we have:

(i)	reviewed certain publicly available financial statements and other information of Documentum and EMC, respectively;
(ii)	reviewed certain internal financial statements and other financial and operating data concerning Documentum, prepared by the management of Documentum;
(iii)	reviewed certain financial projections prepared by the management of Documentum;
(iv)	reviewed the pro forma impact of the Merger on certain operational and financial metrics of the combined company, including the impact on revenue growth, operating margins, and pro forma earnings per share;
(v)	discussed the past and current operations and financial condition and the prospects of Documentum and EMC, including a review of publicly available projections from equity research analyst estimates with senior executives of Documentum and EMC, respectively;
(vi)	reviewed the reported prices and trading activity for the Documentum Common Stock and EMC Common Stock;
(vii)	compared the financial performance of Documentum and EMC and the prices and trading activity of the Documentum Common Stock and EMC Common Stock with that of certain other publicly-traded companies comparable to Documentum and EMC, respectively, and their securities;
(viii)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

Board of Directors

(ix)	reviewed and discussed with the senior managements of Documentum and EMC their strategic rationales for the Merger;
(x)	reviewed and discussed with the senior management of Documentum certain alternatives to the Merger;
(xi)	participated in discussions and negotiations among representatives of Documentum and EMC and their financial and legal advisors;
(xii)	reviewed the draft Merger Agreement and certain related documents; and
(xiii)	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgements of the future financial performance of Documentum. As you know, we were not provided access to internal financial information or projections of EMC. In this regard, with your consent, we have relied on publicly available information regarding EMC, including certain financial projections for EMC contained in certain publicly available securities analysts’ research reports. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including among other things, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We have relied upon the assessment by the managements of Documentum and EMC of their ability to retain key employees of Documentum and EMC, respectively. We have also relied upon, without independent verification, the assessment by the managements of Documentum and EMC of: (i) the strategic rationale for the merger; (ii) the timing and risks associated with the integration of Documentum and EMC; and (iii) the validity of, and risks associated with, Documentum’s and EMC’s existing and future technologies, services or business models. We have not made any independent valuation or appraisal of the assets or liabilities or technology of Documentum and EMC, nor have we been furnished with any such appraisals.

We have acted as financial advisor to the Board of Directors of Documentum in connection with this transaction and will receive a fee for our services. In the ordinary course of our business we may actively trade the securities of Documentum and EMC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, from time to time we have entered and may enter into agreements to purchase equipment, software and/or services from Documentum or EMC in connection with our business. In the past, Morgan Stanley & Co. Incorporated (“Morgan Stanley”) and its affiliates have provided financial advisory and financing services for EMC and Documentum and have received fees in connection with such services.

It is understood that this letter is for the information of the Board of Directors of Documentum and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety, if required, in any filing of a proxy or registration statement with the Securities and Exchange Commission made by Documentum in respect of this transaction. In addition, this opinion does not in any manner address the prices at which the Documentum Common Stock or the EMC Common Stock will trade following the consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Documentum should vote at the stockholders’ meeting to be held in connection with the Merger.

Board of Directors

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Documentum Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ CHARLES R. CORY

Charles R. Cory
Managing Director

DCI-PS-03

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Limitation of Liability and Indemnification of Directors

      Section 67 of Chapter 156B of the Massachusetts General Law authorizes a corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

      Article 6(k) of the Registrant’s restated articles of organization, as amended, provides as follows:

“No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by Section 13(b) (1 1/2) or any successor provision of the Massachusetts Business Corporation Law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The foregoing provisions of this Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article 6(k) becomes effective. No amendment to or repeal of this Article 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omission of such director occurring prior to such amendment or repeal.”

      In addition, Section 7 of the Registrant’s Amended and Restated By-Laws, entitled “Indemnification of Directors and Officers,” provides as follows:

“The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that such individual’s action was in the best interests of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual’s action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay the amounts so paid to the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms, “director” and “officer” include their respective heirs, executors and administrators, and an “interested” director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.”

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits:

2.1	Agreement and Plan of Merger dated as of October 13, 2003 by and among EMC Corporation, Elite Merger Corporation and Documentum, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1	Restated Articles of Organization of EMC Corporation, as amended.(1)
3.2	Amended and Restated By-Laws of EMC Corporation.(2)
4.1	Form of Stock Certificate.(3)
5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel for EMC Corporation, regarding validity of securities being registered.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger.(4)
8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain tax aspects of the merger.(4)
23.1	Consent of Paul T. Dacier (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference).(4)
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).(4)
23.4	Consent of Morgan Stanley & Co. Incorporated.(5)
23.5	Consent of PricewaterhouseCoopers LLP.
23.6	Consent of KPMG LLP.
23.7	Consent of PricewaterhouseCoopers LLP, San Jose.
24.1	Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1	Form of Proxy of Documentum, Inc.

(1)	Incorporated by reference to EMC Corporation’s Quarterly Report on Form 10-Q filed August 9, 2001 (No. 1-9853).

(2)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 17, 2000 (No. 1-9853).

(3)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 31, 1988 (No. 0-14367).

(4)	To be filed by amendment.

(5)	Previously filed.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

(1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(2) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

(3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

(5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Hopkinton, Commonwealth of Massachusetts, on the 17th day of November, 2003.

EMC Corporation

By:	/s/ PAUL T. DACIER

Paul T. Dacier

Senior Vice President and General Counsel

* * * *

      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 has been signed by the following persons in such capacities on November 17, 2003.

Signature	Title

* Michael C. Ruettgers	Executive Chairman of the Board of Directors

* Joseph M. Tucci	President, Chief Executive Officer and Director (Principal Executive Officer)

* William J. Teuber, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

* Mark A. Link	Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Michael J. Cronin	Director

* Gail Deegan	Director

* John R. Egan	Director

* W. Paul Fitzgerald	Director

* Windle B. Priem	Director

Signature		Title

* David N. Strohm		Director

* Alfred M. Zeien		Director

*By:	/s/ PAUL T. DACIER Paul T. Dacier	Attorney-in-fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated as of October 13, 2003 by and among EMC Corporation, Elite Merger Corporation and Documentum, Inc. (included as Annex A to the proxy statement/prospectus forming a part of this registration statement and incorporated herein by reference).
3.1	Restated Articles of Organization of EMC Corporation, as amended.(1)
3.2	Amended and Restated By-Laws of EMC Corporation.(2)
4.1	Form of Stock Certificate.(3)
5.1	Opinion of Paul T. Dacier, Senior Vice President and General Counsel for EMC Corporation, regarding validity of securities being registered.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax aspects of the merger.(4)
8.2	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain tax aspects of the merger.(4)
23.1	Consent of Paul T. Dacier (included as part of his opinion filed as Exhibit 5.1 and incorporated herein by reference).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1 and incorporated herein by reference).(4)
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).(4)
23.4	Consent of Morgan Stanley & Co. Incorporated.(5)
23.5	Consent of PricewaterhouseCoopers LLP.
23.6	Consent of KPMG LLP.
23.7	Consent of PricewaterhouseCoopers LLP, San Jose.
24.1	Power of Attorney (included on the signature page of this Form S-4 and incorporated herein by reference).
99.1	Form of Proxy of Documentum, Inc.

(1)	Incorporated by reference to EMC Corporation’s Quarterly Report on Form 10-Q filed August 9, 2001 (No. 1-9853).

(2)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 17, 2000 (No. 1-9853).

(3)	Incorporated by reference to EMC Corporation’s Annual Report on Form 10-K filed March 31, 1988 (No. 0-14367).

(4)	To be filed by amendment.

(5)	Previously filed.